   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 4, 1996


                                                      REGISTRATION NO. 333-08633
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 4

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             DIEDRICH COFFEE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              2144 MICHELSON DRIVE
                            IRVINE, CALIFORNIA 92612
                                 (714) 260-1600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

            DELAWARE                          5499                         33-0086628
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)        IDENTIFICATION NUMBER)

                            ------------------------

                              STEVEN A. LUPINACCI
                            CHIEF EXECUTIVE OFFICER
                             DIEDRICH COFFEE, INC.
                              2144 MICHELSON DRIVE
                            IRVINE, CALIFORNIA 92612
                                 (714) 260-1600
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

            MARK W. SHURTLEFF, ESQ.                          ROBERT B. KNAUSS, ESQ.
             JOHN M. WILLIAMS, ESQ.                      SANDRA A. SEVILLE-JONES, ESQ.
          GIBSON, DUNN & CRUTCHER LLP                        MUNGER, TOLLES & OLSON
                  4 PARK PLAZA                         355 SOUTH GRAND AVENUE, 35TH FLOOR
            IRVINE, CALIFORNIA 92614                         LOS ANGELES, CA 90071
                 (714) 451-3800                                  (213) 683-9100

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED SEPTEMBER 4, 1996


                                2,200,000 SHARES

                                        LOGO

                             DIEDRICH COFFEE, INC.

                                  COMMON STOCK
                            ------------------------

     Of the 2,200,000 shares of common stock, par value $.01 per share (the "Common Stock"), offered hereby (the "Offering"), 1,600,000 shares are being offered by Diedrich Coffee, Inc. ("Diedrich Coffee" or the "Company") and 600,000 shares are being offered by certain stockholders of the Company (the "Selling Stockholders"). See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. Prior to this Offering, there has been no public market for the Common Stock and there can be no assurance that such a market will develop or, if a market develops, that it will be sustained. It is currently anticipated that the initial public offering price will be between $10.50 and $11.50 per share. The initial public offering price of the shares of Common Stock offered hereby will be determined by negotiation among the Company, the Selling Stockholders and The Boston Group, L.P. (the "Representative"), as representative of the several underwriters (the "Underwriters"), and is not necessarily related to the Company's asset value, net worth or other established criteria of value. See "Risk Factors" and "Underwriting." The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "DDRX," subject to notice of issuance.

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.

                         SEE "RISK FACTORS" ON PAGE 8.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
     CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------

                                                  UNDERWRITING                      PROCEEDS TO
                                   PRICE TO      DISCOUNTS AND     PROCEEDS TO        SELLING
                                    PUBLIC       COMMISSIONS(1)     COMPANY(2)      STOCKHOLDERS
- --------------------------------------------------------------------------------------------------
Per Share..................... $                $                $                $
- --------------------------------------------------------------------------------------------------
Total(3)...................... $                $                $                $
- --------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------

(1) Does not include (a) a non-accountable expense allowance payable to the Representative, and (b) the value of the three-year warrants granted to the Representative to purchase up to 160,000 shares of Common Stock at an exercise price per share equal to 120% of the greater of: (i) the Price to Public per share or (ii) $11.50 (the "Representative's Warrants"). For indemnification and contribution arrangements with the Underwriters, see "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $900,000, including the Representative's non-accountable expense allowance. See "Underwriting."

(3) The Selling Stockholders have granted the Underwriters a 30-day option to purchase up to 330,000 additional shares of Common Stock, solely to cover over-allotments, if any. See "Underwriting." If all such shares of Common Stock are purchased, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Selling Stockholders will be $          ,
    $          and $          , respectively.

     The Common Stock is offered by the Underwriters, when, as and if delivered to and accepted by them, and subject to their right to withdraw, cancel or modify the Offering and reject any order in whole or in part. It is expected that delivery of the certificates for the shares of Common Stock will be made on
or about           , 1996.
                            ------------------------

                             THE BOSTON GROUP, L.P.

                The date of this Prospectus is           , 1996.

 [Photo of the Company's logo surrounded by twelve labels with a background of roasted coffee beans]

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                              With a coffee growing heritage spanning three
                 [PHOTO (i)]                  generations, Diedrich Coffee selects only the
               Martin Diedrich                finest arabica beans from each of the world's
                                              major growing regions.

                                              Diedrich's proprietary formula custom roasts
                 [PHOTO (ii)]                 individual coffees from each specific region.
          Regional Roasting Facility          This custom roasting process highlights flavor
                                              characteristics unique to each coffee.

                                              Based on the European coffeehouse concept,
                [PHOTO (iii)]                 each of Diedrich's Coffeehouses serve as a
   Diedrich Coffee House, Denver, Colorado    community meeting place, designed to be
                                              interesting and inviting and tailored to
                                              reflect the unique character of each
                                              neighborhood.

                                              [PHOTO (iv)]
                                              Mission San Juan Capistrano, California Store

                                              [PHOTO (v)]
                                              Irvine Entertainment Center, Irvine,
                                              California

     Five photos comprised of (i) one photo of the Company's Chairman of the Board with a coffee plant; (ii) one photo of the Company's Chairman of the Board with a coffee roasting machine; (iii) one photo of exterior of a Company coffeehouse; (iv) one photo of interior of Company's Mission San Juan Capistrano coffeehouse; and (v) one photo of interior of Company's Irvine Entertainment Center coffeehouse.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements of the Company, including the notes thereto, appearing elsewhere in this Prospectus. Except as otherwise indicated, the information presented in this Prospectus assumes no exercise of the Underwriters' over-allotment option or the Representative's Warrants, takes into consideration the conversion of the Series A and Series B Preferred Stock into Common Stock on or prior to the consummation of this Offering and gives effect to the reincorporation of the Company in the State of Delaware to be effected prior to the consummation of this Offering. Prospective investors should carefully consider the information discussed under "Risk Factors." References to "fiscal" years refer to the fiscal year ending on January 31 of the indicated calendar year for fiscal 1996 and prior years and to the fiscal year ending on the Wednesday nearest January 31 of the indicated calendar year for all years subsequent to 1996.

                                  THE COMPANY

     Diedrich Coffee is a rapidly growing specialty coffee roaster/retailer that currently operates thirty-seven coffeehouses located in Southern California, Colorado and Texas. Diedrich Coffee sells high quality coffee beverages made with its own freshly roasted coffee. In addition to brewed coffee, the Company offers a broad range of Italian-style beverages such as espresso, cappuccino, caffe latte, caffe mocha and espresso machiato. See "Business -- Diedrich's Coffee." To complement beverage sales, the Company sells light food items and whole bean coffee through its coffeehouses.

     The first retail store operating under the name Diedrich Coffee commenced operations in Orange County, California in 1972. The Company grew from three coffeehouses in fiscal 1992 to thirty-seven coffeehouses as of July 31, 1996 through the construction of new coffeehouses and recent acquisitions. In addition, the Company has entered into leases that will permit the opening of five additional coffeehouses in the next four months. The Company's expansion strategy is to own and operate newly-developed coffeehouses and to acquire and convert existing specialty coffee retailers in geographic regions where it has existing coffeehouses. The Company also evaluates new geographic regions (and analyzes entry through new store openings or acquisitions) where it believes it can operate profitably. See "Business -- Growth Strategy."

     The Company seeks to further differentiate itself and increase its strong brand name recognition by developing and operating sophisticated and inviting coffeehouses intended to serve as neighborhood gathering places. Additionally Diedrich Coffee focuses heavily on the quality of its products, sourcing its unroasted coffee beans directly from coffee-producing nations through its contacts with exporters and growers located in certain of these countries and through specialty coffee brokers. These beans are then custom roasted in carefully controlled batches according to the Company's standards and proprietary recipes developed by the Diedrich family over three generations. To ensure freshness, the Company has roasting facilities in its principal regions of operations (Orange County and Denver) and plans to add roasting facilities in each of the major regions where it establishes operations. See
"Business -- Diedrich's Coffee." The Company believes that this strategy, together with enthusiastic and friendly customer service, creates a loyal customer base. Diedrich coffeehouses are generally established in high-visibility locations, consistent with the Company's strategy of developing a substantial repeat client base. The Company's coffeehouses average approximately 1,500 square feet, ranging in size from 725 to 2,654 square feet.

     In February 1996, the Company consummated the acquisition of nineteen retail coffeehouse locations from two separate specialty coffee chains. Seventeen of the acquired stores are located in Denver, Colorado and the remaining two stores are located in Houston, Texas. Each of the Denver and Houston markets had been previously identified by the Company as targets for near-term expansion. The Company is in the process of converting eighteen of the acquired stores to the Diedrich coffeehouse format and, as of July 31, 1996, the conversion of twelve stores had been completed. Management believes that the addition of the Denver stores will enable the Company to benefit from greater marketing efficiencies resulting from geographic concentration and the addition of the two Houston locations will form the basis for further expansion. See "Business -- Recent Acquisitions."

     Diedrich Coffee, the predecessor of the Company, was incorporated in California in March 1985. In connection with this Offering, Diedrich Coffee will reincorporate in the State of Delaware. The Company's principal executive offices are located at 2144 Michelson Drive, Irvine, California 92612, and its telephone number is (714) 260-1600.
                            ------------------------

     The Company intends to furnish its security holders annual reports containing audited financial statements with a report thereon by independent accountants, and such other periodic reports as the Company may determine to be appropriate or as required by law.

                                  THE OFFERING

Common Stock outstanding prior to the Offering...  3,791,650 shares
Common Stock offered by the Company..............  1,600,000 shares(1)
Common Stock offered by the Selling
  Stockholders...................................  600,000 shares(2)
Common Stock to be outstanding after the
  Offering.......................................  5,391,650 shares(1)
Use of proceeds by the Company...................  The net proceeds to the Company, estimated to be approximately $15.6 million, will be
                                                   used for funding the opening of additional
                                                   coffeehouses (through new store
                                                   construction and acquisitions), repayment
                                                   of the amounts outstanding under the
                                                   Company's short-term revolving credit
                                                   facility, a revolving promissory note and
                                                   certain other indebtedness, funding for
                                                   infrastructure enhancements and working
                                                   capital for other general corporate
                                                   purposes. See "Use of Proceeds."
Risk Factors.....................................  The Common Stock offered hereby involves a high degree of risk and dilution. See
                                                   "Risk Factors" and "Dilution."
Proposed Nasdaq National Market symbol...........  DDRX(3)

- ---------------
(1) Excludes (i) 160,000 shares of Common Stock which may be issued by the Company upon the exercise in full of the Representative's Warrants, (ii) 131,350 shares of Common Stock which may be issued by the Company upon the exercise in full of the Chief Executive Officer's stock options at an exercise price of $1.45 per share, and (iii) an aggregate of 600,000 shares of Common Stock reserved for issuance pursuant to the Company's 1996 Non-Employee Directors Stock Option Plan and 1996 Stock Incentive Plan. See "Underwriting" and "Management."

(2) Excludes 330,000 shares of Common Stock subject to the Underwriters' over-allotment option granted by the Selling Stockholders. See "Underwriting."

(3) While the Company's Common Stock has been approved for quotation on the Nasdaq National Market, there can be no assurance that a public trading market will develop, or, if developed, will be sustained. See "Risk Factors."

                        SUMMARY FINANCIAL AND OTHER DATA

     The summary financial data in the table are derived from the financial statements and related notes thereto of the Company and the pro forma financial statements. The data should be read in conjunction with the financial statements, related notes and other financial information included elsewhere herein.

                                            YEARS ENDED JANUARY 31,                    TWELVE        THIRTEEN
                              ---------------------------------------------------       WEEKS         WEEKS
                                                                          PRO           ENDED         ENDED
                                                                         FORMA        APRIL 25,       MAY 1,
                                1994         1995          1996         1996(1)        1995(2)      1996(2)(3)
                              --------     --------     ----------     ----------     ---------     ----------
                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND OTHER DATA)
STATEMENT OF OPERATIONS
  DATA:
  Net sales.................  $  4,414     $  7,591     $   10,244     $   12,601     $   2,058     $    4,275
  Cost of sales and related
    occupancy costs.........     1,796        3,164          4,409          5,932           872          1,773
  Store operating
    expenses................     1,594        2,584          3,520          4,686           669          1,735
  Other operating
    expenses................       146          282            277            277            64             60
  Depreciation and
    amortization............       102          255            354            498            62            154
  General and administrative
    expenses................       809          851          1,335          1,782(4)        277            337
  Operating income (loss)...       (33)         455            349           (574)          114            216
  Net income (loss).........  $    (89)    $    324     $      186     $     (396)    $      59     $      107
                              ========     ========     ==========     ==========      ========     ==========
  Pro forma net income
    (loss) per share(5).....                            $     0.06     $    (0.13)                  $     0.03
                                                        ==========     ==========                   ==========
  Shares used in pro forma
    per share
    calculation(5)..........                             3,153,000      3,087,000                    3,906,000
                                                        ==========     ==========                   ==========
OTHER DATA:
  Average sales per
    store(6)................  $883,000     $946,000     $1,002,000                    $ 216,000     $  223,000(7)
  Average sales per square
    foot(6).................  $    653     $    678     $      706                    $     153     $      148(7)
  Percentage change in
    comparable store
    sales(8)................       8.0%        17.0%          10.2%                        19.8%           8.5%(9)
  Number of stores open for
    full period.............         4            7              8(10)                        8(10)         12
  Number of stores open at
    end of period...........         7            7             12                            8             33(11)
  Pre-opening expenses......  $ 68,000     $  --        $   87,000                    $  15,000     $   44,000

                                                              JANUARY 31,                    MAY 1,
                                                          --------------------     --------------------------
                                                                     PRO FORMA                    AS ADJUSTED
                                                           1996       1996(1)       1996(2)        1996(12)
                                                          ------     ---------     ----------     -----------
BALANCE SHEET DATA:
  Working capital (deficiency)..........................  $  (53)     $(1,436)      $ (3,819)       $11,521
  Total assets..........................................   5,316        6,699          8,915         21,274
  Long-term obligations, less current portion...........     829          829            304             --
  Total stockholders' equity............................   3,304        3,304          3,412         19,056

- ---------------
 (1) The pro forma condensed financial statement information assumes the Company's acquisition of the 12 stores from Brothers Gourmet Coffees, Inc. (the "Brothers Stores") occurred on February 1, 1995 for the statement of operations data and on January 31, 1996 for the balance sheet data. Pro forma statement of operations and balance sheet data excludes the acquisition of 7 former bakery-espresso cafes from an unrelated seller (the "Acquired Cafes") as the acquisition does not require pro forma presentation. See Note 9 of Notes to Financial Statements and the Unaudited Pro Forma Condensed Financial Statements.

 (2) Effective February 1, 1996, the Company changed its fiscal year end from January 31 to a fiscal year ending on the Wednesday nearest January 31. Accordingly, the quarterly period ended May 1, 1996 includes 13 weeks. Prior to the change in fiscal year end, the Company's quarterly periods included 12 weeks, except for the fourth quarter which had approximately 16 weeks.

 (3) Includes the results of operations attributable to the Brothers Stores and Acquired Cafes since the dates that the acquisitions from unrelated sellers were completed in February 1996. The pro forma statement of operations data for the 13 weeks ended May 1, 1996 did not differ materially from the historical results of operations for such period and, accordingly, has not been presented. See Note 9 of Notes to Financial Statements.

 (4) The pro forma general and administrative expenses include a proportional allocation to the 12 Brothers Stores of the corporate and administrative salaries and related employee benefit costs, and other corporate overhead expenses, which were allocated to all stores operated by Brothers Gourmet Coffees, Inc. Although no adjustment has been made, the Company believes that a substantial portion of such allocated expenses are redundant as a result of its overhead infrastructure and, accordingly, does not believe the pro forma general and administrative expenses are indicative of the actual general and administrative expenses that would have been incurred had the Company owned and operated the Brothers Stores for the year ended January 31, 1996. See the Unaudited Pro Forma Condensed Financial Statements.

 (5) Pro forma net income (loss) per share is computed by dividing net income
     (loss) by the weighted average number of common and common equivalent shares outstanding during the respective period, assuming the conversion of the Series A and Series B Preferred Stock to Common Stock as of the date of issuance. Dividends on the Series A and Series B Preferred Stock have been excluded from the computation since the preferred stock has been assumed to have been converted to Common Stock.

 (6) Includes only stores open for the entire period indicated.

 (7) Sales for the Acquired Cafes and Brothers Stores are not included as none of these stores were open for the entire period. During this period, average weekly per store sales for the Acquired Cafes and Brothers Stores since their respective dates of acquisition were $5,017 while average weekly per store sales for the Company, excluding such stores, were $17,191.

 (8) Includes only stores open one year or more at the beginning of the period.

 (9) The percentage change in comparable store sales has been adjusted for the additional week in the quarterly period ended May 1, 1996.

(10) Includes one store opened on the second day of the period and considered to have been open for the entire period.

(11) In accordance with management's initial evaluation at the time of the acquisition, the Company closed one of the Brothers Stores after May 1, 1996.

(12) Adjusted to reflect the sale of 1,600,000 shares of Common Stock offered by the Company hereby, based upon an assumed initial public offering price of $11.00, and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                              RECENT OPERATING RESULTS


                                     (UNAUDITED)



     For the thirteen weeks ended July 31, 1996, the Company had net sales of approximately $4,667,000 and net income of approximately $6,000 as compared to net sales of approximately $2,166,000 and net income of approximately $60,000 for the twelve week period ended July 18, 1995. The decrease in net income for the second quarter in fiscal 1997 was consistent with the Company's growth strategy as the Company scheduled most of the budgeted conversion expenses for the Company's acquisitions in Denver and Houston to take place during this quarter and also opened five new stores in California. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- General." The noncapitalized conversion costs of approximately $76,000, plus pre-opening costs of approximately $60,000 in connection with the new stores opened in California, during the quarter were significantly in excess of the comparable expenses during the second quarter in fiscal 1996 of $18,000 for pre-opening expenses. In addition, as part of the conversion process, fifteen of the acquired stores were temporarily closed for periods varying from five days to twenty-three days which resulted in a reduction in net sales despite the fact that certain operating expenses, such as occupancy costs and management salaries, continued to be incurred.



     The percentage increase in comparable store sales comparing net sales for stores open during the full period in the second quarter in fiscal 1996 to net sales for the same stores in the second quarter of fiscal 1997 was 0.7% versus 8.5% for the first quarter in fiscal 1996 compared to the first quarter in fiscal 1997. Only eight of the Company's thirty-seven coffeehouses were open for the full period in the second quarter of fiscal 1996 and are therefore included in the base for comparable store sales. On average these stores have been open for five years and had sales of approximately $1,034,000 per store for the twelve months ended July 31, 1996. The Company believes that the variation in comparable store sales results in part from the over-representation of mature, revenue-stable stores in the computation base. Furthermore, given the small number of stores included in the base for comparable store sales, management believes that this percentage will remain volatile until the base contains a more statistically meaningful number of stores that more accurately reflects the overall composition of the Company.

                                  RISK FACTORS

     Each prospective investor should carefully consider, in addition to the other information contained in this Prospectus, the following information in evaluating the Company and its business before making an investment decision.

     Limited Operating History; History of Operations. As of January 31, 1996, the Company operated twelve coffeehouses, only seven of which had been open more than one year. The Company had a net loss of $89,000 in fiscal 1994 and net income of $324,000 and $186,000 in fiscal 1995 and 1996, respectively. Although the Company has been profitable for the last two years and has experienced significant recent revenue growth, there can be no assurance that this growth will continue or that the Company will remain profitable on a quarterly or annual basis in the future. At January 31, 1996, the Company had an accumulated deficit of $52,000. The Company's working capital deficiency at the end of fiscal years 1994, 1995 and 1996 was $364,000, $218,000 and $53,000,
respectively. Management anticipates that profitability may be adversely affected during fiscal 1997 due to the integration of stores acquired from Brothers Gourmet Coffees, Inc. (the "Brothers Stores") and the acquisition of former bakery-espresso cafes (the "Acquired Cafes") during this period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Reliance on Growth Strategy; Recent Acquisitions and Rapid Expansion. The Company is pursuing an aggressive growth strategy, the success of which will depend in large part upon its ability to open and operate new coffeehouses and to operate a larger business profitably. From the end of fiscal 1992 through July 31, 1996, the Company expanded the number of coffeehouses from three to forty-two, of which five are not yet open but are subject to binding leases. Although the Company has executed these additional leases for future coffeehouses, there can be no assurance that the Company will be successful in developing and profitably operating additional coffeehouse sites. Eighteen of the Company's current coffeehouses were acquired through two separate acquisitions in February 1996. See "Business -- Recent Acquisitions." The Company intends to convert these stores and operate them as Diedrich coffeehouses. As of July 31, 1996, the Company had completed twelve conversions and as previously anticipated closed one of the acquired stores. Under prior management, these stores were not profitable, and no assurance can be given that the Company's efforts to convert these operations to Diedrich coffeehouses will be successful or result in profitability. Even if the Company is successful in enhancing profitability after converting acquired stores, there can be no assurance as to how long a period of time accomplishing such profitability will take or the levels of future profitability that can be achieved. Acquisitions involve a number of risks, including, the diversion of management's attention, issues related to the assimilation of the operations and personnel of the acquired businesses, and potential adverse effects on the Company's operating results. The Company's recent acquisitions have resulted in increases in general and administrative expense and diversion of management resources. Furthermore, the Company has not yet fully completed the conversion of the Denver coffeehouses to the Company's financial and management control systems. There can be no assurance that the Company will find attractive acquisition candidates in the future, that acquisitions can be consummated on acceptable terms, that any acquired companies can be integrated successfully into the Company's operations or that any such acquisitions will not have an adverse effect on the Company's financial condition or results of operations.

     The Company's planned expansion will present numerous operational and competitive challenges to the Company's senior management and employees as new potential sites are evaluated, developed and operated. Among other challenges, the Company anticipates that expansion into new geographic regions will entail opening multiple coffeehouses in those other regions in a relatively short period of time. Such growth has, and will continue to place significant demands on the Company's management, working capital and financial and management control systems. Failure to upgrade the Company's operating, management and financial control systems or difficulties encountered during such upgrades could adversely affect the Company's business and results of operations. Although the Company believes that its systems and controls are adequate to address its current needs, there can be no assurance that such systems will be adequate to address future expansion of the Company's business. The Company's results of operations will be adversely affected if revenues do not increase sufficiently to compensate for the increase in operating expenses resulting from expansion and there can be no assurance that any expansion will be profitable or that it will not adversely affect the Company's results of operations. In addition, the success of any expansion plans will depend in part upon the Company's ability to continue to improve and expand its management and financial control systems, to attract, retain and motivate key employees and to raise additional capital. There can be no assurance the Company will be successful in these regards. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources," "Business -- Growth Strategy" and "Business -- Coffeehouses -- Diedrich Coffeehouse Locations."

     Successful achievement of the Company's expansion plans will depend in part upon its ability to: (i) select and compete successfully in new markets; (ii) obtain suitable sites at acceptable costs in highly competitive real estate markets; (iii) hire, train and retain qualified personnel, including additional regional management; (iv) integrate new stores into existing distribution, inventory control and information systems; (v) expand roasting facilities in current and new regions to enable freshly roasted coffee deliveries to coffeehouses in those regions; and (vi) maintain quality control. The Company will incur significant start-up costs in connection with entering new markets, including costs associated with establishing new regional infrastructure that will permit the Company to maintain its strategy of being a regional roaster/retailer. In addition, the opening of additional coffeehouses in current markets could detract from sales at certain of the Company's existing coffeehouses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations." There can be no assurance that the Company will achieve its planned expansion goals, manage its growth effectively or operate its existing and new coffeehouses profitably. The failure of the Company to achieve its expansion goals on a timely basis, if at all, manage its growth effectively or operate existing or any new coffeehouses profitably would have a material adverse effect on the Company's financial condition or results of operations. See "Business -- Growth Strategy,"
"Business -- Coffeehouses," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Need for Additional Financing. The proceeds of this Offering, borrowings under the Company's credit facility and cash flow from operations are expected to be sufficient to fund the Company's capital expenditures, estimated to be $5.3 million, for the last three quarters of fiscal 1997. In order to achieve and maintain the Company's anticipated growth rate thereafter, including geographic expansion, the Company believes that it may need to obtain additional bank financing or sell additional debt or equity (or hybrid) securities in future public or private financings. In addition, the Company may incur debt or issue equity securities in order to finance acquisitions. Any such equity-based financings would dilute the interests of investors in this Offering. There can be no assurance that any such additional financing will be available on terms satisfactory to the Company, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Fluctuations in Availability and Cost of Unroasted Coffee. The Company depends upon both its outside brokers and its direct contacts with exporters and growers in countries of origin for the supply of its primary raw material, "green" or "unroasted" coffee. Coffee supply and price are subject to significant volatility beyond the control or influence of the Company. Although most coffee trades in the commodity market, coffee of the quality sought by the Company tends to trade on a negotiated basis at a substantial premium above commodity coffee pricing, depending upon the origin, supply and demand at the time of purchase. Supply and price can be affected by multiple factors in the producing countries, including weather and political and economic conditions. In addition, unroasted coffee prices have been affected in the past, and may be affected in the future, by the actions of certain organizations and associations, such as the International Coffee Organization or the Association of Coffee Producing Countries, that have historically attempted to establish commodity price controls of unroasted coffee through agreements establishing export quotas or restricting coffee supplies worldwide. No assurance can be given that these organizations (or others) will not succeed in raising unroasted coffee prices or that, in such event, the Company will be able or choose to maintain its gross margins quickly by raising prices without affecting demand. Increases in the price of unroasted coffee, or the unavailability of adequate supplies of unroasted coffee of the quality sought by the Company -- whether due to the failure of its suppliers to perform, conditions in the coffee-producing countries, or otherwise -- could have a material adverse effect on the Company's results of operations. See "Business -- Diedrich's Coffee."

     To mitigate the risks associated with increases in coffee prices and to provide greater predictability in the prices the Company pays for its coffee, the Company has from time to time, depending upon market volatility, entered into fixed-price purchase commitments for a portion of its unroasted coffee requirements. There can be no assurance that these activities will significantly protect the Company against the risks of increases in coffee prices or that they will not result in the Company's having to pay substantially more for its supply of coffee than would have been required absent such activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Coffee Prices and Availability."

     Limitations and Vulnerability as a Result of Geographic Concentration of Management's Experience. Until recently, management's experience was limited to operating coffeehouses in Southern California. Because the Company's management has limited operating experience outside of Southern California, there can be no assurance that the Company will be successful in other geographic areas. For example, the Company's experience with construction and development outside the Southern California area is limited, which may increase associated risks of development and construction as the Company expands. Expansion to other geographic areas may require substantially more funds for advertising and marketing since the Company will not initially have name recognition or word-of-mouth advertising as it does in Southern California. The centralization of the Company's management in Southern California may pose difficulties in terms of the Company's current and future expansion to new geographic areas because the Company lacks experience with local distributors, suppliers, consumers and other issues as a result of the distance between the Company's main headquarters and its coffeehouses. These factors could impede the growth of the Company and could have an adverse effect on the Company's results of operations.

     Competition. The market for prepared specialty coffee beverages is fragmented and highly competitive, and competition is expected to continue to increase substantially. The Company's coffee beverages compete directly against all restaurant and beverage outlets that serve coffee as well as a growing number of espresso stands, carts and stores. The Company's whole bean coffees compete directly against specialty coffees sold at retail through supermarkets and a growing number of specialty coffee stores. The coffee industry is currently dominated by several large companies, such as Kraft General Foods, Inc., Proctor & Gamble Co. and Nestle S.A., many of which have begun aggressively marketing gourmet coffee products. While the market for specialty gourmet coffee stores remains fragmented, the Company competes directly with Starbucks Corporation ("Starbucks"), the largest U.S. specialty coffee retailer. Starbucks has substantially greater financial, marketing and other resources than the Company. Other competitors, some of which may have greater financial and other resources than the Company, may also enter the markets in which the Company currently operates or intends to expand.

     One of the main areas of competition in the specialty coffee retail store marketplace is in the procurement of prime retail store premises. The Company competes against other specialty retailers and restaurants for store sites, and there can be no assurance that management will be able to secure adequate, additional sites at acceptable costs. See "Business -- Competition" and "Business -- Coffeehouses -- Diedrich Coffeehouse Locations."

     Geographic Concentration; Fluctuations in Regional Economic
Conditions. The Company's coffeehouses are currently located in Southern California, Denver, Colorado and Houston, Texas. As a result, the Company's success will also depend in large part upon factors affecting general economic conditions and discretionary consumer spending in these regions. Any economic downturn or reduction in consumer spending in those regions could have a material adverse effect on the Company. See "Business -- Coffeehouses -- Diedrich Coffeehouse Locations."

     Lack of Diversification. The Company's business is centered around essentially one product: coffee. To date, the Company's operations have been limited to the purchase and roasting of raw coffee beans and the sale of whole bean coffees and coffee beverages, together with other food products, through its coffeehouses. Any decrease in demand for coffee would have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Diedrich's Coffee."

     Leases; Uncertainty of Renewal Terms. The Company's thirty-seven operating coffeehouses are all on leased premises. Upon the expiration of certain of these leases, there is no automatic renewal or option to renew. See
"Business -- Coffeehouses -- Diedrich Coffeehouse Locations." No assurance can be given that these leases can be renewed, or, if renewed, that rents will not increase substantially, either of which could adversely affect the Company. Other leases are subject to renewal at fair market value, which could involve substantial rent increases, or are subject to renewal with a scheduled rent increase, which could result in rents being above fair market value.

     Effects of Compliance with Government Regulation. The Company is subject to various federal, state and local laws, rules and regulations affecting its businesses and operations. Each Diedrich coffeehouse and roasting facility is and shall be subject to licensing and reporting requirements by numerous governmental authorities which may include building, land use, environmental protection, health and safety and fire agencies in the state or municipality in which each is located. Difficulties in obtaining or failures to obtain the necessary licenses or approvals could delay or prevent the development or operation of a given coffeehouse, the conversion of the remaining Acquired Cafes and Brothers Stores or limit the products available at a coffeehouse. Any problems which the Company may encounter in renewing such licenses in one jurisdiction may adversely affect its licensing status on a federal, state or municipal level in other relevant jurisdictions. See "Business -- Government Regulations."

     Reliance on Key Existing and Future Personnel. The Company's success will depend to a large degree upon the efforts and abilities of its officers and key management employees, particularly Martin Diedrich (the Company's Chairman and Director of Coffee) and Steven Lupinacci (the Company's President, Chief Executive Officer and Chief Financial Officer). The loss of the services of one or more of its key employees could have a material adverse effect on the Company's business prospects and potential earning capacity. The Company has entered into employment agreements with Messrs. Diedrich and Lupinacci, which include, among other things, provisions restricting them from competing with the Company during the terms of their respective employment agreements. The Company has also entered into a stock option agreement with Mr. Lupinacci. See "Management -- Employment Agreements and Compensation Arrangements." The Company maintains and is the sole beneficiary of key person life insurance in the amount of $1,000,000 on the life of Mr. Diedrich. The Company will need to continue to recruit and retain additional key members of senior management to manage anticipated growth, but there can be no assurance that the Company will be able to recruit or retain additional members of senior management on terms suitable to the Company. See "Management -- Directors, Executive Officers and Other Key Employees."

     Control by Certain Existing Stockholders. Upon completion of this Offering, the Company's executive officers, directors and stockholders prior to the Offering will beneficially own 59.3% (53.2% if the Underwriters exercise their over-allotment option in full) of the outstanding shares of Common Stock. As a result, such stockholders will be in a position to control or influence significantly the affairs of the Company and certain matters requiring a stockholder vote, including the election of directors, the amendment of the Company's charter documents, the merger or dissolution of the Company and the sale of all or substantially all of the Company's assets. See "Principal and Selling Stockholders."

     Authorization of Preferred Stock and Other Anti-Takeover Mechanisms. The Company's Certificate of Incorporation authorizes the issuance of preferred stock with such designations, rights and preferences as may be determined from time to time by the Company's Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting and other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. Issuance of the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future. See "Description of Capital Stock -- Preferred Stock." The Company is also subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Delaware Law"), which will prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

     Absence of Dividends. The Company has not paid any dividends on any of its shares of capital stock since its inception and does not currently anticipate paying dividends on its Common Stock in the foreseeable future. See "Dividend Policy."

     Immediate and Substantial Dilution. The assumed initial public offering price is substantially higher than the book value per share of Common Stock. Investors purchasing shares of Common Stock offered hereby will experience immediate and substantial dilution equal to $7.62 per share in the net tangible book value of their shares. See "Dilution."

     Seasonal Fluctuations of Operating Results. The Company's business has been seasonal, with decreased sales (and net income) in the first fiscal quarter of each year. Consequently, the Company's results of operations from any particular quarter may not necessarily be indicative of net income or loss that may be expected for any other particular quarter or for the whole year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality and Quarterly Results."

     Absence of Prior Public Market; Determination of Offering Price; Volatility of Stock Price. Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or, if developed, be sustained upon completion of this Offering. There also can be no assurance that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the Common Stock, which will be arbitrarily determined by negotiation among the Company, the Selling Stockholders and the Representative, does not necessarily bear any relationship to the Company's asset value, net worth or other established criteria of value, and may not be indicative of the price of the Common Stock that may prevail in the public market after the Offering. The market price of the Common Stock may be significantly affected by numerous factors such as quarter-to-quarter fluctuations in the Company's anticipated or actual results of operations, changes in general market conditions, announcements by the Company or its competitors and the price of unroasted coffee. Securities of issuers having relatively limited capitalization or securities recently issued in an initial public offering are particularly susceptible to volatility based upon the short-term trading strategies of certain investors. See "Underwriting."

     Shares Eligible for Future Sale. Sales of a substantial number of shares of Common Stock into the public market following the Offering could materially adversely affect the prevailing market price for the Common Stock. Following this Offering, the Company will have outstanding an aggregate of 5,391,650 shares of Common Stock, including 2,200,000 shares of Common Stock offered hereby and "restricted securities" (the "Restricted Shares") pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). The shares of Common Stock offered hereby will be freely tradeable without restriction or further registration under the Securities Act by persons other than "affiliates" under Rule 144. Beginning 180 days after the Effective Date, 3,191,650 Restricted Shares subject to lock-up agreements will become eligible for sale in the public market pursuant to Rule 144, all of which will be subject to the volume and other resale restrictions pursuant to Rule 144. The Representative may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. See "Shares Eligible for Future Sale." In addition, holders of 2,108,568 Restricted Shares have registration rights that permit such holders to demand the registration of such shares at the Company's expense and further requires that such holders be given notice of and an opportunity to participate in any registration of other securities by the Company. See "Description of Capital Stock -- Registration Rights."

     Recently Formed Representative May Be Unable to Complete Offering or Make a Market. The Representative was formed in March 1995 and has completed four public offerings. However, the Chairman, Vice Chairman, Senior Vice President of Trading and Director of Corporate Finance of the Representative have additional prior experience with public offerings. The Chairman of the Representative has been in the securities industry for more than 11 years. He was associated with various national broker-dealers, including as a registered principal and a registered representative. The Vice Chairman of the Representative has been in the securities industry for over 20 years, where he served in various capacities, including executive officer and registered principal and representative, for various firms providing back office and related services to the securities industry, and was employed in various capacities by the National Association of Securities Dealers, Inc. The Senior Vice President of Trading of the Representative has been employed in the securities trading business for over 31 years. He has been responsible for supervising the market making operations, as well as managing the correspondent wire operations, for a financial firm, and worked as an over-the-counter trader at various financial firms. Nonetheless, due to the Representative's limited history, there can be no assurance that the Offering will be completed or, if completed, that an active trading market for the Common Stock will develop. The Representative is not affiliated with the Company or any controlling person of the Company. See "Underwriting."

                                USE OF PROCEEDS

     The net proceeds to the Company from the Offering, at an assumed initial public offering price of $11.00, after deducting underwriting discounts and commissions and estimated offering expenses, are estimated to be approximately $15,644,000. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders, including any shares sold as a result of the exercise of the Underwriters' over-allotment option. The Company expects to use the net proceeds to repay indebtedness outstanding under the Company's short-term revolving credit facility (approximately $3,599,000 with a weighted average interest rate of 7.8% as of August 2, 1996). The funds borrowed under this facility, which matures on November 1, 1996 (extended to October 1, 1997 upon consummation of the Offering), were used to pay off the Company's previous line of credit and equipment line which were used for the acquisition of the Brothers Stores, new store construction and refurbishment and general working capital purposes. The Company also expects to use a portion of the net proceeds to repay indebtedness outstanding under a subordinated revolving promissory note with one of the Company's stockholders (approximately $1,415,000 with an interest rate of 11.25% as of August 2, 1996). See "Certain Transactions." The funds borrowed pursuant to this note, which matures on September 30, 1996, were used for coffeehouse construction and conversion of acquired stores. The Company also intends to repay the outstanding balance on several other items of indebtedness which, on August 2, 1996, amounted to an aggregate of approximately $438,000 which bore interest at a weighted average interest rate of 13.5%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Of the remaining net proceeds, approximately $8.7 million will be used to fund the opening of additional coffeehouses (through new store construction and acquisitions), as well as providing working capital for general corporate purposes and approximately $1.5 million will be used to fund infrastructure enhancements, which will primarily include upgrading the Company's management information system and the Company's roasting and packaging facilities in current and new regions in which the Company is operating. Although the Company from time to time evaluates potential acquisitions of other existing specialty coffee retail businesses, as of July 31, 1996, it had no understandings, commitments or agreements with respect to any acquisition. Pending use of the net proceeds for the above purposes, the Company will invest such funds in short-term, investment-grade, interest-bearing obligations.

     The allocation of the use of proceeds represents management's estimate based upon current business and economic conditions. Although the Company does not contemplate material changes in the proposed allocation of the use of proceeds, to the extent the Company believes that adjustment is warranted by reason of existing business conditions, the amounts shown may be adjusted among the uses indicated above.

     The Company believes that the net proceeds of this Offering together with other financing sources, existing cash, bank financing and net cash from operations will be sufficient to meet the Company's anticipated cash requirements for at least the next twelve months. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                DIVIDEND POLICY

     The Company has never paid any dividends on its stock and anticipates that, for the foreseeable future, it will continue to retain any earnings for use in the operation of its business. Payment of cash dividends in the future, if any, will depend upon the Company's earnings, financial condition, any contractual restrictions (including restrictions under the Company's credit facility), restrictions imposed by applicable law, capital requirements and other factors deemed relevant by the Company's Board of Directors.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of May 1, 1996 (i) on an actual basis, (ii) on a pro forma basis giving effect to (a) the conversion of Series A and Series B Preferred Stock into Common Stock upon the closing of this Offering and (b) the reincorporation of the Company in the State of Delaware prior to the closing of this Offering, and (iii) on a pro forma as adjusted basis giving effect to the sale of the 1,600,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $11.00 per share (after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company) and the initial application of the estimated net proceeds therefrom. The information in the table excludes (i) 160,000 shares of Common Stock which may be issued by the Company upon the exercise in full of the Representative's Warrants, (ii) 131,350 shares of Common Stock which may be issued by the Company upon the exercise in full of the Chief Executive Officer's stock options at an exercise price of $1.45 per share, and (iii) an aggregate of 600,000 shares of Common Stock reserved for issuance pursuant to the Company's 1996 Non-Employee Directors Stock Option Plan and 1996 Stock Incentive Plan. See "Underwriting" and "Management."

                                                                       MAY 1, 1996
                                                        -----------------------------------------
                                                                                       PRO FORMA
                                                          ACTUAL       PRO FORMA      AS ADJUSTED
                                                        ----------     ----------     -----------
Long-term debt, less current portion..................  $  304,345     $  304,345     $        --
                                                        ----------     ----------      ----------
Stockholders' equity:
  Series A convertible cumulative preferred stock, no
     par value; 1,000,000 shares authorized (actual);
     no shares authorized (pro forma and as adjusted);
     1,000,000 shares outstanding (actual); no shares
     outstanding (pro forma and as adjusted)..........     800,000             --              --
  Series B convertible cumulative preferred stock, no
     par value; 1,608,568 shares authorized (actual);
     no shares authorized (pro forma and as adjusted);
     1,608,568 shares outstanding (actual); no shares
     outstanding (pro forma and as adjusted)..........   2,225,813             --              --
  Preferred stock, no par value (actual); par value
     $.01 per share (pro forma and as adjusted); no
     shares authorized (actual); 3,000,000 shares
     authorized (pro forma and as adjusted); no shares
     outstanding......................................          --             --              --
  Common stock, no par value (actual); par value $.01
     per share (pro forma and as adjusted); 4,021,437
     shares authorized (actual); 25,000,000 shares
     authorized (pro forma and as adjusted); 1,183,082
     shares outstanding (actual); 3,791,650 shares
     outstanding (pro forma); and 5,391,650 shares
     outstanding (as adjusted)........................     330,698         37,917          53,917
  Additional paid-in capital..........................          --      3,318,594      18,946,594
  Retained earnings...................................      55,083         55,083          55,083
                                                        ----------     ----------      ----------
     Total stockholders' equity.......................   3,411,594      3,411,594      19,055,594
                                                        ----------     ----------      ----------
          Total capitalization........................  $3,715,939     $3,715,939     $19,055,594
                                                        ==========     ==========      ==========

                                    DILUTION

     The pro forma net tangible book value of the Company as of May 1, 1996 was $2,569,814, or $0.68 per share of Common Stock, based upon 3,791,650 shares of Common Stock outstanding. Pro forma net tangible book value per share represents the amount of total tangible assets of the Company less total liabilities, divided by the number of shares of Common Stock outstanding, after giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock upon the consummation of this Offering. The number of outstanding shares excludes (i) 160,000 shares of Common Stock which may be issued by the Company upon the exercise in full of the Representative's Warrants, (ii) 131,350 shares of Common Stock which may be issued by the Company upon the exercise in full of the Chief Executive Officer's stock options at an exercise price of $1.45 per share, and (iii) an aggregate of 600,000 shares of Common Stock reserved for issuance pursuant to the Company's 1996 Non-Employee Directors Stock Option Plan and 1996 Stock Incentive Plan. See "Underwriting" and "Management." After giving effect to the sale of the 1,600,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $11.00 per share (after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company), the pro forma net tangible book value of the Company as of May 1, 1996 would have been $18,213,814 or $3.38 per share. This represents an immediate increase in pro forma net tangible book value of $2.70 per share to existing stockholders and an immediate dilution of $7.62 per share to new investors.

     The following table illustrates this per share dilution:

    Assumed initial public offering price per share of Common Stock.....            $11.00
      Pro forma net tangible book value per share before the Offering...  $0.68
      Increase in net tangible book value per share attributable to new
         investors......................................................   2.70
                                                                          -----
    Pro forma net tangible book value per share after the Offering......              3.38
                                                                                    ------
    Dilution per share to new investors.................................            $ 7.62
                                                                                    ======

     The following table summarizes, on a pro forma basis as of May 1, 1996, the number of shares of Common Stock purchased from the Company, the total cash consideration paid and the average price per share paid by the existing stockholders and to be paid by purchasers of shares offered hereby at an assumed initial public offering price of $11.00 (before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company):

                                       SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                     ---------------------     -----------------------     PRICE PER
                                      NUMBER       PERCENT       AMOUNT        PERCENT       SHARE
                                     ---------     -------     -----------     -------     ---------
    Existing Stockholders..........  3,791,650       70.3      $ 3,356,511       16.0       $  0.89
    New Investors..................  1,600,000       29.7       17,600,000       84.0       $ 11.00
                                     ---------      -----      -----------      -----
              Total................  5,391,650      100.0      $20,956,511      100.0
                                     =========      =====      ===========      =====

                            SELECTED FINANCIAL DATA

     The following selected financial data as of and for the years ended January 31, 1994, 1995 and 1996 were derived from the Company's financial statements, which have been audited by BDO Seidman, LLP, independent certified public accountants. The financial data as of and for the years ended January 31, 1992 and 1993 were derived from unaudited financial statements. The financial data with respect to the statement of operations for the twelve weeks ended April 25, 1995 and the thirteen weeks ended May 1, 1996 and with respect to the balance sheet as of May 1, 1996 were derived from unaudited financial statements appearing herein. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. The operating results for the thirteen weeks ended May 1, 1996 are not necessarily indicative of the results that may be achieved for the fiscal year ending on January 29, 1997. The financial data set forth below should be read in conjunction with the audited financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere herein.

                                                  YEARS ENDED JANUARY 31,                     TWELVE      THIRTEEN
                                  --------------------------------------------------------     WEEKS       WEEKS
                                                                                     PRO       ENDED     ENDED MAY
                                                                                    FORMA    APRIL 25,       1,
                                   1992     1993     1994     1995       1996      1996(1)    1995(2)    1996(2)(3)
                                  ------   ------   ------   ------     ------     -------   ---------   ----------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Net sales:
    Retail......................  $2,382   $2,906   $3,912   $6,673     $8,879     $11,236    $ 1,757      $3,902
    Wholesale and other.........      --       33      502      918      1,365       1,365        301         373
                                  ------   ------   ------   ------     ------     -------     ------      ------
         Total..................   2,382    2,939    4,414    7,591     10,244      12,601      2,058       4,275
                                  ------   ------   ------   ------     ------     -------     ------      ------
  Costs and expenses:
    Cost of sales and related
      occupancy costs...........     883    1,140    1,796    3,164      4,409       5,932        872       1,773
    Store operating expenses....     770    1,064    1,594    2,584      3,520       4,686        669       1,735
    Other operating expenses....      --        6      146      282        277         277         64          60
    Depreciation and
      amortization..............      71      143      102      255        354         498         62         154
    General and administrative
      expenses..................     624      762      809      851      1,335       1,782(4)      277        337
                                  ------   ------   ------   ------     ------     -------     ------      ------
         Total..................   2,348    3,115    4,447    7,136      9,895      13,175      1,944       4,059
                                  ------   ------   ------   ------     ------     -------     ------      ------
Operating income (loss).........      34     (176)     (33)     455        349        (574)       114         216
Interest expense and other......      80       72       55       78         34          97         13          37
                                  ------   ------   ------   ------     ------     -------     ------      ------
Income (loss) before income
  taxes.........................     (46)    (248)     (88)     377        315        (671)       101         179
Provision (benefit) for income
  taxes.........................       1      (15)       1       53        129        (275)        42          72
                                  ------   ------   ------   ------     ------     -------     ------      ------
Net income (loss)...............  $  (47)  $ (233)  $  (89)  $  324     $  186     $  (396)   $    59      $  107
                                  ======   ======   ======   ======     ======     =======     ======      ======
Pro forma net income (loss) per
  share(5)......................                                        $ 0.06     $ (0.13)                $ 0.03
                                                                        ======     =======                 ======
Shares used in pro forma per
  share calculation(5)..........                                        3,153,000  3,087,000              3,906,000
                                                                        =========  =========              =========

                                                               JANUARY 31,
                                         --------------------------------------------------------
                                                                                            PRO
                                                                                           FORMA    MAY 1, 1996
                                          1992     1993     1994     1995       1996      1996(1)      (2)(3)
                                         ------   ------   ------   ------     ------     -------   ------------
BALANCE SHEET DATA:
  Working capital (deficiency).........  $ (387)  $  470   $ (364)  $ (218)    $  (53)    $(1,436)    $ (3,819)
  Total assets.........................     866    1,790    2,163    2,503      5,316       6,699        8,915
  Long-term obligations, less current
    portion............................     239      453      544      471        829         829          304
  Total stockholders' equity...........     126      938      849    1,173      3,304       3,304        3,412

- ---------------

(1) The pro forma condensed financial statement information assumes the Company's acquisition of the 12 Brothers Stores occurred on February 1, 1995 for the statement of operations data and on January 31, 1996 for the balance sheet data. Pro forma statement of operations and balance sheet data excludes the acquisition of the Acquired Cafes as the acquisition does not require pro forma presentation. See Note 9 of Notes to Financial Statements and the Unaudited Pro Forma Condensed Financial Statements.

(2) Effective February 1, 1996, the Company changed its fiscal year end from January 31 to a fiscal year ending on the Wednesday nearest January 31. Accordingly, the quarterly period ended May 1, 1996 includes 13 weeks. Prior to the change in fiscal year end, the Company's quarterly periods included 12 weeks, except for the fourth quarter which had approximately 16 weeks.

(3) Includes the results of operations attributable to the Brothers Stores and Acquired Cafes since the dates that the acquisitions from unrelated sellers were completed in February 1996. The pro forma statement of operations data for the 13 weeks ended May 1, 1996 did not differ materially from the historical results of operations for such period and, accordingly, has not been presented. See Note 9 of Notes to Financial Statements.

(4) The pro forma general and administrative expenses include a proportional allocation to the 12 Brothers Stores of the corporate and administrative salaries and related employee benefit costs, and other corporate overhead expenses, which were allocated to all stores operated by Brothers Gourmet Coffees, Inc. Although no adjustment has been made, the Company believes that a substantial portion of such allocated expenses are redundant as a result of its overhead infrastructure and, accordingly, does not believe the pro forma general and administrative expenses are indicative of the actual general and administrative expenses that would have been incurred had the Company owned and operated the Brothers Stores for the year ended January 31, 1996. See the Unaudited Pro Forma Condensed Financial Statements.

(5) Pro forma net income (loss) per share is computed by dividing net income
     (loss) by the weighted average number of common and common equivalent shares outstanding during the respective period, assuming the conversion of the Series A and Series B Preferred Stock into Common Stock as of the date of issuance. Dividends on the Series A and Series B Preferred Stock have been excluded from the computation since the preferred stock has been assumed to have been converted to Common Stock.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following should be read in conjunction with the financial statements of the Company and notes thereto and other financial information appearing elsewhere in this Prospectus.

GENERAL

     The first retail store operating under the name Diedrich Coffee commenced operations in 1972. At the conclusion of fiscal 1996, there were twelve coffeehouses in operation, all of which were located in Southern California, and as of July 31, 1996, the Company operated a total of thirty-seven coffeehouses located in California, Colorado and Texas, with five additional locations subject to binding leases.

     At the end of fiscal 1996, ten coffeehouses were located in suburban sites such as neighborhood shopping centers, one coffeehouse was located in a regional shopping mall and one coffeehouse was located in a regional entertainment center. The Company also operates one mobile cart located at a regional hospital. In addition to retail sales at coffeehouses, the Company sells roasted coffee and selected coffee brewing and espresso machinery to the food service industry as well as through direct mail order (collectively, the "wholesale division"). In fiscal 1996, the Company derived 86.7% of its net sales from retail operations and 13.3% from wholesale operations.

     On February 15, 1996, the Company acquired seven retail locations in Denver, Colorado that were former bakery-espresso cafes (the "Acquired Cafes") for cash consideration of $450,000. On February 23, 1996, the Company acquired twelve retail locations from Brothers Gourmet Coffees, Inc., doing business as Brothers Gourmet Coffee Bars (the "Brothers Stores") for cash consideration of $1,350,000. Ten of the Brothers Stores are located in Denver, Colorado and two are in Houston, Texas. Both of the transactions took the form of asset acquisitions, accounted for under the purchase method, in which the principal assets acquired were leasehold interests, furniture and fixtures and equipment. No material liabilities were assumed except for the remaining obligations under the operating leases for each of the stores. Management anticipates that the acquisition price, combined with the budgeted improvement and conversion costs will, on average, result in a total cost which is significantly below the typical historical cost to open a similar size Diedrich coffeehouse.

     The acquired stores operated under prior ownership at sales levels much lower than those historically experienced in the Company's stores in Southern California. Of the twelve acquired Brothers Stores, one store is not subject to a binding lease but such lease is presently being negotiated and one store has been closed. The closed location's post-acquisition operating results confirmed management's initial evaluation that sales levels at this location would not be sufficient to warrant conversion to the Diedrich coffeehouse format. As of July 31, 1996, twelve of the eighteen remaining acquired stores had been converted to Diedrich coffeehouses which included new signage, decor, recipes, products and service standards. The Company has budgeted approximately $1,080,000 for the conversion costs in connection with the Acquired Cafes and the Brothers Stores. On a per store basis, the average cost of acquiring and converting such stores is anticipated to be $160,000. This contrasts with the Company's average cost to open a new coffeehouse in fiscal 1996 of approximately $320,000. From the respective dates of acquisition until each location is converted, the stores will be operated under the predecessor's name and style. Management expects that the conversion of the remaining locations will be completed before the end of the third quarter of the current fiscal year. The conversion schedule will be affected by the speed with which the landlords and governmental agencies grant their approval for the anticipated changes during the remodeling. Management believes that the conversion of the acquired locations to the Diedrich coffeehouse format and the operation of the coffeehouses by Diedrich management will, over time, result in a significant improvement from the financial results achieved by these stores prior to their acquisition by the Company. During the current fiscal year, however, management anticipates that profitability may be adversely affected as a result of the conversion process.

     Effective February 1, 1996, the Company changed its fiscal year end from January 31 to a fiscal year ending on the Wednesday nearest January 31. Accordingly, the quarterly period ended May 1, 1996 includes thirteen weeks. Prior to the change in fiscal year end, the Company's quarterly periods included twelve weeks, except for the fourth quarter which had approximately sixteen weeks.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain information from the Company's Statements of Operations (dollars in thousands).

                                                                                                   THIRTEEN WEEKS ENDED
                                                                                 TWELVE                 MAY 1, 1996
                                            YEARS ENDED JANUARY 31,               WEEKS      ---------------------------------
                                    ----------------------------------------      ENDED      EXCLUDING     ACQUIRED
                                                                   PRO FORMA    APRIL 25,     ACQUIRED      STORES
                                     1994      1995      1996       1996(1)       1995       STORES(2)      ONLY(3)     ACTUAL
                                    ------    ------    -------    ---------    ---------    ----------    ---------    ------
Retail Net Sales..................  $3,912    $6,673    $ 8,879     $11,236      $ 1,757       $2,907        $ 995      $3,902
Wholesale Net Sales...............     502       918      1,365       1,365          301          373        --           373
                                    ------    ------     ------     -------       ------       ------        -----      ------
Net Sales.........................   4,414     7,591     10,244      12,601        2,058        3,280          995      4,275
                                    ------    ------     ------     -------       ------       ------        -----      ------
Cost of Sales and Related
  Occupancy
  Costs...........................   1,796     3,164      4,409       5,932          872        1,362          411      1,773
Store Operating Expenses..........   1,594     2,584      3,520       4,686          669        1,207          528      1,735
Other Operating Expenses..........     146       282        277         277           64           60        --            60
Depreciation and Amortization.....     102       255        354         498           62          119           35        154
General and Administrative
  Expenses........................     809       851      1,335       1,782          277          337          N/A        337
Operating Income (Loss)...........     (33)      455        349        (574)         114          195           21        216
Net Income (Loss).................  $  (89)   $  324    $   186     $  (396)     $    59       $  113        $  (6)     $ 107
                                    ======    ======     ======     =======       ======       ======        =====      ======

     The following table sets forth, for the periods indicated, certain information derived from the Company's Statements of Operations expressed as percentages of net sales, except as otherwise noted.

                                                                                                  THIRTEEN WEEKS ENDED
                                                                               TWELVE                  MAY 1, 1996
                                           YEARS ENDED JANUARY 31,              WEEKS      -----------------------------------
                                   ---------------------------------------      ENDED      EXCLUDING      ACQUIRED
                                                                 PRO FORMA    APRIL 25,     ACQUIRED       STORES
                                   1994      1995      1996       1996(1)       1995       STORES(2)       ONLY(3)      ACTUAL
                                   -----     -----     -----     ---------    ---------    ----------     ---------     ------
Retail Net Sales.................   88.6%     87.9%     86.7%       89.2%        85.4%         88.6%        100.0%       91.3 %
Wholesale Net Sales..............   11.4      12.1      13.3        10.8         14.6          11.4         --            8.7
                                   -----     -----     -----       -----        -----         -----         -----       -----
Net Sales........................  100.0     100.0     100.0       100.0        100.0         100.0         100.0       100.0
                                   -----     -----     -----       -----        -----         -----         -----       -----
Cost of Sales and Related
  Occupancy Costs................   40.7      41.7      43.0        47.1         42.4          41.5          41.3        41.5
Store Operating Expenses (4).....   40.8      38.7      39.6        41.7         38.1          41.5          53.1        44.5
Other Operating Expenses (5).....   29.2      30.8      20.3        20.3         21.4          15.9         --           15.9
Depreciation and Amortization....    2.3       3.4       3.5         4.0          3.0           3.6           3.5         3.6
General and Administrative
  Expenses.......................   18.3      11.2      13.0        14.1         13.4          10.3           N/A         7.9
Operating Income (Loss)..........   (0.7)      6.0       3.4        (4.6)         5.5           6.0           2.1         5.1
Net Income (Loss)................   (2.0)%     4.3%      1.8%       (3.1)%        2.9%          3.4%         (0.6)%       2.5 %
                                   =====     =====     =====       =====        =====         =====         =====       =====

- ---------------
(1) The pro forma condensed statement of operations assumes the Company's acquisition of the Brothers Stores occurred on February 1, 1995 and excludes the acquisition of the Acquired Cafes as the acquisition does not require pro forma presentation. See Note 9 of Notes to Financial Statements and the Unaudited Pro Forma Condensed Financial Statements.

(2) Excludes the results of operations for the Acquired Cafes and Brothers Stores acquired in February 1996.

(3) Represents the results of operations for the Acquired Cafes from February 15, 1996 and the Brothers Stores from February 23, 1996 through the period ending May 1, 1996. General and administrative expenses are attributable to all stores and not separately attributable to the acquired stores.

(4) Store operating expenses are expressed as a percentage of retail net sales.

(5) Other operating expenses are expressed as a percentage of wholesale net sales.

YEAR ENDED JANUARY 31, 1996 COMPARED TO YEAR ENDED JANUARY 31, 1995

     Net sales. Net sales for the year ended January 31, 1996 were $10,244,000, an increase of $2,653,000, or 35.0% over net sales for fiscal 1995 which were $7,591,000. Retail sales increased 33.1% to $8,879,000 in fiscal

1996 from $6,673,000 in fiscal 1995. The increase resulted from a combination of sales growth at existing locations and sales from new locations. Comparable fiscal 1996 over fiscal 1995 store sales for the seven stores opened prior to fiscal 1995 showed an increase of 10.2% primarily due to an increased number of sale transactions. During fiscal 1996, the Company added five new coffeehouses. These five new stores contributed $1,451,000 to fiscal 1996 sales. The Company's retail sales mix for fiscal 1996 included whole bean coffee (8.6%), brewed coffee and espresso beverages (70.6%), food items (18.9%), and accessories and clothing (1.9%).

     Wholesale and mail order sales combined increased 48.8% to $1,365,000 in fiscal 1996 from $917,000 in fiscal 1995. The increase was due to a more active sales effort as well as the increased brand recognition resulting from the addition of new coffeehouse locations within the Southern California market.

     Cost of sales and related occupancy costs. Cost of roasted coffee, dairy, food, paper and bar supplies, accessories and clothing (cost of sales) and rent (related occupancy costs) for the Company increased to $4,409,000 for the year ended January 31, 1996 from $3,164,000 for the comparable period in 1995, an increase of $1,245,000 or 39.4%. As a percentage of net sales, cost of sales and related occupancy costs increased to 43.0% for the year ended January 31, 1996, from 41.7% for the comparable period in 1995. The dollar increase is primarily due to the addition of five new locations during 1996. The percentage increase is primarily due to a shift of the sales mix resulting from the addition of two stores which provide more extensive food menus combined with an increase in the cost of paper, cups and bar supplies which resulted from an industry wide price increase in the cost of paper.

     Store operating expenses. Store operating expenses increased to $3,520,000 for the year ended January 31, 1996, from $2,584,000 for the comparable period in 1995. The $936,000 or 36.2% increase was due primarily to the addition of five locations in 1996. Store operating expenses consist of the store-level components of direct and indirect labor, marketing, utilities, maintenance, supplies, district supervision and overhead, and pre-opening expenses. Pre-opening expenses are comprised of training labor, advertising and marketing and supplies which are accumulated and expensed when a store is opened. In fiscal 1996, store operating expenses as a percent of retail net sales increased to 39.6% from 38.7% in the prior year. The percentage increase was due to an increase in pre-opening expenses over the prior year which was partially offset by a decrease in store labor.

     Other operating expenses. Other operating expenses decreased to $277,000 for fiscal 1996 from $283,000 in the comparable period in 1995. Other operating expenses include the wholesale division operating costs which consist principally of labor, advertising and supplies. These expenses decreased, as a percent of the net sales from the wholesale division, to 20.3% from 30.8% as a result of increased sales volume.

     Depreciation and amortization. Depreciation and amortization increased to $354,000 for fiscal 1996 from $255,000 for the comparable period in 1995. As a percentage of net sales, depreciation and amortization increased to 3.5% from 3.4% in the prior year, which reflects the early sales growth stage for the five stores which were added during the year.

     General and administrative expenses. General and administrative expenses increased to $1,335,000 for fiscal 1996 from $851,000 for fiscal 1995. As a percentage of net sales, general and administrative expenses increased to 13.0% from 11.2% principally due to the additions to the infrastructure in anticipation of growth and also due to higher occupancy costs as a result of the move of the Company's headquarters to larger facilities. Infrastructure increases consisted primarily of additional salaries associated with personnel additions in the real estate, recruiting and training and accounting departments.

     Interest expense. Interest expense decreased to $50,000 for fiscal 1996 from $83,000 for fiscal 1995. The $33,000 or 39.4% decrease was due primarily to lower average debt outstanding during the year.

     Net income. Net income decreased to $186,000 for fiscal 1996 from $324,000 in the comparable period in fiscal 1995, a decrease of $138,000 or 42.7%. As a percentage of net sales, net income decreased to 1.8% for fiscal 1996 from 4.3% for fiscal 1995. The decrease in net income is primarily attributable to increased general and administrative expenses resulting from the Company's move to a larger principal executive office and the addition of corporate office personnel in anticipation of the Company's expansion plans.

YEAR ENDED JANUARY 31, 1995 COMPARED TO YEAR ENDED JANUARY 31, 1994

     Net sales. Net sales for the year ended January 31, 1995 increased to $7,591,000 from $4,414,000 for the comparable period in 1994, an increase of 72.0%. Retail net sales increased 70.6% to $6,673,000 in fiscal 1995 from $3,912,000 in fiscal 1994 primarily due to an increased number of sale transactions and an approximately 3% increase in beverage prices. Comparable fiscal 1995 over 1994 store sales for the four stores opened prior to fiscal 1994 showed an increase of 17.0% due to an increased number of sale transactions. No new locations were added during the period. As of the end of fiscal 1995, there were seven stores in operation, all of which were located in suburban sites such as neighborhood shopping centers. In addition to the seven stores, the Company operated one mobile cart located at a regional hospital. The Company's retail sales mix for fiscal 1995 included whole bean coffee (9.7%), brewed coffee and espresso beverages (71.8%), food items (16.1%), and accessories, clothing and other (2.4%).

     Wholesale and mail order sales combined increased 82.6% to $917,000 in fiscal 1995 from $502,000 in fiscal 1994. The increase was due to a more active sales effort and the addition of sales staff.

     Cost of sales and related occupancy costs. Cost of roasted coffee, dairy, food, paper and bar supplies, accessories and clothing (cost of sales) and rent (related occupancy costs) for the Company increased to $3,164,000 for the year ended January 31, 1995 from $1,796,000 for the comparable period in 1994, an increase of $1,368,000 or 76.2%. As a percentage of net sales, cost of sales and related occupancy costs increased to 41.7% for the year ended January 31, 1995, from 40.7% for the comparable period in 1994. This dollar increase is primarily due to a full year of costs for the three stores opened in the prior year. The percentage increase is primarily due to an increase in the cost of unroasted coffee.

     Store operating expenses. Store operating expenses increased to $2,584,000 for fiscal 1995, from $1,594,000 for fiscal 1994. The $990,000 or 62.1% increase was due primarily to a full year of store operating expenses in 1995 for the three new coffeehouses opened during 1994. Store operating expenses consist of the store-level components of direct and indirect labor, marketing, utilities, maintenance, supplies, district supervision and overhead, and pre-opening expenses. In fiscal 1995, store operating expenses as a percent of retail net sales decreased to 38.7% from 40.8% in the prior year. The decrease was due to a decrease in pre-opening expenses over the prior year.

     Other operating expenses. Other operating expenses increased to $283,000 for the year ended January 31, 1995 from $146,000 in the comparable period in 1994. Other operating expenses include the wholesale division operating costs which consist principally of labor, advertising and supplies. These expenses increased, as a percent of the net sales from the wholesale division, to 30.8% from 29.2% as a result of the increased sales force and maintenance staff which was added during the year.

     Depreciation and amortization. Depreciation and amortization increased to $255,000 for fiscal 1995 from $102,000 for fiscal 1994. As a percentage of net sales, depreciation and amortization increased to 3.4% from 2.3% in the prior year, which reflects the early sales growth stage for three of the seven stores which were added during the prior year.

     General and administrative expenses. General and administrative expenses increased to $851,000 for fiscal 1995 from $809,000 for fiscal 1994. As a percentage of net sales, general and administrative expenses decreased to 11.2% from 18.3% principally because the Company's infrastructure had been augmented in fiscal 1994 to provide the quality of support to facilitate an anticipated increased coffeehouse count. Management and support staff salary expense at the principal executive offices decreased to 7.1% from 12.1% of net sales.

     Interest expense. Interest expense decreased to $83,000 for the year ended January 31, 1995 from $91,000 for the comparable year in 1994. The $8,000 or 8.6% decrease was due primarily to lower average debt outstanding during the year.

     Net income. Net income increased to $324,000 for fiscal 1995 from a loss of $89,000 in the comparable period in fiscal 1994, an increase of $413,000. The increase resulted primarily from the reduction, as a percentage of net sales, of general and administrative expenses.

THIRTEEN WEEKS ENDED MAY 1, 1996 COMPARED TO THE TWELVE WEEKS ENDED APRIL 25,
1995

     Net sales. Net sales of the Company's retail operations, excluding the Acquired Cafes and Brothers Stores for the thirteen weeks ended May 1, 1996 increased to $2,907,000 from $1,757,000 for the twelve weeks ended April 25, 1995. The increase in sales due to reporting thirteen weeks rather than twelve weeks was $217,000. The percentage sales increase adjusted for the extra week was 53.1%. The acquisitions of the Acquired Cafes and Brothers Stores were consummated on February 15, 1996 and February 23, 1996, respectively. The two acquisitions, comprising nineteen stores, contributed $995,000 to net sales in the quarter. For the thirteen weeks ended May 1, 1996, net sales for comparable Diedrich coffeehouses that were opened prior to the first quarter of fiscal 1996 increased to $2,029,000 from $1,732,000 for the twelve weeks ended April 25, 1995. The increase in sales due to reporting thirteen weeks rather than twelve weeks was $150,000. The percentage sales increase, adjusted for the extra week, was 8.5%.

     Wholesale and mail order sales combined increased 23.9% to $373,000 in the thirteen weeks ended May 1, 1996 from $301,000 in the twelve weeks ended April 25, 1995. The increase was due to a more active sales effort and the addition of sales staff. No wholesale or mail order activities were contributed by the Brothers Stores or Acquired Cafes.

     Cost of sales and related occupancy costs. Cost of roasted coffee, dairy, food, paper and bar supplies, accessories and clothing (cost of sales) and rent (related occupancy costs) for the Company, excluding the acquisitions, increased to $1,362,000 for the thirteen weeks ended May 1, 1996 from $872,000 for the twelve weeks ended April 25, 1995, an increase of $490,000 or 56.2%. This dollar increase is primarily due to the operations of five Diedrich coffeehouses which were opened in the latter part of fiscal 1996. As a percentage of retail net sales, cost of sales and related occupancy costs decreased to 41.5% for the first quarter of fiscal 1997 from 42.4% for the first quarter of fiscal 1996. This decrease is principally a result of a decrease in the cost of unroasted coffee, which was lower in the first quarter of the current fiscal year as compared to the first quarter of the prior fiscal year, during which the Company was still liquidating higher cost coffee inventory. This decrease was partially offset by the increase in the food cost of sales element caused by a shift in the product mix due to the addition of several new stores which offer a more extensive food menu. Collectively, cost of sales and related occupancy costs for the Brothers Stores and Acquired Cafes was 41.3% of their net sales for the period from acquisition date to May 1, 1996.

     Store operating expenses. Store operating expenses, excluding the acquisitions, increased to $1,207,000 for the thirteen weeks ended May 1, 1996, from $669,000 for the twelve weeks ended April 25, 1995. For the first quarter of fiscal 1997, store operating expenses, excluding the Brothers Stores and Acquired Cafes, as a percent of retail sales increased to 41.5% from 38.1% in the prior fiscal year's first quarter. The increase was due to increased labor and opening costs relating to the opening of two Diedrich coffeehouses in the first quarter of fiscal 1997. Store operating expenses for the acquired stores were $528,000 or 53.1% of net sales from the nineteen acquired stores.

     Other operating expenses. Other operating expenses decreased to $60,000 for the first quarter of fiscal 1997 from $64,000 in the first quarter of fiscal 1996. These expenses decreased, as a percent of the net sales from the wholesale division, to 15.9% from 21.4% as a result of a decrease in the overall salary expense of the sales force due to the reduction of sales management personnel.

     Depreciation and amortization. Depreciation and amortization excluding the acquired stores increased by 91.5% to $119,000 for the thirteen weeks ended May 1, 1996 from $62,000 for the twelve weeks ended April 25, 1995. As a percentage of net sales, depreciation and amortization increased to 3.6% from 3.0% in the prior year, principally due to the increase in depreciable assets as a result of the Company operating six more coffeehouses this quarter than during the same period in the prior fiscal year. Depreciation and amortization for the Brothers Stores and Acquired Cafes was $35,000, or 3.5% of net sales from those stores.

     General and administrative expenses. General and administrative expenses increased to $337,000 for the first quarter of fiscal 1997 from $277,000 for the first quarter of fiscal 1996. As a percentage of net sales, general and administrative expenses decreased to 7.9% from 13.4% due to the addition of the acquired stores sales in the revenue base. Management is currently adding selected resources and personnel to aid in the conversion and control of the new markets according to the integration plan established prior to the acquisitions. General and administrative expenses are not directly attributable to specific stores. Accordingly, no separate analysis of the general and administrative expenses excluding the Brothers Stores and Acquired Cafes is included here.

     Interest expense. Interest expense increased to $39,000 for the thirteen weeks ended May 1, 1996 from $15,000 for the twelve weeks ended April 25, 1995. The $24,000 increase was due primarily to higher average debt outstanding as a result of the acquisition of the Brothers Stores and Acquired Cafes.

     Net income Net income of the Company excluding the Brothers Stores and Acquired Cafes increased to $113,000 for the thirteen weeks ended May 1, 1996 from $59,000 for the twelve weeks ended April 25, 1995, an increase of $54,000 or 92%. As a percentage of net sales, net income for the thirteen weeks ended May 1, 1996 increased to 3.4% from 2.9% for the twelve weeks ended April 25, 1995. The percentage increase was primarily due to the reduction in general and administrative expenses as a percentage of net sales. Net loss for the Brothers Stores and Acquired Cafes for the thirteen weeks ended May 1, 1996 was $6,000 or 0.6% of net sales for the period.

INCOME TAXES

     Net operating losses generated in fiscal 1994 and prior were carried forward and utilized to offset the allowable portion of income tax in fiscal 1995 and 1996. As of January 31, 1996, a net operating loss for federal income tax purposes of $115,000 remains to be utilized against future taxable income for years through fiscal 2008, subject to an annual limitation due to the change in ownership rules under the Internal Revenue Code. As of January 31, 1996, the Company had deferred tax assets aggregating $48,000. Management has determined, based upon the Company's history of operating earnings and its expectations for the future, that operating income for the Company will more likely than not be sufficient to fully recognize these deferred tax assets. See Note 8 of Notes to Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's principal capital requirements are for the active expansion of its retail operations, through construction and/or acquisition, and for the infrastructure to support such expansion. Working capital requirements also include inventory associated with stores, seasonal fluctuations in inventory to accommodate holiday merchandise and the funding of obligations under future coffee delivery contracts. The Company plans to continue its expansion efforts. In fiscal 1996, the average cost to open a new store, including leasehold improvements, equipment and inventory, was approximately $320,000 per store and, on average, these stores began to show a return on the initial investment within three to four months. Infrastructure additions consist principally of additional roasting and packaging capacity as well as development of enhancements to the management information system at the store level and at the principal executive offices.

     In February 1996, the Company funded the acquisition of the Brothers Stores and the Acquired Cafes by utilizing the Company's then existing line of credit which had a maturity date of February 1997. Accordingly, all amounts drawn and outstanding under that line of credit were classified as current liabilities, and included in the calculation of working capital, notwithstanding the fact that the proceeds had been used to finance long-term capital assets. From time to time, the Company's financing of long-term assets with short-term indebtedness results in a temporary imbalance in working capital. It has been the Company's practice to minimize the time period during which a working capital deficiency exists either through refinancing the indebtedness or an equity infusion. The working capital deficiency as of May 1, 1996 was $3,819,000 compared to $53,000 as of January 31, 1996. At May 1, 1996, the Company had forward inventory purchase commitments of $252,000. During the eighteen months following the Offering, the Company expects to spend approximately $13 million to finance construction and acquisition of new coffeehouses, the addition of roasting and packaging facilities and the development and installation of management information system enhancements. The Company believes that the proceeds from this Offering, borrowings under the Company's credit facility and cash flow from operations will be sufficient to fund these expenditures.

     Through May 1, 1996, the Company has funded its capital requirements through the issuance of equity securities and through debt from financial institutions as well as loans from a shareholder. See "Certain Transactions." To a lesser extent, the Company has utilized an increase in the average balance of accounts payable to fund short term cash needs for working capital. In the absence of receiving the funds from the completion of this Offering, the Company would continue to fund its cash requirements in this manner.

     Through July 31, 1996, the Company has entered into lease agreements for its principal executive office, coffeehouses and warehouse locations which, as of February 1, 1996, require minimum rental payments as follows:

            Fiscal 1997..............................................  $1,568,000
            Fiscal 1998..............................................  $1,850,000
            Fiscal 1999..............................................  $1,860,000
            Fiscal 2000..............................................  $1,847,000
            Fiscal 2001..............................................  $1,531,000
            Thereafter...............................................  $5,209,000

     Until recently, the Company had two credit facilities with Wells Fargo Bank. One facility was a revolving line of credit that permitted maximum borrowings equal to $2 million, was collateralized by substantially all of the Company's assets and bore interest at the prime rate plus 0.75% ("Wells Line"). The other facility was a loan commitment available for the purchase of equipment that permitted maximum borrowings equal to $1 million, was collateralized by equipment and bore interest at the prime rate plus 1% ("Equipment Loan"). The Wells Line and the Equipment Loan were both scheduled to mature in February 1997. Aggregate borrowings under the Wells Line and the Equipment Loan were $2,827,776 at May 1, 1996 at a weighted average interest rate of 9.1%.

     In July 1996, the Company entered into a new revolving line of credit with Bank of America and used the proceeds of such line to repay the outstanding balances under the Wells Line and the Equipment Loan, which were then terminated. The new facility permits maximum borrowings equal to $4,100,000. At August 2, 1996, borrowings under this facility were approximately $3,599,000 with a weighted average interest rate of 7.8% and $501,000 was available for borrowing under this facility. Borrowings under the Bank of America line of credit are secured by substantially all of the Company's assets and bear interest at Bank of America's prime rate plus 0.25% or, at the Company's option, certain other rates established by Bank of America's Grand Cayman branch or London branch plus 2.25%. This facility matures on November 1, 1996. Subsequent to the completion of this Offering, this line of credit will be unsecured, the maturity date will be extended to October 1, 1997 and maximum borrowings will, assuming the receipt of net proceeds by the Company from this Offering in excess of $15 million, be increased to $7 million. This line of credit is currently the primary external source of liquidity available to the Company.

     The Company's credit agreement in connection with the Bank of America line of credit contains various covenants which, among other things, require the delivery of regular financial information and the maintenance of positive net income. In addition, the credit agreement imposes certain restrictions on the Company, including, with respect to the incurrence of additional indebtedness, the payment of dividends and the ability to make acquisitions.

     On May 20, 1996, the Company entered into a revolving promissory note with a maximum principal amount of $2,000,000 payable to Redwood Enterprises VII, L.P., a stockholder of the Company. This note is subordinate to the Company's line of credit with Bank of America. The interest rate on the note is the prime rate plus three percent, and the note matures on September 30, 1996. The outstanding balance on the note as of August 2, 1996 was $1,415,000 and the interest rate was 11.25%. See "Certain Transactions."

     The Company believes that the borrowing under its credit facility, together with the proceeds of this Offering, anticipated cash flow from operations and existing cash will be sufficient to meet the Company's anticipated cash requirements for at least the next twelve months.

COFFEE PRICES AND AVAILABILITY

     The Company believes that it has adequate sources of supply of high quality arabica coffee to meet its expansion needs for the foreseeable future. The average cost of coffee acquired by the Company during the first four months of the current fiscal year declined by approximately 15% as compared to fiscal 1996 principally due to fluctuations in the unroasted coffee market as well as economies of scale due to increasing order quantities. While the Company seeks to anticipate its coffee needs carefully, there can be no assurance that the prices it will have to pay for the highest quality coffee available will remain stable in the future.

SEASONALITY AND QUARTERLY RESULTS

     The Company's business is subject to seasonal fluctuations as well as general economic trends that affect retailers in general. Historically, the Company's net sales are not realized ratably in each quarter, with net sales being the highest during the last fiscal quarter which includes the December holiday season. Quarterly results are affected by the timing of the opening of new stores which may not occur as anticipated due to factors outside the Company's control. As a result of the combination of the seasonality of the retail operations and the high level of anticipated expansion, the financial results for any individual quarter may not be indicative of the results that may be achieved for a full fiscal year.

PRO FORMA CONDENSED FINANCIAL DATA FOR FISCAL 1996

     During the first quarter of fiscal 1997, the Company acquired nineteen stores from two unrelated sellers. The results of operations of the acquired stores are included in the first quarter of fiscal 1997 from the dates of the closing of each acquisition through the end of the quarter. Of the two transactions, the acquisition of the seven Acquired Cafes did not require pro forma presentation but the twelve acquired Brothers Stores were significant enough to warrant pro forma disclosure, as discussed below. The pro forma condensed statement of operations for the thirteen weeks ended May 1, 1996 did not differ materially from the historical results of operations for such period and, accordingly, has not been presented.

     The purpose of the pro forma condensed financial statements is to present
(i) what the operating results of the Company might have been for the year ended January 31, 1996 had the acquisition of the Brothers Stores occurred on February 1, 1995, the beginning of the fiscal year, and (ii) what the Company's financial position might have been at January 31, 1996 if the acquisition had been completed as of that date. The pro forma condensed financial statements, however, do not purport to represent what the Company's actual results of operations or financial position would have been had the acquisition been completed on those dates, as there are numerous aspects of the Company's operations that would have been affected by the combination of the business on one date that cannot be accounted for in the pro forma condensed financial statements. Moreover, the pro forma condensed financial statements do not purport to be a projection of the results of operations or financial position of the Company either for the current fiscal year ending January 29, 1997 or for any future period and such financial statements should not be relied upon to project future operating results of the Company, as such operating results will be affected by a number of circumstances, the nature and effect of which cannot be predicted.

     Pro Forma Condensed Statement of Operations. The Pro Forma Condensed Statement of Operations for the year ended January 31, 1996 was prepared by (i) combining the historical statement of operations of the Company for that period with the historical statement of operations of the Brothers Stores for the year ended December 29, 1995 in the manner described in the Pro Forma Condensed Financial Statements and (ii) adjusting the combined results of operations to give retroactive effect, for financial reporting purposes, to certain changes that would have occurred either in the operations of the Company or in the Brothers Stores as a direct result of the acquisition. See Notes 1 through 4 of Notes to Pro Forma Condensed Financial Statements.

     Net sales. Pro forma net sales combine the historical actual net sales of the Company with that of the Brothers Stores as if the Brothers Stores were acquired on February 1, 1995, the beginning of the fiscal year. For fiscal 1996, the Company's net sales were $10,244,000 and net sales for the acquired Brothers Stores during the same period were $2,356,000.

     Cost of sales and related occupancy costs. The historical Brothers Stores' cost of sales and related occupancy costs (64.6% of Brothers Stores' net sales) were combined with the Company's (43.0% of the Company's net sales) for a total of 47.1% of combined pro forma net sales.

     Store operating expenses. Store operating expenses were combined on a historical basis which blends the Company's expenses at 34.4% of its net sales with the Brothers Stores' expenses at 49.5% of its net sales for a total of 37.2% of combined pro forma net sales.

     Other operating expenses. Other operating expenses consist solely of the Company's expenses of operating the wholesale division for the year.

     Depreciation and amortization. Depreciation and amortization combines the historical expenses of the two operations with a net pro forma adjustment of $483,000 for a pro forma combined total of $498,000, or 4.0% of pro forma combined net sales. The net adjustment gives effect to (i) the difference in depreciation for the historical cost basis of the property and equipment for the Brothers Stores and the fair value of such assets, and (ii) the amortization of the cost in excess of net assets acquired.

     General and administrative expenses. General and administrative expenses comprise the combination of the historical amounts for the Company and Brothers Stores (13.0% and 19.0%, respectively, of historical net sales), for a total of $1,782,000, or 14.1% of pro forma combined net sales. The pro forma general and administrative expenses include a proportional allocation to the twelve Brothers Stores of the corporate and administrative salaries and related employee benefit costs, and other corporate overhead expenses, which were allocated to all stores operated by Brothers Gourmet Coffees, Inc. The Company believes that a substantial portion of such allocated expenses are redundant as a result of its overhead infrastructure and, accordingly, does not believe the pro forma general and administrative expenses are indicative of the actual general and administrative expenses that would have been incurred had the Company owned and operated the Brothers Stores for the year ended January 31, 1996.

     Pro Forma Condensed Balance Sheet. The Pro Forma Condensed Balance Sheet as of January 31, 1996 combines the historical balance sheet of the Company with that of the Brothers Stores and adjusts the combined balance sheet to record (i) the elimination of assets and liabilities of the Brothers Stores that were not acquired or assumed, (ii) the fair value of the net assets acquired in accordance with the purchase method of accounting and (iii) the debt incurred as a result of the acquisition. See Note 1 of Notes to Pro Forma Condensed Financial Statements.

NEW ACCOUNTING STANDARDS

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of," requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company is in the process of analyzing the impact of this statement and does not believe that it will have a material impact on the Company's financial position or results of operations. The Company anticipates adopting the provisions of the statement for fiscal 1997.

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," established financial accounting and reporting standards for stock-based employee compensation plans and certain other transactions involving the issuance of stock. The Company is in the process of analyzing the impact of this statement and does not believe that it will have a material impact on the Company's financial position or results of operations. The Company anticipates adopting the provisions of the statement for fiscal 1997.

INFLATION

     Inflation has not had a material impact on operating results of the Company in the past. There can be no assurance, however, that the Company's business will not be affected by inflation.

                                    BUSINESS

GENERAL

     Diedrich Coffee is a rapidly growing specialty coffee roaster/retailer that currently operates thirty-seven coffeehouses located in Southern California, Denver, Colorado and Houston, Texas. Diedrich Coffee sells high quality coffee beverages made with its own freshly roasted coffee. In addition to brewed coffee, the Company offers a broad range of Italian-style beverages such as espresso, cappuccino, caffe latte, caffe mocha and espresso machiato. To complement beverage sales, the Company sells light food items, whole bean coffee and accessories through its coffeehouses.

     The first retail store operating under the name Diedrich Coffee commenced operations in Orange County, California in 1972. The Company grew from three coffeehouses in fiscal 1992 to thirty-seven coffeehouses as of July 31, 1996 through the construction of new coffeehouses and recent acquisitions. See "Business -- Recent Acquisitions." In addition, the Company has entered into leases that will permit the opening of five additional coffeehouses in the next four months. The Company's expansion strategy is to own and operate newly-developed coffeehouses and to acquire and convert existing specialty coffee retailers in geographic regions where it has existing coffeehouses. The Company also evaluates new geographic regions (and analyzes entry through new store openings or acquisitions) where it believes it can operate profitably.

     The Company seeks to differentiate itself and build strong brand name recognition by developing and operating sophisticated and inviting coffeehouses intended to serve as neighborhood gathering places. Additionally, Diedrich Coffee focuses heavily on the quality of its products through experienced sourcing of the unroasted beans and its proprietary roasting formula. To ensure freshness, the Company has roasting facilities in its principal regions of operations (Orange County and Denver) and plans to add roasting facilities in each of the major regions where it establishes operations. The Company believes that this strategy, together with enthusiastic and friendly customer service, creates a loyal customer base. Diedrich coffeehouses are generally established in high-visibility locations, consistent with the Company's strategy of developing a substantial repeat client base. The Company's coffeehouses average approximately 1,500 square feet, ranging in size from 725 to 2,654 square feet.

     In its continuing efforts to ensure the highest possible standards of quality, the Company sources its unroasted coffee beans directly from coffee-producing nations through its contacts with exporters and growers located in certain of these countries and through specialty coffee brokers. The Company's unroasted coffee beans are purchased from coffee-producing regions throughout the world and are custom roasted in carefully controlled batches according to the Company's standards and proprietary recipes. The beans purchased by the Company are premium grade arabica variety, which are a higher quality than the average arabica or robusta variety of coffee typically found in non-specialty or mass-merchandised coffees. See "Business -- Diedrich's Coffee."

RECENT ACQUISITIONS

     In February 1996, the Company consummated the acquisition of nineteen retail coffeehouse locations from two separate specialty coffee chains. Seventeen of the acquired stores are located in Denver, Colorado and the remaining two stores are located in Houston, Texas. Recently, one of the acquired stores in Denver was closed. The closed location's post-acquisition operating results confirmed management's initial evaluation that sales levels at this location would not be sufficient to warrant conversion to the Diedrich format. Although operated by the Company, one of the acquired stores is not subject to a binding lease but such lease is presently being negotiated. Each of the Denver and Houston markets had been previously identified by the Company as targets for near-term expansion. The Company believes that the addition of the stores in Denver results in Diedrich Coffee being a major competitor in this market. The Company also believes that the addition of these stores results in sufficient critical mass for effective market penetration and will permit the Company to benefit from greater marketing efficiencies resulting from geographic concentration. The addition of the two Houston locations will form the basis for further expansion, initially in the Houston area, and subsequently in other metropolitan areas in Texas. The Company has recently entered into binding leases to open one new coffeehouse in Houston and one new coffeehouse in Dallas.

     Until the conversion of an acquired store is completed, it continues to operate under the predecessor company's name. The Company is in the process of converting each of the acquired stores to the Diedrich coffeehouse format. As of July 31, 1996, the conversion of twelve stores had been completed. The Company anticipates that the remaining conversions will be completed within the next four months. The average cost of acquisition and conversion of the twelve stores converted to date was approximately $160,000, which is substantially less than the historical average cost to build a new store, and the Company anticipates that the per store costs associated with the remaining conversions should not materially differ. See "Risk Factors."

     The Company believes that, through the introduction of its proprietary products and recipes as well as its operational systems and service techniques, the financial performance of the eighteen remaining acquired stores can be improved significantly. See "Business -- Diedrich's Coffee,"
"Business -- Coffeehouses" and "Business -- Customer Service and Training." As operated by the previous owners, the historical financial performance in terms of sales, cost of sales and labor expense was at a level substantially below the historical performance of Diedrich coffeehouses in Southern California. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

INDUSTRY OVERVIEW

     Almost fifty percent of Americans drink coffee and on average they drink
1.7 cups per day according to the National Coffee Association's 1996 study. The U.S. coffee market consists of two distinct product categories: (i) commercial ground roast, mass-merchandised coffee and (ii) specialty coffees, which include gourmet coffees (premium grade arabica coffees sold in whole bean and ground form) and premium coffees (upscale coffees mass-marketed by the leading coffee companies).

     The Company believes that the market for specialty coffee is large and growing but tends to be fragmented. The gourmet coffee segment of the specialty coffee market has experienced strong growth over the past decade and is expected to continue to grow through the end of the century. According to Avenues For
Growth: A 20-Year Review of the U.S. Specialty Coffee Market, a report published by the Specialty Coffee Association of America in January 1993, the market for gourmet coffee nearly doubled during the 1980's, as retail sales grew from approximately $763 million in 1979 to $1.5 billion in 1989. This report also predicts that the gourmet coffee industry will approach $5.0 billion in retail sales by the year 2000. A National Association of Specialty Food Trade survey in 1992 confirms the upward trends in gourmet coffee consumption and notes that the percentage of coffee consumers purchasing gourmet coffee increased from 22% in 1990 to 31% in 1992.

     The Company believes that several factors have contributed to the increase in demand for gourmet coffee including:

     - greater consumer awareness of gourmet coffee as a result of its increasing availability;

     - increased quality differentiation over commercial grade coffees by consumers;

     - increasing demand for all premium food products, including gourmet coffee, where the differential in price from the commercial brands is small compared to the perceived improvement in product quality and taste;

     - ease of preparation of gourmet coffees resulting from the increased use of automatic drip coffee makers and home espresso machines; and

     - the decline in alcoholic beverage consumption.

     The Specialty Coffee Association of America estimates that the number of specialty coffee beverage outlets in the United States jumped from approximately 200 in 1989 to approximately 4,000 in 1995, and projects this number to continue increasing to over 10,000 by the end of 1999. The Company believes that, despite the increase in the number of specialty coffee stores, retail distribution of specialty coffees continues to be highly fragmented and, with the exception of a few retailers, the industry remains relatively unbranded.

BUSINESS STRATEGY

     The Company's objective is to become the leading high quality specialty coffee retailer in each market in which it operates. Each element of the Company's strategy is designed to differentiate and reinforce Diedrich Coffee's brand identity, to engender a high degree of customer loyalty and to position the Company as a leading specialty coffee retailer. The key elements of this strategy include:

     - High Quality, Guaranteed Fresh Roasted Coffee. The Company strives to deliver only high quality, freshly roasted coffee to its customers. Diedrich Coffee purchases premium grade arabica beans from throughout the world which are then roasted by the Company in accordance with the Company's standards and proprietary recipes. Roasted beans are delivered to each Diedrich coffeehouse promptly after roasting, and they are typically either sold or brewed as "coffee of the day" within one week of roasting. The Company has roasting facilities in Orange County, California and has recently added a roasting facility in Denver, Colorado. Diedrich Coffee plans to add roasting facilities in each of the major regions it enters in order to ensure that the Company's freshly roasted coffee beans are delivered promptly after roasting to each Diedrich coffeehouse. The Company believes its multiregional roasting and guaranteed freshness strategy distinguishes Diedrich Coffee from its competitors, many of whom rely upon packaging, rather than more frequent roasting, to preserve freshness. Diedrich Coffee maintains a policy that if any customer is dissatisfied with one of the Company's coffee products, the Company will refund the purchase price or replace the coffee.

     - Superior Customer Service. The friendliness, speed and consistency of the service and the coffee knowledge of Diedrich Coffee's employees are critical to developing the Company's quality brand identity and to building a loyal customer base. To this end, the Company places strong emphasis on identifying, hiring and retaining employees and invests substantial resources in training them in customer service, sales skills, coffee knowledge and beverage preparation. The Company evaluates customer service performance on a regular basis and incorporates these findings into its employee training program. All Diedrich Coffee store-level employees receive ongoing customer service training as part of the Company's efforts to enable its employees to take on increasing levels of responsibility within the stores.

     - Comfortable and Inviting Environment. The Company's coffeehouses are designed to be more comfortable than those of its competitors while creating an inviting atmosphere through the use of natural wood, soft color schemes, outdoor patios, live music and warm lighting. The Diedrich coffeehouses are designed to reflect the particular character of the neighborhood in which the coffeehouse is situated. The Company believes these elements help create its brand image and establish it as a desirable, high quality tenant.

     - Brand Marketing. The Company's marketing strategy is to differentiate its concept and create brand name recognition based upon Diedrich Coffee's quality and the image of its coffeehouses as neighborhood gathering places. The Company implements this strategy by promoting the distinctive qualities of Diedrich Coffee products, educating customers about Diedrich Coffee's offering of various coffees and roasts, seeking to deliver enthusiastic customer service and sponsoring local and regional community events. Diedrich Coffee believes that these activities generate initial and repeat purchases by reinforcing positive experiences with the Company's products.

     - Rapid Expansion. An important aspect of the Company's business strategy is its growth strategy, in which the Company seeks to rapidly expand its retail store base in both existing and new markets in an effort to secure a leading presence in each of its markets and to enhance brand awareness. The Company currently intends to focus on opening additional stores in Southern California, Colorado and Texas, while simultaneously evaluating other markets in the Western United States. As of July 31, 1996, the Company had executed leases for five additional coffeehouses which are not yet open for business.

GROWTH STRATEGY

     The Company's growth strategy centers around its objective to sustain its high-growth rate through a strategy of internal growth, growth through acquisitions, strategic alliances and sales through other selected distribution channels.

     - Internal Growth. The Company will continue to seek new locations to build additional coffeehouses. In the current fiscal year, in addition to the nineteen stores recently acquired, the Company has opened seven newly constructed coffeehouses as of July 31, 1996. Five additional new store sites have recently been leased. The expansion is anticipated to take place principally in the Southern California, Colorado and Texas markets where the Company currently operates. The criteria for store locations emphasizes high visibility, high traffic locations ranging from 1,200 to 1,800 square feet plus an exterior patio. The Diedrich coffeehouse design is based upon diversity and the unique character of each community. This design philosophy is inherently flexible and adaptable to a broader range of potential retail sites, including unique locations that would be unable to accommodate rigid and repetitive store formats.

     - Acquisitions. The Company intends to evaluate potential acquisitions that can accelerate critical mass in existing or new markets. The Company believes that its unique, high-quality product and efficient operational systems can add value to acquired locations. Management also believes that acquisitions will continue to be available at a discount to the cost to construct new stores, especially where, despite attractive real estate attributes, acquisition targets may be currently underperforming. While the Company is continually evaluating acquisition opportunities, Diedrich Coffee is not presently committed to any acquisitions.

     - Strategic Alliances. The Company strives to identify opportunities for retail alliances. In the latter half of fiscal year 1996, the Company opened its first two shared retail spaces utilizing interior passways and open common walls. These spaces, shared with Barnes & Noble and Sports Chalet, illustrate the Company's desire and ability to design unique coffeehouses for its customers. The Company does not have any current commitments to develop additional shared spaces with these retailers. The Company is, however, currently negotiating similar shared retail space agreements with several additional complementary national retailers. The Company intends to pursue other such alliances with multi-site retailers to enable it to accelerate its site and brand development. In July 1996, the Company signed a development agreement with a Singapore company which calls for the establishment of a total of at least thirty Diedrich coffeehouses in Singapore, Malaysia and Indonesia within the next five years to be operated by franchisees. The development agreement also provides for the possible expansion into Japan, China, Hong Kong and other Asian countries. See "Business -- Coffeehouses -- International Development."

     - Other Distribution Channels. The Company is actively seeking new distribution channels for its products. The Company has engaged in wholesale and mail order distribution of its products for more than five years. In fiscal year 1996, these activities accounted for approximately 13% of total Company sales. While the primary focus for growth will be coffeehouse unit expansion, the Company intends to continue to pursue appropriate growth opportunities in the wholesale and mail order distribution channels. In 1996, the Company introduced a proprietary, branded coffee ice cream which it currently sells in selected Diedrich coffeehouses. The Diedrich Coffee ice cream is also the base component of the new Diedrich ice cream shakes, parfaits and floats, which were introduced in Southern California stores in May 1996. The Company is exploring distribution of this branded ice cream product through other retail channels, although it has no current commitments or agreements with respect to such distribution.

DIEDRICH'S COFFEE

     Coffee beans are an agricultural product grown commercially in over fifty countries in the tropical regions of the world. There are many varieties of coffee and a broad range of quality grades within each variety. While the broader coffee market generally treats coffee as a fungible commodity, the specialty coffee industry focuses on the highest grades of coffee available from the best crops in small quantities. The Company seeks to purchase only the finest qualities and varieties of coffee generally available to this industry by sampling the unique characteristics and flavor of the varieties in each region. The background and experience of the Company's personnel provides the skill necessary to maintain the Company's commitment to serve and sell only the highest-quality coffee.

  History

     Diedrich Coffee is one of the few roaster/retailers with a genuine and long standing heritage spanning three generations in the specialty coffee industry. Since the early part of this century, when the Diedrich family acquired a coffee plantation in Central America, the Diedrich family has been involved in growing and roasting coffee beans. This knowledge and understanding of coffee growing was passed to Martin Diedrich, the Company's Chairman and Director of Coffee, from Carl Diedrich, Martin's father and the founder of the Company. Martin Diedrich's experience and knowledge enables the Company to consider and analyze many different factors in selecting the coffee beans that the Company purchases from the various coffee-growing regions around the world.

     During the 1970's, the Diedrich family pioneered new roasting techniques from the mechanical process to the development of proprietary roasting and blending formulas. Through their experience as coffee growers, Carl and Martin Diedrich were able to develop roasting and blending formulas that enhanced the characteristics of high-quality specialty coffees. Carl Diedrich opened his first retail store in 1972 to sell his roasted coffees. The store became quite popular and subsequently, drawing upon the concept of the European coffeehouse, Martin opened the Company's first European-style coffeehouse. Building upon this foundation, Martin and his father expanded the business and exposed more people to the coffeehouse culture without sacrificing the commitment to a high-quality coffee product. Today, the Company continues to draw upon this knowledge and passion to provide each community that houses a Diedrich coffeehouse with an opportunity to experience the unique coffeehouse culture in an atmosphere where customers can enjoy the quality and heritage of Diedrich coffee.

  Sourcing

     Martin Diedrich and his staff, who are responsible for purchasing unroasted coffee beans, evaluate numerous product samples from different crops each week and purchase a selection of high quality coffee beans on the basis of quality, taste and availability. In any given month, the Company may make forward commitments for the purchase of more than a dozen different types of coffee plus specially featured coffees that may only be available in small quantities. Rotating its coffee selection enables the Company to provide its customers with a wider variety of coffees and with certain coffees that are available only on a seasonal basis. The Diedrich family has built relations with coffee brokers, growers and exporters worldwide since the beginning of the century, and these long standing relationships provide the Company with access to the highest quality beans available.

     Diedrich Coffee purchases only premium grade arabica coffee beans and believes these beans are the best available from each producing region. The premium grade arabica bean is a higher quality variety than the average grade arabica or robusta variety coffee bean. These lower quality beans are typically found in non-specialty or mass-merchandised coffees. The Company contracts for future delivery of unroasted coffee beans for the Company's account to help ensure adequacy of supply and typically maintains a minimum six-week supply of each variety of whole beans then available.

  Roasting

     The roasting of commercial coffee beans is often accomplished through a uniform roasting process that does not differentiate between the types of coffee being roasted. Surprisingly, some specialty roasters also employ this commercial method. Diedrich Coffee, however, embraces a roasting process that varies based upon the variety, quality, origin and physical characteristics of the coffee beans being roasted. The Company utilizes formulas and recipes that have been developed over three generations to bring out the best characteristics of the coffee during the roasting process and develop the optimal flavor conditions that a coffee has to offer.

     Diedrich Coffee has several master roasters who are directly responsible for overseeing the roasting process. These master roasters are trained by the Company. This training includes serving an apprenticeship under Martin Diedrich before being permitted to take responsibility for roasting. These master roasters are craftsmen who are trained to employ the Company's proprietary roasting formulas while adjusting the formula to take into account the specific attributes of the coffee being roasted. Each coffee bean contains aromatic oils and flavor characteristics that develop from the soil, climate and environment where the bean is grown. The skill of the roaster is employed by analyzing the unroasted beans and carefully controlling the roasting process in an effort to maximize the flavor potential of the coffee.

  Freshness

     Diedrich Coffee is committed to serving its customers beverages and whole bean products from coffee beans that are freshly roasted. Serving only freshly roasted coffee is imperative because roasted coffee is a highly perishable product that begins to grow stale and lose flavor immediately after roasting. Within two weeks, roasted coffee has lost a significant amount of quality. To address this concern, the Company has developed a multiregional roasting approach to ensure freshness. While the Company presently has roasting facilities in its principal regions of operations, Orange County and Denver, the Company plans to add roasting facilities in each of the major regions where the Company establishes operations. The Company believes that its freshly roasted product is superior to product offerings that use various types of packaging in an effort to preserve freshness rather than more frequent roasting. The Company's coffee is delivered to its coffeehouses promptly after roasting to enable the Company to guarantee the freshness of each cup of coffee or whole coffee beans sold in its coffeehouses. The Company's coffeehouses are required to sell or brew coffee within one week of roasting.

  Specialty Coffee Beverages

     In addition to brewed coffee, Diedrich Coffee offers a broad range of Italian-style beverages such as espresso, cappuccino, caffe latte, caffe mocha and espresso machiato. All espresso-based drinks are prepared to order to ensure quality and consistency. The Company uses high quality ingredients and condiments such as hand grated chocolate, all natural syrups and fresh whipping cream. Diedrich Coffee also offers a wide array of frozen specialty drinks, including its version of iced mocha, and the Diedrich Granita, a frozen combination of espresso and milk. The Company's most recent creation is its own signature line of coffee ice cream which is used in its very popular shakes and parfaits.

COFFEEHOUSES

     As each coffee that the Company serves is unique, Diedrich Coffee strives to create an environment in each coffeehouse that is unique, dynamic and comfortable. The Company attempts to design each coffeehouse to reflect the character of the community in which the coffeehouse is located so that the coffeehouse serves as a community meeting place which is comfortable and inviting.

  The Coffeehouse Concept

     The Company's coffeehouse concept is based upon traditional European coffeehouses, such as those in Vienna and throughout Italy. These coffeehouses often served as the town meeting hall and provided a receptive environment for discussion of the day's issues. In a similar vein, Diedrich Coffee attempts to absorb the character of the community or neighborhood in which a coffeehouse is to be located and reflect an interpretation of that character through the design and construction of the coffeehouse. In order to avoid the labor-intensive work that would be required to design completely original coffeehouses for each new store opening, the Company starts with one of a dozen basic concepts and design layouts and then tailors the coffeehouse to the specific site and the surrounding neighborhood. In general, Diedrich coffeehouses are designed to encourage customers to relax and linger in a warm and comfortable environment. The coffeehouses feature varying amenities to promote this environment, such as live music or outdoor patios where customers can enjoy their coffee.

     The coffeehouse concept, however, is not limited to the physical structure of the store. The relaxed and inviting environment is created in large part by the employees in each coffeehouse. Employees are encouraged to know their customers and are trained to make "on the spot" decisions to promote customer service. See "Business -- Customer Service and Training."

  Site Selection and Design

     The Company's site selection strategy is to open coffeehouses in high-traffic, high-visibility locations in each of its target markets. A Real Estate Committee, which consists of senior members of management and a dedicated real estate staffperson, evaluates potential coffeehouse sites based upon the demographics of the neighborhood, existing traffic patterns and the proximity of other destination retailers and potential competitors. This evaluation includes analysis of available statistical data and examination of physical properties through site visits. The Real Estate Committee has historically approved a relatively small percentage of the sites that it reviewed for development into Diedrich coffeehouses. On a regional basis, the Real Estate Committee has also considered several potential markets that the Company may wish to enter.

     Diedrich Coffee designs each of its coffeehouses based upon one of twelve successful unique layouts. While each layout offers a different format and appearance with respect to the front counter and seating area, the service areas are nearly identical compartmentalized units. This approach permits the Company to create unique coffeehouses in each location while keeping design costs to a minimum.

  Coffeehouse Unit Economics

     As of January 31, 1996, seven coffeehouses had been open for two years or more, the oldest of which was opened in 1986. These coffeehouses range in size from 936 to 1,746 square feet, with an average size of 1,430 square feet. The average initial cost for these coffeehouses, excluding pre-opening costs, was approximately $227,000 or an average of $159 per square foot. During fiscal 1996, these seven coffeehouses recorded aggregate net retail sales of $7,292,000 or an average of $729 per square foot. These stores earned an average operating profit after depreciation of approximately $275,000 per store or 26.4% of average net retail sales. For the twelve-month period ended May 1, 1996, the Company's net retail sales were $11,024,000, with an operating profit after depreciation of $1,762,000 or 16% of net retail sales.

     During fiscal 1996, five new stores were opened at an average per store cost (excluding pre-opening costs) of approximately $320,000, or approximately $181 per square foot. The Company's policy is to expense pre-opening costs, consisting principally of training labor and promotion, in the month in which a new store is opened. The average pre-opening cost for the five newly-opened stores was approximately $17,000.

  Coffeehouse Operations

     The typical Diedrich coffeehouse is staffed with one to three managers, and a staff of ten to fifteen part-time hourly employees from which the operating shifts are filled. The hours for each store are established based upon location and customer demand, but typically are from 6:00 a.m. to 9:00 p.m. (or later) in residential locations and from 6:00 a.m. to 6:00 p.m. in commercial locations. The store managers are overseen by a district manager, who is responsible for supervising the operations of up to ten coffeehouses and reports to senior management.

     In addition to coffee beverages, all Diedrich coffeehouses serve a select offering of light food items (bagels, croissants and pastries) and dessert items (pastries and cakes). Management is consistently working with its suppliers to enhance its selection of food items to complement beverage sales. Three of the Company's coffeehouses operate as Diedrich Espresso Cafes. These coffeehouses offer an expanded menu that includes gourmet style pastas and pizzas, sandwiches and soups, fresh fruit salads and pasta salads.

     Diedrich coffeehouses also sell more than twenty different selections of regular and decaffeinated roasted whole bean coffee. The Company's coffeehouses also carry select coffee related merchandise items. In fiscal 1996, the Company's retail sales mix was 70.6% coffee beverages, 18.9% food items, 8.6% whole bean coffee and 1.9% accessories and clothing.

  Diedrich Coffeehouse Locations

     Set forth below is a list of each of the Company's coffeehouse locations as of July 31, 1996, separated by the metropolitan areas in which such coffeehouses are located. The status of each of the coffeehouses is indicated including, with respect to the acquired stores, whether the conversion to the Diedrich coffeehouse format has been completed. Until the conversion of an acquired store is completed, it continues to operate under the predecessor company's name. As indicated in the table, as of July 31, 1996, the Company was operating thirty-seven coffeehouses and had entered into leases that will permit the opening of five additional coffeehouses in the next four months.

                                  COFFEEHOUSE                                      DATE OPENED           STATUS
- -------------------------------------------------------------------------------  ----------------  -------------------
ORANGE COUNTY, CALIFORNIA
    Brea.......................................................................     July 1996             Open
    Costa Mesa.................................................................    August 1988            Open
    Crown Valley...............................................................     June 1995             Open
    Crystal Court..............................................................   February 1995           Open
    Huntington Beach...........................................................   December 1995           Open
    Irvine-Crossroads..........................................................   December 1993           Open
    Irvine Entertainment Center................................................   November 1995           Open
    Laguna Beach...............................................................      May 1996             Open
    Lake Forest................................................................   December 1993           Open
    La Paz.....................................................................   September 1995          Open
    Newport Beach..............................................................    October 1991           Open
    Ocean Ranch................................................................    October 1993           Open
    Mission San Juan Capistrano................................................   February 1996           Open
    Trabuco Hills..............................................................    August 1992            Open
    Tustin.....................................................................    August 1986            Open
    Irvine-Park Place..........................................................     July 1996             Open
    Laguna Niguel..............................................................        N/A            Binding Lease
DENVER, COLORADO (1)
    Boulevard Center...........................................................   February 1996         Open (2)
    Cherry Creek...............................................................   February 1996         Open (2)
    Colorado Boulevard.........................................................   February 1996         Open (3)
    Denver Place...............................................................   February 1996         Open (3)
    Equitable Building.........................................................   February 1996         Open (3)
    The Garage.................................................................   February 1996         Open (3)
    Green Mountain.............................................................   February 1996         Open (2)
    Independence Building......................................................   February 1996        Open (3)(4)
    Larimar Square.............................................................   February 1996         Open (2)
    Mile High Center...........................................................   February 1996         Open (3)
    Mission Plaza..............................................................   February 1996         Open (2)
    Petroleum Building.........................................................   February 1996         Open (3)
    Republic Plaza.............................................................   February 1996         Open (3)
    Tiffany Plaza..............................................................   February 1996         Open (3)
    9th and Downing............................................................   February 1996         Open (3)
    17th St. Plaza.............................................................   February 1996         Open (2)
HOUSTON, TEXAS
    Montrose...................................................................   February 1996         Open (3)
    Vanderbilt.................................................................   February 1996         Open (3)
    Westheimer.................................................................        N/A            Binding Lease
SAN DIEGO, CALIFORNIA
    Del Mar....................................................................     March 1996            Open
    Encinitas..................................................................        N/A         Under Construction
    Hillcrest..................................................................        N/A         Under Construction
LOS ANGELES, CALIFORNIA
    Malibu.....................................................................     June 1996             Open
    Santa Monica...............................................................     June 1996             Open
DALLAS, TEXAS
    Addison....................................................................        N/A            Binding Lease

- ---------------
(footnotes on following page)

- ---------------
(1) Does not include one of the Brothers Stores that, in accordance with management's initial evaluation at the time of the acquisition, was closed in July 1996.

(2) Conversion to Diedrich coffeehouse format pending.

(3) Conversion to Diedrich coffeehouse format completed.

(4) The lease for this coffeehouse is presently under negotiation and the premises are not subject to a binding lease.

  International Development

     In July 1996, the Company entered into a Development Agreement (the "Development Agreement") with a Singapore company that specializes in assisting U.S. companies to establish a presence in Asia (the "Developer"). The Development Agreement grants the Developer the exclusive right to open and operate Diedrich coffeehouses in the countries of Singapore, Indonesia and Malaysia pursuant to a pre-negotiated form of franchise agreement. In return, the Developer agrees to develop at least thirty stores in these countries according to the following schedule: two stores by May 1, 1997, six stores by May 1, 1998, eleven stores by May 1, 1999, twenty-one stores by May 1, 2000 and thirty stores by May 1, 2001. The Company may terminate the agreement if the Developer fails to meet this schedule, unless the Developer chooses to make certain payments to the Company. The Company also has the right to approve each Diedrich coffeehouse site. In addition, until January 1, 2000, the Developer shall have the right of first refusal to acquire the development rights for Hong Kong, Vietnam, China, Thailand, Philippines, Taiwan, Korea and Japan. The Company shall provide certain training and assistance to the Developer, including furnishing written and other materials to communicate the Company's roasting process and techniques to the Developer.

     The Company will enter into a pre-negotiated form of franchise agreement with respect to each Diedrich coffeehouse opened under the Development Agreement. Under this agreement, the Company will grant the franchise owner a franchise to operate a Diedrich coffeehouse and will agree to provide the franchise owner with such opening assistance and guidance as the Company deems necessary to effectively open the Diedrich coffeehouse franchise store. Each franchise owner shall agree to pay the Company a one-time franchise fee and a monthly royalty fee based upon the gross sales of all the Diedrich coffeehouses owned and operated by the same franchise owner. The franchise owner shall agree not to use the Company's proprietary and confidential information in any other business or capacity, and to maintain the absolute confidentiality of such information during and after the term of this agreement. The franchise agreements shall generally have a term of 20 years, unless sooner terminated by the Company in accordance with the specific provisions of the agreement.

  Management Information System

     Over the last two years, the Company has implemented a comprehensive management information system (the "MIS"). The MIS maintains financial accounting controls for each coffeehouse through the use of a centralized accounting system and, in the California coffeehouses, an automated data link from each of the retail point of sale ("POS") devices to the Company's principal executive offices. The data links provide daily performance statistics through the use of nightly polling, as well as real-time analysis of coffeehouse sales and other operating measures. From the MIS, detailed daily, weekly and periodic management reports are prepared and provided to store managers and other operating personnel. The MIS and its continued improvement contributes to the Company's efforts and success in controlling store labor costs, the largest cost element of operating a coffeehouse. These improvements have enabled continued daily managerial supervision and control with minimal additional overhead despite increasing geographical expansion.

     All newly constructed coffeehouses are equipped with linked POS devices and the conversion process for the recently acquired stores in Denver and Houston will ultimately include the addition of new POS equipment. The Company has recently begun implementation of an internetworked communication system which, when complete, will provide more timely information concerning inventory turnover, policies, procedures and recipes, human resources data (including personnel changes), equipment maintenance tips and requests and problem solving forums. The Company intends to utilize a portion of the net proceeds of this

Offering to complete this phase of the MIS upgrades and to continue to explore technological opportunities to maximize management's efficiency. See "Use of Proceeds."

CUSTOMER SERVICE AND TRAINING

     The Company believes that the training and knowledge of its employees and the consistency and quality of the service they deliver are fundamental to the Company's success. Management believes that an employee oriented culture creates a sense of personal responsibility among all employees and pride in the Company's products, resulting in a higher level of customer service.

     Once hired, counter staff employees who are new to the industry or are staffing new Diedrich coffeehouses receive training about coffee, beverage preparation, customer service and sales skills. This training includes written training materials, lectures, observation and simulation exercises. The final stage of training is in-store training where employees work for a two-week period implementing their newly learned skills. Staff level employees with significant coffeehouse experience hired to work in existing coffeehouses are trained by the general managers. Topics include Diedrich Coffee culture, recipes, products and customer service techniques. This general orientation and training is supplemented by comprehensive in-store training from the general manager, assistant managers and trainers.

     Diedrich Coffee seeks to attract and retain qualified personnel by offering an attractive package of compensation, benefits and career growth potential. The Company's incentive compensation system rewards management employees for high quality service and productivity from a store-level bonus pool. The Company's benefits package includes medical coverage for full-time and qualifying part-time workers. In addition, as a rapidly growing business, Diedrich Coffee is able to offer career advancement opportunities to talented personnel. To date, the Company has not experienced any material difficulties in retaining qualified personnel.

MARKETING

     The Company's marketing strategy is to differentiate itself and build a brand identity for its freshly roasted coffee and its coffeehouses. The Company implements this strategy by promoting the distinctive qualities of its Diedrich Coffee products, educating consumers about Diedrich Coffee's offering of various coffees, including private estate coffees and roasts, seeking to deliver enthusiastic customer service and sponsoring local and regional community events. Diedrich Coffee's marketing efforts are based upon the belief that the fresh roasted flavor achieved by the Company's commitment to quality and freshness delivers a distinguishable advantage in coffee flavor to the consumer. A steady introduction of new coffee, drink and food products is part of the Company's marketing strategy to keep the concept fresh and drive incremental sales volume.

     To date, Diedrich Coffee has relied primarily upon the high visibility of its real estate locations, word-of-mouth, public relations, local store marketing and the inviting atmosphere of its coffeehouses. The Company also conducts in-store coffee tastings, provides brewed coffee at local neighborhood events, donates coffee to local charities and mails periodic announcements to neighborhood residents to announce a store opening or the introduction of a new product. The costs of these promotions do not have a material impact on the Company's operating results. In addition, Diedrich Coffee seeks to develop its brand identity through participation in local and regional community events.

     Diedrich Coffee recently launched an ice cream based, dessert oriented, beverage promotion. By using point of purchase advertising materials, local store marketing efforts, direct mail, public relations, bounceback coupons and external marketing, the Company was able to introduce its new products while simultaneously attracting first time customers.

     As the Company enters new markets, it plans to tailor its marketing strategy to the overall level of awareness and availability of specialty coffee in that market. In markets that have a less developed specialty coffee presence, the emphasis of the Company's promotions will initially be focused on the fundamental distinctions between Diedrich Coffee and prepackaged ground coffee. In markets that are more knowledgeable about specialty coffees, the Company's advertising will focus on the superiority of Diedrich Coffee's guaranteed freshly roasted products versus competitive specialty brands. The Company plans to use direct mail, print and other mass media advertising to expand brand awareness when the Company has achieved a market penetration which, in the Company's judgment, would make such efforts cost-effective. There can be no assurance that the Company will achieve such a level of market penetration.

COMPETITION

     In providing coffee beverages, the Company competes directly against all restaurant and beverage outlets that serve coffee and a growing number of espresso stands, carts and stores. The Company's whole bean coffees compete directly against specialty coffees sold at retail through supermarkets, specialty retailers and a growing number of specialty coffee stores. Both the Company's whole bean coffees and its coffee beverages compete to a greater or lesser extent against all other coffees on the market. The Company believes that its customers choose among retailers primarily on the basis of quality, taste and convenience and, to a lesser extent, on price.

     The Company competes for beverage and whole bean coffee sales with franchise operators and locally owned specialty coffee stores in the United States. There are a number of competing specialty coffee retailers, such as Starbucks, Timothy's Coffees of the World, Inc., Pasqua's, Inc. and New World Coffee, Inc. In addition, in virtually every major metropolitan area in which Diedrich Coffee operates or may operate, local or regional competitors already exist.

     Although competition in the specialty coffee market is currently fragmented, the Company competes and, in the future, will increasingly compete with Starbucks, the market's largest retailer. Starbucks and other competitors have significantly greater financial, marketing and other resources than the Company. In addition to Starbucks and other current competitors, the attractiveness of the gourmet specialty coffee store market could draw at any time one or more new major competitors with substantially greater financial, marketing and operating resources than the Company.

     The Company also expects that competition for suitable sites for new stores will be intense. The Company competes against other specialty retailers and restaurants for these sites, and there can be no assurance that management will be able to continue to secure adequate sites at acceptable rent levels.

     Management believes that supermarkets pose one of the greatest competitive challenges in the whole bean coffee market, in part because supermarkets offer customers the convenience of not having to make a separate trip to the Company's stores. A number of nationwide coffee manufacturers, such as Kraft General Foods, Inc., Proctor & Gamble Co. and Nestle S.A., are distributing premium coffee products in supermarkets which may serve as substitutes for the Company's coffees. Regional specialty coffee companies also sell whole bean coffees in supermarkets.

FACILITIES

     Diedrich Coffee leases approximately 25,000 square feet of office space for administrative offices, warehousing, roasting and training facilities in Irvine, California. The lease for this facility expires in October 2000, with an option for one additional five-year term. Recently, the Company has entered into a lease in Denver, Colorado for a 2,500 square foot facility to be used for warehousing and roasting. This lease expires on May 31, 1999. In addition, as of July 31, 1996, the Company was a party to various leases for a total of forty-two retail coffeehouses. All of the Company's operating coffeehouses are on leased premises and are subject to varying arrangements specified in property specific leases, except that the lease for one coffeehouse is presently under negotiation and that site is not subject to a binding lease. For example, some of the leases require a flat rent, subject to regional cost-of-living increases, while others are based upon a percentage of gross sales. In addition, certain of these leases expire in the near future, and there is no automatic renewal or option to renew. No assurance can be given that leases can be renewed, or if renewed, that rents will not increase substantially, both of which would adversely affect the Company. Other leases are subject to renewal at fair market value, which could involve substantial increases or are subject to renewal with a scheduled rent increase, which could result in rents being above fair market value.

TRADEMARKS

     The Company owns several trademarks and servicemarks that have been registered with the United States Patent and Trademark Office, including Diedrich Coffee(R), Wiener Melange(R) and Flor de Apanas(R). In addition, the Company has applications pending with the United States Patent and Trademark Office for a number of additional marks, including Harvest Peak(TM) and Ambrosia Blend(TM). The Company has also made application in Canada for trademark protection of Flor de Apanas(R) and the related design. The Company has received an allegation that Ambrosia Blend(TM) infringes on a registered trademark. The Company disputes this allegation, but believes that if any resulting claim was determined adversely to the Company, it would not result in a material adverse effect on the Company's financial position or results of operations.

GOVERNMENT REGULATIONS

     The Company is subject to various federal, state and local laws, rules and regulations affecting its business and operations. Each of the Company's coffeehouses and roasting facilities is and shall be subject to licensing and reporting requirements by a number of governmental authorities, which may include building, land use, environmental protection, health and safety and fire agencies in the state or municipality in which the coffeehouse or facility is located. Difficulties in obtaining or failure to obtain the required licenses or approvals could delay or prevent the development or operation of a given coffeehouse in a particular area, the conversion of the remaining Acquired Cafes and Brothers Stores or limit the products available at a coffeehouse. Management believes that the Company is in compliance in all material respects with all relevant laws, rules and regulations. Furthermore, the Company has never experienced abnormal difficulties or delays in obtaining the required licenses or approvals required to open a new coffeehouse or continue the operation of its existing coffeehouses. Additionally, management is not aware of any environmental regulations that have had or that it believes will have a material adverse effect upon the operations of the Company.

EMPLOYEES

     As of July 31, 1996, the Company employed a work force of 668 persons, 91 of whom are employed full-time. No employees are currently covered by collective bargaining agreements, and the Company believes its relations with its employees are satisfactory.

LEGAL PROCEEDINGS

     In the ordinary course of its business, the Company may become involved in legal proceedings from time to time. As of the date of this Prospectus, the Company is not a party to any material pending legal proceedings.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND OTHER KEY EMPLOYEES

     The directors, executive officers and other key employees of the Company, and their ages as of July 31, 1996, are as follows:

                     NAME                   AGE                POSITION(S) HELD
    --------------------------------------  ---     --------------------------------------
    Martin R. Diedrich....................  37      Chairman of the Board, Secretary and
                                                    Director of Coffee
    Steven A. Lupinacci...................  43      President, Chief Executive Officer,
                                                    Chief
                                                    Financial Officer and Director
    Kerry W. Coin.........................  48      Executive Vice President and Chief
                                                    Operating Officer
    Edwin P. Ott..........................  37      Controller
    Patrick D. Inaba......................  34      Manager of Store Construction
    Cary C. Peterson......................  30      Manager of Training and Recruiting
    Paul C. Heeschen......................  39      Director
    Peter Churm*..........................  70      Director
    Lawrence Goelman*.....................  55      Director

- ---------------
* Mr. Churm and Mr. Goelman are expected to be nominated by the Board of Directors of the Company to become directors after the closing of the Offering.

     Martin R. Diedrich has been the Secretary and Director of Coffee and has served on the Company's Board of Directors since its incorporation. He was elected as Chairman of the Board in January 1996 and also presently serves on the Real Estate Committee. Mr. Diedrich is an internationally recognized specialty coffee expert who is a frequent speaker at industry functions and recently addressed the 1995 World Specialty Coffee Conference & Exhibition in Venice, Italy, where he presented material on roasting techniques and philosophy.

     Steven A. Lupinacci has been the President, Chief Executive Officer and Chief Financial Officer of the Company since December 1992. Mr. Lupinacci has served as a member of the Board of Directors since December 1992, with the exception of a six-month period from January to July 1996. In addition, he currently serves on the Real Estate Committee. From July 1990 to December 1992, Mr. Lupinacci was a private investor and prior to July 1990, he was a partner with Price Waterhouse where his practice primarily focused on mergers and acquisitions.

     Kerry W. Coin became the Executive Vice President and Chief Operating Officer of the Company in August 1996. From May 1996 until joining the Company, he was President and General Manager of the restaurant subsidiary of Synerdyne Corporation. From January 1994 to February 1996, he was President and Chief Executive Officer of Boston West, L.L.C., a franchisee of Boston Chicken, Inc. From February 1993 to January 1994, Mr. Coin served as Vice President of Strategic Development for CKE Restaurants, Inc., a Southern California-based chain of quick-service restaurants, and from June 1987 until February 1993, he was a principal at A.T. Kearney, Inc., a private management consulting firm.

     Edwin P. Ott joined the Company in January 1993 as Controller and also serves on the Real Estate Committee. From 1991 until joining the Company, Mr. Ott served as a law clerk for the law firm of Hannan & Cote. Prior to that time, Mr. Ott worked for twelve years in the restaurant industry serving as a Promotions Accountant for Taco Bell (a division of PepsiCo), Accounting Manager/Financial Analyst for the Sizzler Restaurant Division of Collins Foodservice International, Financial Analyst for El Torito Restaurants (a division of W.R. Grace) and the Controller for International Onion, Inc.

     Patrick D. Inaba joined the Company in January 1993 as a general manager of one of the Diedrich coffeehouses. In February 1995, Mr. Inaba was promoted to Manager of New Store Operations and in October 1995, he assumed the position of Manager of Store Construction. Prior to joining the Company,

Mr. Inaba served as Director of Operations at Wahoo's Fish Taco from 1989. As Director of Operations, Mr. Inaba designed menus and recipes, operating systems, purchasing systems, marketing and advertising programs and staff training procedures.

     Cary C. Peterson joined the Company in November 1995 as Manager of Training and Recruiting. From January 1993 to November 1995, Mr. Peterson served as Regional Training and Recruiting Manager at Chevys Mexican Restaurants, a division of PepsiCo. Prior to January 1993, Mr. Peterson spent seven years with Cantina Restaurants, a chain of Mexican restaurants, as Director of Operations.

     Paul C. Heeschen became a director of the Company in January 1996 and serves as a member of the Real Estate Committee. For the past five years, Mr. Heeschen has been a principal of Heeschen & Associates, a private investment firm. He is also the sole general partner of D.C.H., L.P. and Redwood Enterprises VII, L.P., each of which are stockholders of the Company. See "Principal and Selling Stockholders."

     Peter Churm is expected to be nominated by the Board of Directors of the Company to become a director of the Company after the closing of the Offering. He is Chairman Emeritus of Furon Company, a publicly-held diversified manufacturing company headquartered in Laguna Niguel, California. Mr. Churm served as Chairman of the Board of Furon Company from May 1980 through February 1992 and was President of that company for more than sixteen years prior to that time. He is presently a member of the boards of directors of Furon Company and CKE Restaurants, Inc.

     Lawrence Goelman is expected to be nominated by the Board of Directors of the Company to become a director of the Company after the closing of the Offering. Since May 1996, Mr. Goelman has served as President and Chief Executive Officer of Pinnacle Micro, Inc. From June 1995 to May 1996, he was a managing partner of Tremont Partners, Inc., and from April 1981 to June 1995, he served as Chairman, President and Chief Executive Officer of CostCare, Inc. Presently, Mr. Goelman is a director of Pinnacle Micro, Inc. and Urohealth, Inc.

     All directors currently serve for one-year terms and until their successors have been elected and qualified. Officers are elected annually and serve at the discretion of the Board. There are no family relationships between any of the directors or executive officers of the Company.

BOARD COMMITTEES

     Upon the consummation of the Offering, the Board of Directors intends to establish an Audit Committee and a Compensation Committee composed of Messrs. Heeschen, Churm and Goelman. The Audit Committee shall review the results and scope of the audit and other services provided by the Company's independent auditors, review and evaluate the Company's internal control functions and monitor transactions between the Company and its employees, officers and directors. The Compensation Committee will administer the Company's stock option plans and designate compensation levels for officers and directors of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee shall consist of Mr. Heeschen, Mr. Churm and Mr. Goelman. No member of the Compensation Committee was, at any time during the year ended January 31, 1996 or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the Board of Directors or Compensation Committee of any other entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

     During fiscal 1996, all compensation was determined by the Company's Board of Directors because the Company had not yet established a Compensation Committee. Steven Lupinacci, the Company's President, and Martin Diedrich, the Company's Secretary, served as members of the Board of Directors during this period when compensation matters were considered.

DIRECTOR COMPENSATION

     Non-employee directors receive reimbursement for out-of-pocket expenses incurred in attending Board meetings and will receive certain stock option grants. See "Management -- 1996 Non-Employee Directors Stock Option Plan." Directors of the Company who are officers or employees of the Company receive no extra compensation for their service on the Board.

1996 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

     The Company has adopted the 1996 Non-Employee Directors Stock Option Plan (the "Non-Employee Directors Plan"). The purpose of the Non-Employee Directors Plan is to promote the interests of the Company and its stockholders by using investment interests in the Company to attract and retain highly qualified independent directors. The Non-Employee Directors Plan provides for the grant of non-qualified stock options only. A total of 125,000 shares have been reserved for issuance under the Non-Employee Directors Plan. No options have been granted under the Non-Employee Directors Plan to date.

     Pursuant to the terms of the Non-Employee Directors Plan, each non-employee director will automatically receive an initial, one-time grant of an option to purchase up to 10,000 shares of the Company's Common Stock. These initial options will vest and become exercisable with respect to 50% of the underlying shares upon the earlier of (i) the first anniversary of the grant date or (ii) immediately prior to the first annual meeting of stockholders of the Company following the grant date, if the recipient has remained a non-employee director for the entire period from the grant date to such earlier date, and with respect to the remaining 50% of the underlying shares upon the earlier of (i) the second anniversary of the grant date or (ii) immediately prior to the second annual meeting of shareholders of the Company following the grant date, if the recipient has remained a non-employee director for the entire period from the grant date to such earlier date. In addition to an initial grant, each non-employee director will also receive, upon each re-election to the Company's Board, an automatic grant of an option to purchase up to 5,000 additional shares of the Company's Common Stock. These additional options will vest and become exercisable upon the earlier of (i) the first anniversary of the grant date or
(ii) immediately prior to the annual meeting of stockholders of the Company next following the grant date, if the recipient has remained a non-employee director for the entire period from the grant date to such earlier date.

     All non-employee director options will have a term of ten years and an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. The Non-Employee Directors Plan provides that the exercise price may be paid by Company loan or withholding of underlying stock, or deferred until completion of broker-assisted exercise and sale transactions. Vesting of non-employee director options accelerates if the recipient of the option ceases to be a director of the Company in connection with a change in control.

EXECUTIVE COMPENSATION

  Summary Compensation

     The following table sets forth all compensation awarded or paid by the Company during the fiscal year ended January 31, 1996 to its Chief Executive Officer and the Company's other executive officer (collectively, the "Named Executive Officers").

                                                                                         LONG TERM
                                                                                    COMPENSATION AWARDS
                                                     ANNUAL COMPENSATION ($)       ---------------------
                                                     -----------------------       SECURITIES UNDERLYING
            NAME AND PRINCIPAL POSITION                      SALARY                     OPTIONS(#)
- ---------------------------------------------------  -----------------------       ---------------------
Martin R. Diedrich.................................         $  87,500                          --
  Chairman of the Board, Secretary and
  Director of Coffee
Steven A. Lupinacci................................         $ 113,720                     131,350
  President, Chief Executive Officer,
     Chief Financial Officer and Director

  Stock Option Grants in Last Fiscal Year

     The following table sets forth information regarding each grant of stock options made during the fiscal year ended January 31, 1996 to each of the Named Executive Officers. No stock appreciation rights were granted during such period to such persons.

                                                                                               POTENTIAL
                                                  INDIVIDUAL GRANTS                           REALIZABLE
                              ---------------------------------------------------------    VALUE AT ASSUMED
                                               PERCENT OF                                    ANNUAL RATES
                                NUMBER OF     TOTAL OPTIONS                                 OF STOCK PRICE
                               SECURITIES      GRANTED TO                                  APPRECIATION FOR
                               UNDERLYING       EMPLOYEES                                   OPTION TERM (2)
                                 OPTIONS        IN FISCAL       EXERCISE     EXPIRATION   -------------------
            NAME              GRANTED(#)(1)      YEAR(%)      PRICE ($/SH)      DATE       5% ($)    10% ($)
- ----------------------------  -------------   -------------   ------------   ----------   --------   --------
Martin R. Diedrich..........          --            --               --             --          --         --
Steven A. Lupinacci.........     131,350           100%          $ 1.45        6/29/05    $119,778   $303,540

- ---------------
(1) This option was granted on June 29, 1995 pursuant to Mr. Lupinacci's stock option plan and agreement and has a maximum term of ten years measured from the grant date, subject to earlier termination under certain circumstances. A maximum of 85,350 option shares vest in twelve equal monthly installments following this Offering and a maximum of 46,000 option shares vest in six equal monthly installments following a secondary offering. Any unvested shares become vested eight years after the date of grant. See
    "Management -- Employment Agreements and Compensation Arrangements."

(2) The potential realizable value is calculated based on the fair market value of the underlying Common Stock on the date of grant as determined by the Board of Directors. If such values were based on the assumed initial public offering price of $11.00 per share, the potential realizable value at assumed annual rates of stock price appreciation for the option term at 5% and 10% would be $2,163,051 and $3,557,111, respectively. The actual value realized may be greater or less than the potential realizable values set forth in the table.

  Aggregated Stock Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

     The following table sets forth the number and value of the exercisable and unexercisable options held by each of the Named Executive Officers at January 31, 1996. None of the Named Executive Officers exercised any options during the fiscal year ended January 31, 1996.

                                          NUMBER OF SECURITIES               VALUES OF UNEXERCISED
                                         UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS AT
                                     OPTIONS AT FISCAL YEAR-END (#)          FISCAL YEAR-END ($)(1)
                                     ------------------------------      ------------------------------
                 NAME                EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
    -------------------------------  -----------      -------------      -----------      -------------
    Martin R. Diedrich.............         --                --                  --                --
    Steven A. Lupinacci............         --           131,350                  --       $ 1,254,393

- ---------------
(1) These values are calculated using the assumed initial public offering price of $11.00 per share, less the exercise price of the options.

  1996 Stock Incentive Plan

     The Board of Directors has adopted the 1996 Stock Incentive Plan (the "Incentive Plan"). The purpose of the Incentive Plan is to promote the interests of the Company and its stockholders by using investment interests in the Company to attract, retain and motivate its management and other persons, to encourage and reward their contributions to the performance of the Company and to align their interests with the interests of the Company's stockholders. The Incentive Plan enables the Company to grant a variety of stock-based incentive awards, including incentive and nonstatutory stock options, restricted stock, stock appreciation rights, stock payments, dividend equivalents, stock bonuses, stock sales, phantom stock and other stock-based benefits. An award may consist of one such arrangement or benefit or two or more of them in tandem or in the alternative. A total of 475,000 shares have been reserved for issuance under the Incentive Plan. Other than options to purchase 120,000 shares of the Company's Common Stock at an exercise price equal to the initial public offering price per share that were granted to the Company's Chief Operating Officer in August 1996, no options have been granted under the Incentive Plan to date.

     The Incentive Plan will be administered by a committee of two or more directors (the "Committee") who are disinterested within the meaning of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, and who are eligible to receive only automatic, nondiscretionary awards under the Non-Employee Directors Plan. The Incentive Plan permits the Committee to select eligible persons to receive awards and to determine the terms and conditions of awards. Under the Incentive Plan, options to purchase Common Stock may be granted with an exercise price below the market value of such stock on the grant date.

     The Board of Directors or the Committee may amend, suspend or terminate the Incentive Plan at any time. However, only the Committee may take actions affecting selection of award recipients or the timing, pricing and amounts of any awards. In addition, the maximum number of shares that may be sold or issued under the Incentive Plan may be increased and the class of persons eligible to participate in the Incentive Plan may be altered only with the approval of the Company's stockholders. With respect to all other amendments to the Incentive Plan, the Board may, in its discretion, determine that such amendment shall only become effective upon approval by the stockholders of the Company if the Board determines that such stockholder approval may be advisable, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under federal or state securities laws, federal or state tax laws, or for the purpose of satisfying applicable stock exchange listing requirements.

EMPLOYMENT AGREEMENTS AND COMPENSATION ARRANGEMENTS

  Employment Agreement with Martin R. Diedrich

     In June 1995, Martin R. Diedrich, the Company's Chairman of the Board and Director of Coffee, entered into a three-year employment agreement with the Company. The agreement provided for an annual base salary of $100,000 per year, subject to periodic adjustment by the Board of Directors. The Board of Directors may also grant Mr. Diedrich performance bonuses based upon the Company's performance and Mr. Diedrich's contributions thereto. Mr. Diedrich is also entitled to receive employee benefits consistent with the Company's policies for other senior executives. The agreement further provides that Mr. Diedrich shall not be required to relocate outside of Orange County, California as a condition to his employment.

  Employment Agreement and Compensation Arrangements with Steven A. Lupinacci

     In June 1995, Steven A. Lupinacci, the Company's President, Chief Executive Officer and Chief Financial Officer, entered into a three-year employment agreement with the Company. The agreement provided for an annual base salary of $125,000 per year, subject to periodic adjustment by the Board of Directors. The Board of Directors may also grant Mr. Lupinacci performance bonuses based upon the Company's performance and Mr. Lupinacci's contributions thereto. Mr. Lupinacci is also entitled to receive employee benefits consistent with the Company's policies for other senior executives.

     In June 1995, the Company entered into a stock option plan and agreement with Mr. Lupinacci. The agreement expires on June 29, 2005. The agreement provides for a grant of options to purchase 131,350 shares of Common Stock at an exercise price of $1.45 per share. Upon the closing of this Offering or certain other extraordinary events, Mr. Lupinacci shall be able to exercise a maximum of 85,350 option shares, subject to adjustment based upon the initial public offering price, which will vest in twelve equal installments at the end of each month after the closing of the Offering. Upon the closing of a secondary offering or certain other extraordinary events, Mr. Lupinacci shall be able to exercise a maximum of 46,000 option shares, subject to adjustment based upon the public offering price in connection with the secondary offering, which will vest in six equal installments at the end of each month after the closing of such secondary offering. In the event of a change in control under certain circumstances, the vesting schedule for all or a portion of the option shares may be accelerated. If not exercisable earlier, the option shares are exercisable in June 2003 and expire in June 2005.

  Employment Agreement with Kerry W. Coin

     In August 1996, Kerry W. Coin, the Company's Executive Vice President and Chief Operating Officer, entered into a three-year employment agreement with the Company. The agreement provided for an annual base salary of $120,000 per year, subject to periodic adjustment by the Board of Directors. Mr. Coin is also entitled to receive employee benefits consistent with the Company's policies for other senior executives and may be eligible for performance bonuses based upon the Company's performance and Mr. Coin's contributions thereto. The agreement also provided for the grant of options to purchase 120,000 shares of the Company's Common Stock at an exercise price equal to the initial public offering price per share.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND RELATED MATTERS

     The Company's Certificate of Incorporation limits, to the maximum extent permitted by the Delaware General Corporation Law, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors and officers (other than liabilities arising from acts or omissions that involve intentional misconduct, fraud or knowing violations of law or the payment of distributions in violation of Delaware General Corporation Law). The Certificate of Incorporation provides further that the Company shall indemnify, to the fullest extent permitted by Delaware General Corporation Law, any person made a party to an action or proceeding by reason of the fact that such person was a director, officer, employee or agent of the Company. Subject to the Company's Certificate of Incorporation, the Bylaws provide that the Company shall indemnify directors and officers for all costs reasonably incurred in connection with any action, suit or proceeding in which such director or officer is made a party by virtue of his being an officer or director of the Company except where such director or officer is finally adjudged to have been derelict in the performance of his duties as such director or officer.

     The Company has entered into separate indemnification agreements with its directors and officers containing provisions that provide for the maximum indemnity allowed to directors and officers by the Delaware General Corporation Law and the Company's Bylaws, subject to certain exceptions. The indemnifi-cation agreements may require the Company, among other obligations, to indemnify such directors and officers against certain liabilities that may arise by reason of their status as directors and officers, other than liabilities arising from willful misconduct of a culpable nature, provided that such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the indemnification agreements provide generally that the Company will, subject to certain exceptions, advance the expenses incurred by directors and officers as a result of any proceeding against them as to which they may be entitled to indemnification. The Company believes these agreements are necessary to attract and retain qualified persons as directors and officers. The Company also maintains directors' and officers' liability insurance.

     The indemnification provisions in the Company's Bylaws, and the indemnity agreements entered into between the Company and its directors and executive officers, may permit indemnification for liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

KEY MAN LIFE INSURANCE

     The Company currently maintains a term life insurance policy in the amount of $1,000,000 on the life of Martin Diedrich under which the Company is the sole beneficiary.

                              CERTAIN TRANSACTIONS

     Until 1987, Diedrich Coffee was also engaged in the design and manufacture of coffee roasters. Beginning in 1987, however, this business was separated from the Company and operated independently as a sole proprietorship by Stephan Diedrich, brother of Martin Diedrich, the Company's Chairman. The sole proprietorship operated under the name Diedrich Manufacturing until it was incorporated in 1991 as Diedrich Manufacturing, Inc. Presently, Diedrich Manufacturing, Inc. is doing business as Diedrich Coffee Roasters. The Company purchases roasting equipment and display bins from Diedrich Coffee Roasters from time to time. The Company made purchases in the amounts of approximately $52,000, $3,000 and $16,000 in fiscal years 1996, 1995 and 1994, respectively.
As of July 31, 1996, the Company had purchased approximately $30,000 worth of goods from Diedrich Coffee Roasters in fiscal 1997. Management believes that the prices paid to Diedrich Coffee Roasters are at least as favorable to the Company as those which would have been available from unrelated third parties at the times the purchases were made.

     On May 20, 1996, the Company entered into a revolving promissory note with a maximum principal amount of $2,000,000 payable to Redwood Enterprises VII, L.P. ("Redwood Enterprises"). This note is subordinate to the Company's line of credit with Bank of America. The interest rate on the note is the prime rate plus three percent, and the note becomes due and payable on September 30, 1996. The outstanding balance on the note as of July 31, 1996 was $1,415,000 and the interest rate was 11.25%. Redwood Enterprises owns approximately 8.8% of the Company's outstanding Common Stock after giving effect to the issuance of shares in the Offering. In addition, Mr. Heeschen, a director of the Company, is the sole general partner of Redwood Enterprises.

     On October 10, 1995, Wells Fargo Bank extended to the Company a revolving line of credit in the amount of $750,000 that was guaranteed by Martin R. Diedrich. On February 20, 1996, the line of credit was amended and the borrowing base was increased to $2,000,000, the guarantee was released and the due date was extended to February 1997. This line of credit, which was collateralized by substantially all of the Company's assets, was replaced by the Company with a new line of credit and terminated on July 19, 1996.

     On June 29, 1995, the Company issued a total of 1,608,568 shares of Series B Preferred Stock to Redwood Enterprises and Diedrich Partners I, L.P. ("Diedrich Partners") for an aggregate consideration of $2,305,000. Redwood Enterprises and Diedrich Partners own approximately 8.8% and 11.8%, respectively, of the Company's outstanding Common Stock after giving effect to the issuance of shares in the Offering. Mr. Heeschen, a director of the Company, is the sole general partner of Redwood Enterprises.

     On June 29, 1995, the Company entered into an agreement with D.C.H., L.P. ("D.C.H.") which acknowledged a purchase price overpayment of $200,000 for the 1,000,000 shares of Series A Preferred Stock purchased on December 11, 1992 for an aggregate consideration of $1,000,000. This purchase price overpayment led to the negotiation of a post-closing adjustment. The post-closing adjustment arose as a result of the fact that certain liabilities of the Company were estimated for purposes of the Company's valuation in connection with the sale of the Series A Preferred Stock and subsequent to the sale of such shares it was determined that the actual liabilities exceeded the estimated liabilities. The Company issued to D.C.H. 268,097 shares of Common Stock in exchange for the $200,000 post-closing adjustment. D.C.H. owns approximately 21.7% of the Company's outstanding Common Stock after giving effect to the issuance of shares in the Offering. In addition, Mr. Heeschen, a director of the Company, is the sole general partner of D.C.H.

     On June 29, 1995, the Company issued 17,112 shares of Common Stock to Mr. Lupinacci to address the dilution resulting from the issuance of shares in connection with the post-closing adjustment described in the preceding paragraph. Mr. Lupinacci owns approximately 4.5% of the Company's outstanding Common Stock after giving effect to the issuance of shares in the Offering.

     On June 13, 1995, the Company entered into an agreement to redeem an aggregate of 229,787 shares of Common Stock owned by Donald Holly at an aggregate price of $305,000. This agreement in connection with his resignation from the Company included a release of any and all claims against the Company arising from his employment, the sale of his shares or any other matter. Mr. Holly was formerly a director and Chief Financial Officer of the Company. Shortly following the Company's initial filing of the registration statement in connection with this Offering which was available to the public, Mr. Holly contacted the Company alleging that the per share price paid to him in 1995 was insufficient in light of the estimated initial public offering price disclosed in such registration statement. The Company believes that Mr. Holly's allegation is without merit.

     In April 1995, the Company borrowed $80,000 from Redwood Enterprises pursuant to an unsecured installment note bearing interest at a rate of 12%. Mr. Heeschen, a director of the Company, is the sole general partner of Redwood Enterprises. In July 1995, this note was repaid in full.

     During the period from 1990 to 1995, the Company made a series of unsecured loans to Martin R. Diedrich, the Company's Chairman of the Board and Secretary. At January 31, 1995 and 1996, the aggregate outstanding balance of these loans was $32,000 and $35,546, respectively. The loans bear interest at a rate of 5.19% and are due on February 1, 1999. The aggregate outstanding balance on the notes as of July 31, 1996 was $36,231.

     The Company has agreed to pay certain expenses of the Selling Stockholders in connection with this Offering. Mr. Heeschen, a director of the Company, is the sole general partner of Redwood Enterprises and D.C.H., two of the Selling Stockholders. Amre A. Youness, a former director of the Company, is the sole general partner of Diedrich Partners, a Selling Stockholder. If the Underwriters elect to exercise the over-allotment option to purchase 30,000 shares of Common Stock granted by Mr. Diedrich, the Secretary of the Company, certain of his expenses will be paid by the Company. See "Underwriting."

     In connection with the purchase of the Series A Preferred Stock and Series B Preferred Stock, the Company granted registration rights to certain stockholders. See "Description of Capital Stock -- Registration Rights."

     All future transactions, including loans, between the Company and its officers, directors, principal stockholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of July 31, 1996, and as adjusted to reflect the sale of Common Stock offered by this Prospectus, (i) by each person (or group of affiliated persons) who is known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) by each of the Named Executive Officers, (iii) by each of the Company's directors and director designates, and (iv) by all directors, director designates and executive officers as a group. The Company believes that the persons and entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable. The information contained in this table assumes that the Series A and Series B Preferred Stock of the Company has been converted into Common Stock.

                                         SHARES BENEFICIALLY                        SHARES BENEFICIALLY
                                                OWNED                                      OWNED
                                        PRIOR TO THE OFFERING      NUMBER OF          AFTER OFFERING
                                        ---------------------     SHARES BEING     ---------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)  NUMBER       PERCENT      OFFERED(2)       NUMBER       PERCENT
- --------------------------------------- ---------     -------     ------------     ---------     -------
D.C.H., L.P. .......................... 1,268,097       33.4         100,000       1,168,097       21.7
  450 Newport Center Drive
  Suite 450
  Newport Beach, CA 92660
Redwood Enterprises VII, L.P. .........   804,284       21.2         332,247         472,037        8.8
  450 Newport Center Drive
  Suite 450
  Newport Beach, CA 92660
Diedrich Partners I, L.P.(3) ..........   804,284       21.2         167,753         636,531       11.8
  3 Civic Plaza
  Suite 170
  Newport Beach, CA 92660
Martin R. Diedrich.....................   685,107       18.1              --         685,107       12.7
Steven A. Lupinacci....................   236,991(4)     6.2              --         236,991(4)     4.4
Kerry W. Coin..........................    11,667(5)       *              --          11,667(5)       *
Paul C. Heeschen....................... 2,072,381(6)    54.7         432,247       1,640,134(6)    30.4
Peter Churm............................        --         --              --              --         --
Lawrence Goelman.......................        --         --              --              --         --
All directors, director designates and
  executive officers as a group (6
  persons)............................. 3,006,146       78.9         432,247       2,573,899       47.6

- ---------------
 *  Less than 1%.

(1) Unless otherwise indicated, the business address of each of the stockholders named in this table is Diedrich Coffee, Inc., 2144 Michelson Drive, Irvine, California 92612.

(2) Does not include 216,123 shares beneficially owned by Redwood Enterprises VII, L.P., 83,877 shares beneficially owned by Diedrich Partners I, L.P. and 30,000 shares beneficially owned by Martin R. Diedrich that are subject to the Underwriters' over-allotment option.

(3) Amre A. Youness is the sole general partner of this limited partnership with voting and investment power as to all of the shares beneficially owned by the limited partnership. Neither Mr. Diedrich nor any member of his family owns any interest in this limited partnership.

(4) Includes 7,113 shares that Mr. Lupinacci has the right to acquire upon exercise of stock options within 60 days of July 31, 1996, assuming consummation of the Offering. These options were granted to Mr. Lupinacci on June 29, 1995 pursuant to a stock option plan and agreement at an exercise price of $1.45 per share.

(5) Includes 11,667 shares that Mr. Coin has the right to acquire upon exercise of stock options within 60 days of July 31, 1996. These options were granted to Mr. Coin on August 26, 1996 pursuant to the Incentive Plan at an exercise price equal to the initial public offering price per share.

(6) Includes shares beneficially owned by D.C.H., L.P. and Redwood Enterprises VII, L.P. Mr. Heeschen is the sole general partner of each of these partnerships with voting and investment power as to all of such shares. Does not include a limited partnership interest of approximately 2.2% of Diedrich Partners I, L.P. owned by Mr. Heeschen as he does not exercise any voting or investment power with respect to the shares owned by Diedrich Partners I, L.P.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Prior to consummation of the Offering, the Company will be reincorporated in Delaware and the Company's new certificate of incorporation (the "Certificate of Incorporation") will authorize 25,000,000 shares of a single class of Common Stock, par value $.01 per share, and 3,000,000 shares of preferred stock, par value $.01 per share, none of which shares of preferred stock will be issued and outstanding immediately after completion of the Offering. All outstanding shares of Common Stock are, and the shares offered hereby will be, when issued and sold, fully paid and nonassessable.

     The discussion below describes the capital stock of the Company as it will exist upon the closing of this Offering, unless otherwise noted.

COMMON STOCK

     As of July 31, 1996, there were 1,183,082 shares of Common Stock outstanding held of record by three stockholders and 2,608,568 shares of Common Stock reserved for issuance upon the conversion of preferred stock to three stockholders. The holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors from funds legally available therefor, subject to the dividend preferences of any preferred stock that may be designated and issued by the Company in the future. Upon liquidation or dissolution of the Company, the holders of Common Stock are entitled to share ratably in all assets available for distribution after payment of liabilities and liquidation preferences of the Preferred Stock, if any. Holders of Common Stock have no preemptive rights, no cumulative voting rights and no rights to convert their Common Stock into any other securities. Any action taken by common stockholders must be taken at an annual or special meeting and may not be taken by written consent. The outstanding shares of Common Stock are, and the shares of Common Stock to be outstanding upon the completion of this Offering will be, fully paid and nonassessable.

     Pursuant to Section 2115 of the California Corporations Code (the "California Law"), a corporation incorporated in a State other than California (such as the Company, which is incorporated in Delaware) may nevertheless be subject to certain of the provisions of the California Law (as specified in Section 2115 of the California Law) applicable to California corporations (commonly designated a "Quasi-California Corporation") if more than one-half of its outstanding voting securities are owned of record by persons having addresses in California and more than half of its business is conducted in California (generally, if the average of its property factor, payroll factor and sales factor (as defined in Sections 25129, 25132 and 25134 of the California Revenue and Taxation Code) is more than 50 percent during its latest full income year). Such a foreign corporation will not be treated as a Quasi-California Corporation, however, if it has more than 800 holders of record of a class of securities qualified for trading on the Nasdaq National Market. Prior to this Offering, 100% of the outstanding shares of the Company's Common Stock were owned of record by persons having addresses in California. It is expected that such percentage will be reduced significantly as a result of this Offering. To the extent, however, that the Company meets the requirements set forth in
Section 2115 of the California Law, the Company could become a Quasi-California Corporation subject to the California Law which, among other things, requires cumulative voting and is more restrictive than Delaware law concerning dividends and other distributions to stockholders.

PREFERRED STOCK

     Effective upon the closing of this Offering, the Board of Directors will have the authority, without any further vote or action by the stockholders, to provide for the issuance of up to 3,000,000 shares of preferred stock from time to time in one or more series, to establish the number of shares to be included in each such series, to fix the designations, preferences, limitations and relative, participating, optional or other special rights and qualifications or restrictions of the shares of each series and to determine the voting powers, if any, of such shares. The issuance of preferred stock could adversely affect, among other things, the rights of existing stockholders or could delay or prevent a change in control of the Company without further action by the stockholders. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock. In addition, any such issuance could have the effect of making removal of the present management of the Company more difficult, or resulting in restrictions upon the payment of dividends and other distributions to the holders of Common Stock. The Company has no current plans to issue any preferred stock.

WARRANTS

     The Company does not have any outstanding warrants other than the Representative's Warrants described in this Prospectus. See "Underwriting."

REGISTRATION RIGHTS

     After the consummation of this Offering, the holders of 2,108,568 shares of Common Stock, or their permitted transferees, will be entitled to certain rights with respect to registration of such shares under the Securities Act. These rights were granted pursuant to purchase agreements entered into with the Company by the holders of the Company's Series A and Series B Preferred Stock prior to this Offering. Such holders have been granted certain demand and incidental registration rights with respect to the Common Stock issuable upon conversion of the Series A and Series B Preferred Stock (the "Registrable Securities"). After the expiration of the 180-day lock-up period, the demand registration rights can be exercised a maximum of three times by holders of the Registrable Securities. See "Underwriting." With respect to the Common Stock issuable upon conversion of the Series B Preferred Stock, however, holders of at least 50% of such Registrable Securities must make such a demand. The incidental registration rights provide that if the Company proposes to register any of its securities under the Securities Act, either for its own account or the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein. The Company is required to bear substantially all of the expenses of all such registrations, except for underwriting discounts and commissions.

     In connection with this Offering, the Company has granted registration rights to the Representative in connection with the Representative's Warrants. See "Underwriting."

TRANSFER AGENT

     The transfer agent for the Common Stock is U.S. Stock Transfer Corporation.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this Offering, there has not been any public market for the Common Stock. Sale of a substantial number of shares of Common Stock into the public market following the Offering could adversely affect prevailing market prices for the Common Stock.

     Following the completion of this Offering, the Company will have outstanding an aggregate of 5,391,650 shares of Common Stock. In addition to the 2,200,000 shares of Common Stock offered hereby, as of the date of this Prospectus, there will be 3,191,650 shares of Common Stock outstanding, all of which are Restricted Shares under the Securities Act.

     Beginning 180 days after the Effective Date, 3,191,650 Restricted Shares subject to lock-up agreements will become eligible for sale in the public market pursuant to Rule 144, all of which will be subject to the volume and other resale restrictions pursuant to Rule 144. The Representative may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements prior to the expiration of the applicable lock-up period.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least two years (including the holding period of any prior owner except an affiliate) is entitled to sell in "broker's transactions" or to market makers, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (53,916 shares immediately after this Offering) or (ii) generally, the average weekly trading volume in the Common Stock during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the ninety (90) days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years, would be entitled to sell such shares without having to comply with the manner of the sale, volume limitation or notice filing provisions described above.

     Certain holders of shares of Common Stock of the Company are entitled to certain registration rights. See "Description of Capital Stock -- Registration Rights" and "Underwriting."

     The Company intends to file registration statements on Form S-8 under the Securities Act to register up to 600,000 shares of Common Stock reserved for issuance under its Incentive Plan and Non-Employee Directors Plan, thus permitting the resale of such shares by nonaffiliates in the public market without restriction under the Securities Act, subject to vesting restrictions with the Company or the lock-up agreements described above. As of July 31, 1996, other than options to purchase 120,000 shares of the Company's Common Stock at an exercise price equal to the initial public offering price per share that were granted to the Company's Chief Operating Officer in August 1996, there were no shares subject to options which had been granted under either of these plans.

                                  UNDERWRITING

     The Underwriters named below, represented by The Boston Group, L.P., have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock indicated below opposite their respective names at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions and that the Underwriters are committed to purchase all of such shares, if any are purchased.

                                                                            NUMBER OF
                                   UNDERWRITERS                              SHARES
        ------------------------------------------------------------------  ---------
        The Boston Group, L.P. ...........................................
                                                                            ---------
                  Total...................................................  2,200,000
                                                                            =========

     The Representative was organized in California and its principal business function is to underwrite and sell securities. The Representative has been recently formed and has underwritten only a limited number of public offerings. However, the Chairman, Vice Chairman, Senior Vice President of Trading and Director of Corporate Finance of the Representative have additional prior experience with public offerings. The Chairman of the Representative has been in the securities industry for more than 11 years. He was associated with various national broker-dealers, including as a registered principal and a registered representative. The Vice Chairman of the Representative has been in the securities industry for over 20 years, where he served in various capacities, including executive officer and registered principal and representative, for various firms providing back office and related services to the securities industry, and was employed in various capacities by the National Association of Securities Dealers, Inc. The Senior Vice President of Trading of the Representative has been employed in the securities trading business for over 31 years. He has been responsible for supervising the market making operations, as well as managing the correspondent wire operations, for a financial firm, and worked as an over-the-counter trader at various financial firms. Nonetheless, due to the Representative's limited history, there can be no assurance that the Offering will be completed or, if completed, that an active trading market for the Common Stock will develop. After interviewing various underwriters, the Company has advised the Representative that it chose the Representative based upon various factors, including the Company's belief that the Representative has an understanding of the Company and its business.

     The Company has been advised by the Representative that the Underwriters propose to offer shares to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain securities dealers at
such price less a concession of not more than $          per share, and that the
Underwriters and such dealers may reallow to other dealers, including the
Underwriters, a discount not in excess of $          per share. After the
initial public offering, the public offering price and concessions and discounts may be changed by the Representative. No reduction in such terms shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

     The Company will bear the expenses of the Selling Stockholders in connection with the registration of shares, other than underwriting discounts and commissions.

     The Selling Stockholders have granted the Underwriters an option, exercisable within thirty days after the date of this Prospectus, to purchase up to an aggregate of an additional 330,000 shares of Common Stock, all of which will be sold by such Selling Stockholders to cover over-allotments, at the same price per share of Common Stock being paid by the Underwriters for the other shares of Common Stock offered hereby. None of the proceeds of sales by Selling Stockholders will be received by the Company.

     The Representative has informed the Company that it does not expect any sales of the shares of Common Stock offered hereby to be made by the Underwriters to any accounts over which they exercise discretionary authority.

     The Company's officers, directors and stockholders have agreed not to, directly or indirectly, offer, offer to sell, sell, grant an option to purchase or sell, or transfer any shares of Common Stock owned by them for a period of 180 days from the date of this Prospectus without the prior written consent of the Representative (other than with respect to the over-allotment option).

     The Company has agreed to pay the Representative a non-accountable expense allowance of two percent of the gross proceeds from the sale of all shares of Common Stock offered hereby (including any shares sold by the Selling Stockholders in the Offering or pursuant to the Underwriters' over-allotment option), up to a maximum of $500,000. To date, the Company has not paid any of the non-accountable expense allowance to the Representative. The Representative's expenses in excess of the non-accountable expense allowance, including its legal expenses, will be borne by the Representative. To the extent that the expenses of the Representative are less than the non-accountable expense allowance, the excess shall be deemed to be compensation to the Representative.

     The Underwriting Agreement provides that the Company and the Selling Stockholders will indemnify the Underwriters against certain liabilities under the Securities Act or will contribute payments the Underwriters may be required to make in respect thereof. The Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     Prior to this Offering, there has not been an established public market for the Common Stock. The initial public offering price will be determined by negotiations among the Company, the Selling Stockholders and the Representative. Among the major factors to be considered in determining the initial public offering price of the Common Stock will be the prevailing market conditions, the market prices relative to earnings, cash flow and assets for publicly traded common stocks of comparable companies, the sales and earnings of the Company and comparable companies in recent periods, the Company's earning potential, the experience of its management, and the position of the Company in the industry. The initial public offering price set forth on the cover page of this Prospectus should not be considered an indication of the actual value of the Common Stock. Such price is subject to change as a result of market conditions and other factors and no assurance can be given that the Common Stock can be resold at the initial public offering price.

     The Company has agreed to sell to the Representative, for $50, Representative's Warrants to purchase up to 160,000 shares of Common Stock at an exercise price per share equal to 120% of the greater of: (i) the actual public offering price per share or (ii) $11.50. The Representative's Warrants are exercisable for a period of two years beginning one year from the completion of this Offering. The Representative's Warrants are not transferable except to the officers or partners of the Representative or, beginning one year after completion of the Offering, to the employees of the Representative. The Representative's Warrants include a net exercise provision permitting the holder, upon consent of the Company, to pay the exercise price by cancellation of a number of shares with a fair market value equal to the exercise price of the Representative's Warrants.

     The Representative's Warrants provide certain rights with respect to the registration under the Securities Act of up to 160,000 shares of Common Stock issuable upon exercise thereof. The holders of the shares issuable upon exercise of the Representative's Warrants may require the Company to file a registration statement under the Securities Act with respect to such shares. In addition, if the Company registers any of its

Common Stock for its own account, the holders of the shares issuable upon exercise of the Representative's Warrants are entitled to include their shares of Common Stock in the registration.

     The foregoing sets forth the material terms and conditions of the Underwriting Agreement, but does not purport to be a complete statement of the terms and conditions thereof, copies of which are on file at the offices of the Representative, the Company, and the Securities and Exchange Commission. See "Additional Information."

                                 LEGAL MATTERS

     Certain legal matters with respect to the shares of Common Stock offered hereby will be passed upon for the Company by Gibson, Dunn & Crutcher LLP, Orange County, California. Munger, Tolles & Olson, Los Angeles, California, will act as counsel for the Underwriters.

                                    EXPERTS

     The financial statements of the Company and the Acquired Stores of Brothers Gourmet Coffees, Inc. included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C. a Registration Statement on Form S-1 (together with all amendments thereto, the "Registration Statement"), under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules filed therewith, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document referred to are not necessarily complete and in each such instance, reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement, each such statement being deemed to be qualified in its entirety by such reference. The Registration Statement, including all exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission, at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Midwest Regional Office of the Commission at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at the Northeast Regional Office of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, upon the payment of prescribed fees. The Commission maintains a web site that contains reports, proxy and information statements and other information filed electronically with the Commission at http://www.sec.gov.

                                DIEDRICH COFFEE

                         INDEX TO FINANCIAL STATEMENTS

HISTORICAL FINANCIAL STATEMENTS OF DIEDRICH COFFEE
Report of Independent Certified Public Accountants....................................   F-2
Balance Sheets as of January 31, 1995 and 1996 and May 1, 1996 (unaudited)............   F-3
Statements of Operations for the years ended January 31, 1994, 1995 and 1996 and the twelve weeks ended April 25, 1995 (unaudited) and the thirteen weeks ended May 1,
  1996 (unaudited)....................................................................   F-4
Statements of Stockholders' Equity for the years ended January 31, 1994, 1995 and 1996
  and the thirteen weeks ended May 1, 1996 (unaudited)................................   F-5
Statements of Cash Flows for the years ended January 31, 1994, 1995 and 1996 and the twelve weeks ended April 25, 1995 (unaudited) and the thirteen weeks ended May 1,
  1996 (unaudited)....................................................................   F-6
Notes to Financial Statements.........................................................   F-7
HISTORICAL FINANCIAL STATEMENTS OF THE ACQUIRED STORES OF BROTHERS GOURMET COFFEES,
  INC.
Report of Independent Certified Public Accountants....................................  F-17
Balance Sheets as of December 30, 1994, December 29, 1995 and
  January 26, 1996....................................................................  F-18
Statements of Operations and Store Equity for the period from inception (June 1, 1994)
  to December 30, 1994, the year ended December 29, 1995 and the four weeks ended
  January 26, 1996....................................................................  F-19
Statements of Cash Flows for the period from inception (June 1, 1994) to December 30,
  1994,
  the year ended December 29, 1995 and the four weeks ended January 26, 1996..........  F-20
Notes to Financial Statements.........................................................  F-21
UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS OF DIEDRICH COFFEE
Pro Forma Condensed Financial Statements..............................................  F-23
Pro Forma Condensed Balance Sheet as of January 31, 1996..............................  F-24
Pro Forma Condensed Statement of Operations for the year ended January 31, 1996.......  F-25
Notes to Pro Forma Condensed Financial Statements.....................................  F-26

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Diedrich Coffee
Irvine, California

     We have audited the accompanying balance sheets of Diedrich Coffee as of January 31, 1995 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended January 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Diedrich Coffee at January 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended January 31, 1996 in conformity with generally accepted accounting principles.

                                          BDO SEIDMAN, LLP

Costa Mesa, California
March 11, 1996, except
  as to Note 9, which
  is as of July 19, 1996

                                DIEDRICH COFFEE

                                 BALANCE SHEETS

                                                                         JANUARY 31,
                                                                  -------------------------       MAY 1,
                                                                     1995           1996           1996
                                                                  ----------     ----------     -----------
                                                                                                (UNAUDITED)
ASSETS (NOTES 4 AND 9)
Current Assets:
  Cash..........................................................  $   58,884     $   94,659     $   79,222
  Accounts receivable...........................................      66,542        134,573        159,049
  Inventories (Note 2)..........................................     300,103        645,493        849,631
  Deferred income taxes (Note 8)................................       9,082         14,079         14,079
  Prepaid expenses..............................................      70,753        106,367        141,961
  Other current assets..........................................      25,985         12,890         11,390
                                                                  ----------     ----------     ----------
         Total current assets...................................     531,349      1,008,061      1,255,332
Property and equipment, net (Notes 3, 4 and 5)..................   1,760,872      4,100,898      6,580,413
Costs in excess of net assets acquired, net (Note 9)............          --             --        841,780
Deferred income taxes (Note 8)..................................      30,892         34,113         34,113
Other assets (Note 5)...........................................     180,064        172,600        203,068
                                                                  ----------     ----------     ----------
                                                                  $2,503,177     $5,315,672     $8,914,706
                                                                  ==========     ==========     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Checks issued against future deposits.........................  $       --     $       --     $  395,239
  Current portion of long-term debt (including related party)
    and revolving line of credit (Notes 4 and 9)................      40,940        117,538      2,941,307
  Current portion of obligation under capital lease -- related party
    (Note 5)....................................................      34,143             --             --
  Notes payable.................................................      39,398         39,398         39,398
  Accounts payable..............................................     417,057        635,428      1,387,657
  Accrued compensation..........................................      88,723        184,891        140,493
  Accrued expenses..............................................      40,328         32,237         82,366
  Income taxes payable (Note 8).................................      88,277         51,235         87,884
                                                                  ----------     ----------     ----------
         Total current liabilities..............................     748,866      1,060,727      5,074,344
Long-term debt (including related party), less current portion
  (Notes 4 and 9)...............................................     338,180        829,320        304,345
Obligation under capital lease -- related party, less current portion
  (Note 5)......................................................     132,729             --             --
Deferred rent...................................................     110,378        121,144        124,423
                                                                  ----------     ----------     ----------
         Total liabilities......................................   1,330,153      2,011,191      5,503,112
                                                                  ----------     ----------     ----------
Commitments and contingencies (Notes 6, 7 and 9)
Subsequent events (Note 9)
Stockholders' equity (Note 7):
  Series A convertible cumulative preferred stock, no par value;
    liquidation preference of $1.00 per share, aggregating
    $1,000,000; authorized, 1,000,000 shares; issued and
    outstanding,
    1,000,000 shares............................................   1,000,000        800,000        800,000
  Series B convertible cumulative preferred stock, no par value;
    liquidation preference of $1.433 per share, aggregating
    $2,305,000; authorized, 1,608,568 shares; issued and
    outstanding, 0 shares at January 31, 1995 and 1,608,568
    shares at January 31, 1996 and May 1, 1996..................          --      2,225,813      2,225,813
  Common stock, no par value; authorized, 4,021,437 shares;
    issued and outstanding, 1,127,660 shares at January 31, 1995
    and 1,183,082 shares at January 31, 1996 and May 1, 1996....     147,000        330,698        330,698
  Retained earnings (accumulated deficit).......................      51,024        (52,030)        55,083
  Stockholder receivable........................................     (25,000)            --             --
                                                                  ----------     ----------     ----------
         Total stockholders' equity.............................   1,173,024      3,304,481      3,411,594
                                                                  ----------     ----------     ----------
                                                                  $2,503,177     $5,315,672     $8,914,706
                                                                  ==========     ==========     ==========

                See accompanying notes to financial statements.

                                DIEDRICH COFFEE

                            STATEMENTS OF OPERATIONS

                                             YEARS ENDED JANUARY 31,            TWELVE       THIRTEEN
                                       ------------------------------------   WEEKS ENDED   WEEKS ENDED
                                          1994         1995         1996       APRIL 25,      MAY 1,
                                       ----------   ----------   ----------      1995          1996
                                                                              -----------   -----------
                                                                              (UNAUDITED)   (UNAUDITED)
Net sales:
  Retail.............................  $3,911,784   $6,673,330   $8,878,904   $ 1,757,205   $ 3,901,997
  Wholesale and other................     502,377      917,423    1,365,271       300,963       372,733
                                       ----------   ----------   ----------    ----------    ----------
          Total......................   4,414,161    7,590,753   10,244,175     2,058,168     4,274,730
                                       ----------   ----------   ----------    ----------    ----------
Costs and expenses:
  Cost of sales and related occupancy
     costs...........................   1,795,866    3,163,812    4,409,485       872,214     1,772,892
  Store operating expenses...........   1,594,144    2,583,998    3,520,140       668,990     1,734,879
  Other operating expenses...........     146,466      282,603      276,788        64,410        59,320
  Depreciation and amortization......     101,692      254,708      353,840        61,995       153,925
  General and administrative
     expenses........................     808,831      851,011    1,334,694       276,735       337,375
                                       ----------   ----------   ----------    ----------    ----------
          Total......................   4,446,999    7,136,132    9,894,947     1,944,344     4,058,391
                                       ----------   ----------   ----------    ----------    ----------
Operating income (loss)..............     (32,838)     454,621      349,228       113,824       216,339
Interest expense.....................     (90,543)     (82,788)     (50,187)      (14,932)      (38,841)
Interest and other income............      35,383        4,702       15,814         1,793         1,264
                                       ----------   ----------   ----------    ----------    ----------
Income (loss) before income taxes....     (87,998)     376,535      314,855       100,685       178,762
Provision for income taxes (Note
  8).................................         800       52,704      129,211        41,281        71,649
                                       ----------   ----------   ----------    ----------    ----------
Net income (loss)....................  $  (88,798)  $  323,831   $  185,644   $    59,404   $   107,113
                                       ==========   ==========   ==========    ==========    ==========
Pro forma information (Note 1):
  Net income per share...............                            $      .06                 $       .03
                                                                 ==========                  ==========
  Weighted average shares
     outstanding.....................                             3,153,000                   3,906,000
                                                                 ==========                  ==========

                See accompanying notes to financial statements.

                                DIEDRICH COFFEE

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                           SERIES A                SERIES B                                  RETAINED
                        PREFERRED STOCK         PREFERRED STOCK         COMMON STOCK         EARNINGS
                     ---------------------   ---------------------  --------------------   (ACCUMULATED   STOCKHOLDER
                      SHARES      AMOUNT      SHARES      AMOUNT     SHARES      AMOUNT      DEFICIT)     RECEIVABLE     TOTAL
                     ---------  ----------   ---------  ----------  ---------   --------   ------------   -----------  ----------
Balance, January
  31, 1993.........  1,000,000  $1,000,000          --  $       --  1,127,660   $147,000    $ (184,009)    $ (25,000)  $  937,991
Net loss for the
  year.............         --          --          --          --         --         --       (88,798)           --      (88,798)
                     ---------  ----------   ---------  ----------  ---------   --------     ---------      --------   ----------
Balance, January
  31, 1994.........  1,000,000   1,000,000          --          --  1,127,660    147,000      (272,807)      (25,000)     849,193
Net income for the
  year.............         --          --          --          --         --         --       323,831            --      323,831
                     ---------  ----------   ---------  ----------  ---------   --------     ---------      --------   ----------
Balance, January
  31, 1995.........  1,000,000   1,000,000          --          --  1,127,660    147,000        51,024       (25,000)   1,173,024
Repurchase of
  common stock
  (Note 7).........         --          --          --          --   (229,787)   (16,302)     (288,698)       25,000     (280,000)
Issuance of Series
  B preferred stock
  (Note 7).........         --          --   1,608,568   2,225,813         --         --            --            --    2,225,813
Common stock issued
  upon adjustment
  of original
  purchase price of
  Series A
  preferred stock
  (Note 7).........         --    (200,000)         --          --    285,209    200,000            --            --           --
Net income for the
  year.............         --          --          --          --         --         --       185,644            --      185,644
                     ---------  ----------   ---------  ----------  ---------   --------     ---------      --------   ----------
Balance, January
  31, 1996.........  1,000,000     800,000   1,608,568   2,225,813  1,183,082    330,698       (52,030)           --    3,304,481
Net income for the
  period
  (unaudited)......         --          --          --          --         --         --       107,113            --      107,113
                     ---------  ----------   ---------  ----------  ---------   --------     ---------      --------   ----------
Balance, May 1,
  1996
  (unaudited)......  1,000,000  $  800,000   1,608,568  $2,225,813  1,183,082   $330,698    $   55,083     $      --   $3,411,594
                     =========  ==========   =========  ==========  =========   ========     =========      ========   ==========

                See accompanying notes to financial statements.

                                DIEDRICH COFFEE

                            STATEMENTS OF CASH FLOWS

                                                                                       TWELVE
                                                      YEARS ENDED JANUARY 31,           WEEKS      THIRTEEN
                                                 ----------------------------------     ENDED     WEEKS ENDED
                                                   1994        1995         1996      APRIL 25,     MAY 1,
                                                 ---------   ---------   ----------     1995         1996
                                                                                      ---------   -----------
                                                                                      (UNAUDITED) (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)............................  $ (88,798)  $ 323,831   $  185,644   $  59,404   $   107,113
  Adjustments to reconcile net income (loss) to
     cash provided by operating activities:
     Depreciation and amortization.............    101,692     254,708      353,840      61,995       153,925
     Deferred income taxes.....................         --     (39,974)      (8,218)         --            --
     Increase (decrease) from changes in:
       Accounts receivable.....................    (40,950)     (2,924)     (68,031)    (58,172)      (24,476)
       Inventories.............................    (87,530)   (123,623)    (345,390)     91,260      (204,138)
       Prepaid expenses........................    (28,183)    (42,570)     (35,614)   (126,238)      (35,594)
       Other current assets....................     (1,023)      6,541       13,095      25,995         1,500
       Other assets............................    (18,429)    (13,301)     (12,768)     53,690       (30,468)
       Accounts payable........................    386,421     (97,624)     218,371     (48,846)      752,229
       Accrued compensation....................    (11,733)     67,651       83,505      41,201       (44,398)
       Accrued expenses........................     (6,647)     (1,371)       4,572      30,545        23,349
       Income taxes payable....................         --      88,277      (37,042)    (80,867)       36,649
     Deferred rent.............................     41,748      27,592       10,766       2,842         3,279
                                                 ---------   ---------   -----------  ---------   -----------
Cash provided by operating activities..........    246,568     447,213      362,730      52,809       738,970
                                                 ---------   ---------   -----------  ---------   -----------
Cash flows from investing activities:
  Capital expenditures for property and
     equipment.................................   (964,822)   (342,110)  (2,673,634)   (142,474)   (1,648,440)
  Acquisition of coffeehouses..................         --          --           --          --    (1,800,000)
                                                 ---------   ---------   -----------  ---------   -----------
Cash used in investing activities..............   (964,822)   (342,110)  (2,673,634)   (142,474)   (3,448,440)
                                                 ---------   ---------   -----------  ---------   -----------
Cash flows from financing activities:
  Checks issued against future deposits........         --          --           --     125,800       395,239
  Proceeds from (payments on) notes payable....    (19,102)     13,500           --          --            --
  Proceeds from long-term debt.................    173,500      62,446      580,000     108,747     2,327,776
  Principal payments on long-term debt.........    (77,795)   (108,083)     (93,674)    (15,218)      (28,982)
  Principal payments on obligation under
     capital lease -- related party............    (24,722)    (35,999)     (85,460)   (166,872)           --
  Proceeds from sale of preferred stock........         --          --    2,225,813          --            --
  Repurchase of common stock...................         --          --     (280,000)         --            --
                                                 ---------   ---------   -----------  ---------   -----------
Net cash provided by (used in) financing
  activities...................................     51,881     (68,136)   2,346,679      52,457     2,694,033
                                                 ---------   ---------   -----------  ---------   -----------
Net increase (decrease) in cash................   (666,373)     36,967       35,775     (37,208)      (15,437)
Cash at beginning of period....................    688,290      21,917       58,884      58,884        94,659
                                                 ---------   ---------   -----------  ---------   -----------
Cash at end of period..........................  $  21,917   $  58,884   $   94,659   $  21,676   $    79,222
                                                 =========   =========   ===========  =========   ===========
Supplemental Disclosure of Cash Flow
  Information
  Cash paid during the period for:
     Interest..................................  $  91,403   $  82,384   $   50,187   $  14,932   $    38,841
     Income taxes..............................  $     800   $   4,440   $   89,458   $  61,500   $    39,000

                See accompanying notes to financial statements.

                                DIEDRICH COFFEE

                         NOTES TO FINANCIAL STATEMENTS
  (INFORMATION AS OF MAY 1, 1996 AND FOR THE TWELVE WEEKS ENDED APRIL 25, 1995
             AND THE THIRTEEN WEEKS ENDED MAY 1, 1996 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business

     Diedrich Coffee (the "Company") operates a chain of coffeehouses located in Southern California, Colorado and Texas, which sell coffee beverages made with its own freshly roasted coffee. In addition, the Company sells light food items and whole bean coffee through its coffeehouses. In February 1996, the Company acquired 19 retail coffeehouse locations in Colorado and Texas (see Note 9).

  Change in Fiscal Year

     Effective February 1, 1996, the Company changed its year end from January 31 to a fiscal year ending on the Wednesday nearest January 31. Accordingly, the quarterly period ended May 1, 1996 includes thirteen weeks. Prior to the change in fiscal year end, the Company's quarterly periods included twelve weeks, except for the fourth quarter which had approximately sixteen weeks.

  Inventories

     Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value).

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over estimated useful lives of five to seven years. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the term of the related leases.

     Expenditures for major renewals and betterments that extend the useful life of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

  Store Pre-opening Costs

     Certain direct and incremental costs incurred prior to the opening of a coffeehouse location are deferred and expensed upon the opening of the coffeehouse.

  Fair Value of Financial Instruments

     The carrying amount of cash, accounts receivable, accounts payable and accrued expenses are reasonable estimates of their fair value because of the short maturity of these items. The Company believes the carrying amounts of the Company's notes payable and long-term debt approximate fair value because the interest rates on these instruments are subject to change with, or approximate, market interest rates.

  Rent Expense

     Certain of the Company's lease agreements provide for scheduled rent increases during the lease terms or for rental payments commencing on a date other than the date of initial occupancy. Rent expense is recorded on a straight-line basis over the respective terms of the leases.

  Income Taxes

     The Company uses the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting For Income Taxes." Deferred income taxes are recognized based on the differences between financial statement and income tax bases of assets and liabilities

                                DIEDRICH COFFEE
using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Pro Forma Net Income per Share

     Pro forma net income per share is based on the weighted average number of shares outstanding during the period after consideration of the dilutive effect, if any, of stock options granted and after giving pro forma effect to the conversion of the Company's outstanding preferred stock to common stock in connection with the initial public offering. Dividends on the preferred stock have been excluded from the computation since the preferred stock has been assumed to have been converted to common stock. Historical net income per share has not been presented as such amount is based on a calculation that is not reflective of the Company's ongoing capital structure.

  New Accounting Standards

     Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company is in the process of analyzing the impact of this statement and does not believe that it will have a material impact on the Company's financial position or results of operations. The Company anticipates adopting the provisions of the statement for fiscal year 1997.

     Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" established financial accounting and reporting standards for stock-based employee compensation plans and certain other transactions involving the issuance of stock. The Company is in the process of analyzing the impact of this statement and does not believe it will have a material impact on the Company's financial position or results of operations. The Company anticipates adopting the provisions of the statement for fiscal year 1997.

  Interim Financial Information

     The accompanying unaudited financial statements as of May 1, 1996 and for the twelve weeks ended April 25, 1995 and the thirteen weeks ended May 1, 1996 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the footnote information required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal, recurring accruals) considered necessary for a fair presentation have been included. Results for the interim periods are not necessarily indicative of the results for an entire year.

                                DIEDRICH COFFEE

2.  INVENTORIES

     Inventories consist of the following:

                                                                                     MAY 1,
                                                            JANUARY 31,               1996
                                                     -------------------------     ----------
                                                        1995           1996
                                                     ----------     ----------     (UNAUDITED)
    Unroasted coffee...............................  $   47,679     $  128,369     $  159,451
    Roasted coffee.................................      20,214         24,274         69,939
    Accessory and specialty items..................     105,091         74,299        119,684
    Other food, beverage and supplies..............     127,119        418,551        500,557
                                                     ----------     ----------     ----------
                                                     $  300,103     $  645,493     $  849,631
                                                     ==========     ==========     ==========

3.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                                     MAY 1,
                                                            JANUARY 31,               1996
                                                     -------------------------     ----------
                                                        1995           1996
                                                     ----------     ----------     (UNAUDITED)
    Leasehold improvements.........................  $1,017,649     $2,107,408     $3,072,007
    Equipment......................................     833,882      1,542,436      2,246,945
    Furniture and fixtures.........................     414,174        772,936      1,242,390
    Construction in progress.......................      96,382        609,305      1,102,603
                                                     ----------     ----------     ----------
                                                      2,362,087      5,032,085      7,663,945
    Accumulated depreciation and amortization......    (601,215)      (931,187)    (1,083,532)
                                                     ----------     ----------     ----------
                                                     $1,760,872     $4,100,898     $6,580,413
                                                     ==========     ==========     ==========

                                DIEDRICH COFFEE

4. LONG-TERM DEBT AND REVOLVING LINE OF CREDIT

     Long-term debt consists of the following:

                                                                 JANUARY 31,            MAY 1,
                                                            ---------------------     ----------
                                                              1995         1996          1996
                                                            --------     --------     ----------
                                                                                      (UNAUDITED)
                                                                                      ----------
$750,000 bank revolving line of credit, collateralized
  by substantially all assets, with interest at prime
  (8.5% at January 31, 1996) plus .75%. Interest payable
  monthly; all outstanding principal and accrued
  interest due and payable in October 1996. In February
  1996, the line of credit was amended and the borrowing
  base was increased to $2,000,000 and the due date was
  extended to February 1997. Repaid in July 1996 (see
  Note 9)...............................................    $     --     $500,000     $2,000,000
$500,000 bank loan commitment available for the purchase
  of equipment; advances are collateralized by
  equipment; payable in equal monthly installments over
  a three-year period with interest at prime plus 1%. In
  February 1996, the agreement was amended and the
  committed borrowing base was increased to $1,000,000
  for which advances are available through February
  1997. Repaid in July 1996 (see Note 9)................          --           --        827,776
Notes payable to landlord, payable in monthly
  installments aggregating $5,213 including interest at
  15% per annum through various dates ending December
  2008. Notes are collateralized by certain property and
  equipment used in coffeehouse operations and
  personally guaranteed by a stockholder/officer of the
  Company...............................................     326,390      309,013        303,638
Note payable bearing interest at 12% per annum; payable
  in monthly principal and interest installments of
  $3,725; all unpaid principal and interest due July 1,
  1997 (see Note 5).....................................          --       61,089         51,652
Unsecured notes payable to related parties, payable in
  monthly installments aggregating $3,821 including 12%
  interest, due through March 1997 (see Note 5).........          --       49,699         39,329
Note payable to a former stockholder under a non-compete
  agreement, payable in monthly installments of $2,125
  including interest at 10% per annum through October
  1995 (see Note 5).....................................      18,351           --             --
Other...................................................      34,379       27,057         23,257
                                                            --------     --------     ----------
                                                             379,120      946,858      3,245,652
Less current portion....................................      40,940      117,538      2,941,307
                                                            --------     --------     ----------
                                                            $338,180     $829,320     $  304,345
                                                            ========     ========     ==========

                                DIEDRICH COFFEE

     Principal maturities of long-term debt as of January 31, 1996 are as follows:

                             YEAR ENDING JANUARY 31,
                --------------------------------------------------
                1997..............................................   $117,538
                1998..............................................    556,987
                1999..............................................     26,691
                2000..............................................     27,922
                2001..............................................     31,932
                Thereafter........................................    185,788
                                                                     --------
                                                                     $946,858
                                                                     ========

5.  RELATED PARTY TRANSACTIONS

  Related Party Receivables

     The Company has an amount receivable pursuant to a promissory note from a stockholder/officer aggregating $32,000 and $35,546 at January 31, 1995 and 1996, respectively, which is included in the other assets in the accompanying balance sheets. The promissory note accrues interest at a rate of 5.19% and is due in February 1999.

  Covenant-Not-To-Compete

     On November 1, 1990, the Company's founder entered into an agreement with one of the Company's stockholders whereby the founder sold all of his shares of common stock of the Company to the then sole remaining stockholder. As part of the agreement, the founder also signed a non-compete agreement with the Company in which the Company was to pay the founder an aggregate of $100,000 over 5 years (see Note 4).

  Obligation Under Capital Lease -- Related Party

     The Company was the general partner of Diedrich Coffeehouse Partners I (a California limited partnership). The limited partnership was formed for the purpose of acquiring equipment, furniture and fixtures and leasehold improvements for the Company's Newport Beach coffeehouse location. Acquired assets were leased to the Company under a capital lease agreement expiring in 1998. As of January 31, 1995, $250,000 of asset cost had been capitalized with accumulated depreciation and amortization aggregating $121,242.

     In March 1995, the Company executed agreements with investors in the partnership to either repay the outstanding principal and accrued interest balances or convert the outstanding principal and accrued interest balances into 12%, two-year, unsecured and fully amortized notes. On March 20, 1995, the Company paid $85,460 of principal and interest to investors and converted $81,412 into two-year notes (see Note 4). In connection with such transactions, Diedrich Coffeehouse Partners I was dissolved.

  Note Payable

     In April 1995, the Company borrowed $80,000 from a related party pursuant to an unsecured installment note bearing interest at 12% and due July 1997, which was refinanced with an unrelated third party in July 1995 (see Note 4).

                                DIEDRICH COFFEE

6.  COMMITMENTS AND CONTINGENCIES

  Operating Leases

     As of January 31, 1996, the Company leases warehouse and office space in Irvine, California and twelve coffeehouse locations in Orange County, California expiring through February 2007. The leases for five of the coffeehouse locations are guaranteed by an officer/director of the Company. Certain of the coffeehouse leases require the payment of property taxes, normal maintenance and insurance on the properties and additional rents based on percentages of sales in excess of various specified retail sales levels. Contingent rent expense was insignificant during the years ended January 31, 1994, 1995 and 1996, and the twelve and thirteen weeks ended April 25, 1995 and May 1, 1996, respectively.

     Future minimum lease payments under non-cancelable operating leases as of January 31, 1996 are as follows:

                             YEAR ENDING JANUARY 31,
                -------------------------------------------------
                1997.............................................  $  856,000
                1998.............................................     831,000
                1999.............................................     817,000
                2000.............................................     822,000
                2001.............................................     731,000
                Thereafter.......................................   2,252,000
                                                                   ----------
                                                                   $6,309,000
                                                                   ==========

     Rent expense under operating leases was approximately $324,000, $479,000, $667,000 and $356,000 (unaudited) for the years ended January 31, 1994, 1995, 1996 and the thirteen weeks ended May 1, 1996, respectively (see Note 9).

     As of January 31, 1996, the Company had entered into fixed price purchase contracts for unroasted coffee aggregating approximately $245,000. Such contracts are generally short-term in nature and the Company believes that their cost approximates fair market value.

  Contingencies

     The Company is subject to certain legal proceedings and claims arising in connection with its business. In the opinion of management, there are currently no claims that will have a material adverse effect on the Company's financial position or results of operations.

7.  STOCKHOLDERS' EQUITY

     In June 1995, the Company repurchased 229,787 shares of common stock from a stockholder for $305,000, which consideration was offset by a $25,000 stockholder receivable related to the original purchase of the shares.

     In June 1995, the Company amended and restated its articles of incorporation and authorized the issuance of 1,608,568 shares of new preferred stock designated as Series B Preferred Stock ("Series B"). The amended and restated articles of incorporation also changed the characteristics of the previously issued Series A Preferred Stock ("Series A") to conform with that of the newly authorized Series B, except for the liquidation preference. The Series A and Series B have the following characteristics:

     (i) Liquidation Preference

          Holders of the Series A are entitled to receive from the assets of the Company a liquidation value of $1.00 per share, plus all accrued but unpaid dividends prior to distribution of assets to any other class or

                                DIEDRICH COFFEE
     series of capital stock. After payments to the holders of Series A, the holders of Series B are entitled to receive from the remaining assets of the Company a liquidation value of $1.433 per share, plus all accrued but unpaid dividends prior to distribution of assets to any holders of common stock.

     (ii) Voting Rights

          Each share of Series A and Series B may vote on all matters presented before the stockholders, including the election of the Board of Directors of the Company.

     (iii) Conversion Rights

          Up until the close of business of the day immediately preceding the day of a Qualified Public Offering (the "Automatic Conversion Date"), the holders of Series A and Series B may, at their option, convert their shares into shares of common stock on a one-for-one basis. On the Automatic Conversion Date, all shares of Series A and Series B then outstanding will automatically convert to shares of common stock. The initial conversion price is subject to adjustment in the event of stock splits or combinations.

     (iv) Dividends

          Holders of Series A and Series B are entitled to a cumulative 6% per annum dividend only in the event of a liquidation or winding up of the Company prior to the Automatic Conversion Date, for all dividends not declared and paid by the Company prior to that time. As of January 31, 1996, the cumulative dividends were $188,384 for Series A and $81,843 for Series B, none of which had been declared, accrued or paid.

     In June 1995, the Company entered into a Series B Preferred Stock Purchase Agreement for the sale of 1,608,568 shares of Series B Preferred Stock in exchange for an aggregate purchase price of $2,305,000. Issuance costs aggregating $79,187 have been netted against the proceeds received.

     In June 1995, the Company and the original purchaser of the Series A Preferred Stock (the "Purchaser") acknowledged a purchase price overpayment and agreed to a post-closing adjustment to the purchase price from the terms of the original stock purchase. The Company and the Purchaser agreed to reduce the original purchase price of the Series A by $200,000. In lieu of receiving cash, the Purchaser agreed to receive 268,097 shares of the Company's common stock. Accordingly, the Company recorded this transaction by reducing the cost basis of the Series A by the $200,000 and issuing the 268,097 shares of common stock to the Purchaser. Additionally, to address the dilution resulting from the issuance of shares to the Purchaser, the Company issued an additional 17,112 shares of common stock to a common stock shareholder.

     In June 1995, one executive officer was granted options to purchase 131,350 shares of the Company's common stock at $1.45 per share, the estimated fair value of the common stock on the grant date. The options become exercisable upon the occurrence of certain events, including an initial public offering and a change in control (as defined). If not exercisable earlier, the options become exercisable in June 2003, and expire 10 years from the date of grant.

                                DIEDRICH COFFEE

8.  INCOME TAXES

     The components of the provision for income taxes are as follows:

                                                     YEARS ENDED JANUARY 31,
                                                  -----------------------------
                                                  1994      1995         1996
                                                  -----------------------------
                Current:
                  Federal.......................  $ --     $67,456     $106,297
                  State.........................   800      25,222       31,132
                                                  ----     -------     --------
                                                   800      92,678      137,429
                                                  ----     -------     --------
                Deferred:
                  Federal.......................    --     (33,972)      (6,483)
                  State.........................    --      (6,002)      (1,735)
                                                  ----     -------     --------
                                                    --     (39,974)      (8,218)
                                                  ----     -------     --------
                                                  $800     $52,704     $129,211
                                                  ====     =======     ========

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of deferred tax assets and deferred tax liabilities are as follows:

                                                                     JANUARY 31,
                                                                 -------------------
                                                                  1995        1996
                                                                 -------     -------
          Deferred tax assets:
            Net operating loss carryforwards...................  $50,570     $44,091
            Accrued expenses...................................    9,082      14,079
                                                                 -------      ------
          Total deferred tax assets............................   59,652      58,170
                                                                 -------      ------
          Deferred tax liabilities:
            Depreciation and amortization......................  (10,915)     (9,978)
            Store pre-opening costs............................   (8,763)         --
                                                                 -------      ------
          Total deferred tax liabilities.......................  (19,678)     (9,978)
                                                                 -------      ------
          Net deferred tax assets..............................  $39,974     $48,192
                                                                 =======      ======

     A reconciliation of the statutory Federal income tax rate with the Company's effective income tax rate is as follows:

                                                              YEARS ENDED JANUARY 31,
                                                             -------------------------
                                                             1994      1995      1996
                                                             -----     -----     -----
          Federal statutory rate...........................  (34.0)%    34.0%     34.0%
          State income taxes, net of Federal benefit.......    0.9       5.1       6.1
          Net operating loss carryforward without (with)
            current benefit................................   34.0     (23.5)     (2.0)
          Other............................................     --      (1.6)      2.9
                                                             -----     -----     -----
                                                               0.9%     14.0%     41.0%
                                                             =====     =====     =====

     As of January 31, 1996, the Company had net operating loss (NOL) carryforwards of approximately $115,000 and $82,000 for Federal and state purposes, respectively. The Federal NOL is available to offset future taxable income through 2008, and the state NOL expires in 1998. The utilization of these NOL

                                DIEDRICH COFFEE
carryforwards could be limited due to restrictions imposed under Federal and state laws upon a change in ownership.

     Management has determined, based upon the Company's history of operating earnings and its expectations for the future, that operating income for the Company will more likely than not be sufficient to fully recognize these deferred tax assets.

9.  SUBSEQUENT EVENTS

  Acquisitions

     On February 23, 1996, the Company purchased substantially all of the assets of twelve coffeehouses previously owned by Brothers Gourmet Coffees, Inc. ("Brothers"). Under the terms of the Brothers purchase agreement, the acquisition of the twelve coffeehouses is contingent upon the successful assignment of the building leases to the Company. The cash consideration paid by the Company totaled $1,350,000 ($675,000 of which is to be held in escrow until all the related building leases have been assigned to the Company). Management of the Company anticipates that all leases will be assigned by October 1996. The Company has been operating the acquired coffeehouses since the acquisition dates.

     The following pro forma results of operations assume the acquisition of the Brothers coffeehouses occurred on February 1, 1995. The pro forma results have been prepared for comparative purposes only and do not purport to indicate the results of operations which would actually have occurred had the combinations been in effect during the year ended January 31, 1996, or which may occur in the future. The pro forma results are as follows:

                                                                          YEAR ENDED
                                                                       JANUARY 31, 1996
                                                                       ----------------
                                                                         (UNAUDITED)
          Net sales..................................................    $ 12,600,572
          Net loss...................................................    $   (395,886)
          Net loss per share.........................................    $       (.13)
          Shares used in per share calculation.......................       3,087,000

     The pro forma results of operations for the thirteen weeks ended May 1, 1996 did not differ materially from the historical results for such period and, accordingly, have not been presented.

     On February 15, 1996, the Company purchased substantially all of the assets of seven bakery-espresso cafes from an unrelated third party for cash consideration of $450,000. This acquisition was immaterial and, accordingly, pro forma results of operations have not been presented.

     These acquisitions will be accounted for using the purchase method of accounting, and accordingly the results of operations of the coffeehouses acquired will be included with those of the Company as of their respective acquisition date. The costs in excess of the net assets acquired will be amortized on a straight-line basis over 15 years, based on management's estimate of its economic life.

  Leases

     Subsequent to year end and through July 19, 1996, the Company entered into lease agreements for additional coffeehouse and warehouse locations in addition to the lease commitments included in Note 6. The locations, certain of which have not yet been constructed, generally require rental payments to begin upon occupancy. The new leases, including the lease obligations for the acquired coffeehouses and bakery-cafes discussed above, will require expected minimum rental payments aggregating approximately $7,556,000 over the life of the leases.

                                DIEDRICH COFFEE

  Debt

     On May 20, 1996, the Company entered into a revolving promissory note with a shareholder. The note provides for borrowings up to $2,000,000 with interest accruing at prime plus 3%. All unpaid principal and accrued interest is due and payable on September 30, 1996.

     On July 19, 1996, the Company entered into a bank revolving line of credit agreement which provides for borrowings up to $4,100,000 with interest payable monthly at the bank's reference rate plus .25% or, at the Company's option, certain other international interest rates established by the bank plus 2.25%. Borrowings are collateralized by substantially all of the Company's assets. Proceeds from the line of credit agreement were used to retire the Company's previous line of credit agreement and equipment loan (see Note 4). In the absence of an initial public offering, the line of credit is available through November 1, 1996, at which time all amounts are due and payable. The agreement also provides for certain unsecured borrowing arrangements subsequent to a successful initial public offering. The line of credit agreement has certain covenants and imposes certain restrictions on the Company, including the payment of dividends.

  Stockholders' Equity

     On July 16, 1996, the Company adopted the 1996 Stock Incentive Plan (the "Incentive Plan"), which authorized the granting of a variety of stock-based incentive awards, including incentive and nonstatutory stock options. A total of 475,000 shares have been reserved for issuance under the Incentive Plan. The Incentive Plan is administered by a committee of the Board of Directors, who determine the recipients and terms of the awards granted. Under the Incentive Plan, options to purchase common stock may be granted with an exercise price below market value of such stock on the grant date.

     On July 16, 1996, the Company adopted the 1996 Non-Employee Directors Stock Option Plan (the "Directors Plan"), which authorized the granting of non-qualified stock options to independent directors. A total of 125,000 shares have been reserved for issuance under the Directors Plan. Pursuant to the Directors Plan, each non-employee director receives certain automatic grants of options which generally vest over two years. All non-employee director options have a term of ten years and an exercise price equal to the fair market value of the Company's common stock on the date of grant.

  Initial Public Offering

     On July 8, 1996, the Company entered into a letter of intent to sell 2,200,000 shares (subject to an over-allotment option) of the Company's common stock in an initial public offering. Such offering is to consist of (a) 1,600,000 shares of common stock on behalf of the Company and (b) 600,000 shares of common stock on behalf of certain selling stockholders. Pursuant to this proposed public offering, the managing underwriter is entitled to receive warrants exercisable for 160,000 shares of the Company's common stock. The warrants are exercisable for a period of two years commencing one year after the effective date of the definitive prospectus and are exercisable at a price per share equal to 120% of the greater of the actual public offering price or $11.50.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Diedrich Coffee
Irvine, California

     We have audited the accompanying balance sheets of the Acquired Stores of Brothers Gourmet Coffees, Inc. as of December 30, 1994, December 29, 1995 and January 26, 1996, and the related statements of operations and store equity, and cash flows for the period from inception (June 1, 1994) to December 30, 1994, the year ended December 29, 1995 and the four weeks ended January 26, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Acquired Stores of Brothers Gourmet Coffees, Inc. at December 30 1994, December 29, 1995 and January 26, 1996, and the results of their operations and their cash flows for the period from inception (June 1, 1994) to December 30, 1994, the year ended December 29, 1995 and the four weeks ended January 26, 1996, in conformity with generally accepted accounting principles.

                                          BDO SEIDMAN, LLP

Costa Mesa, California
April 19, 1996

               ACQUIRED STORES OF BROTHERS GOURMET COFFEES, INC.

                                 BALANCE SHEETS

                                                       DECEMBER 30,     DECEMBER 29,     JANUARY 26,
                                                           1994             1995             1996
                                                       ------------     ------------     ------------
     ASSETS
Current Assets:
  Cash.............................................     $   23,274       $   40,426       $   50,663
  Accounts receivable..............................          3,453            1,326            1,621
  Inventories (Note 3).............................         76,703           68,112           72,234
                                                        ----------       ----------       ----------
          Total current assets.....................        103,430          109,864          124,518
Property and equipment, net (Note 4)...............      2,247,178        3,712,316        3,666,881
Other assets.......................................         28,801           27,218           16,479
                                                        ----------       ----------       ----------
                                                        $2,379,409       $3,849,398       $3,807,878
                                                        ==========       ==========       ==========
     LIABILITIES AND STORE EQUITY
Current Liabilities:
  Accrued compensation.............................     $   12,689       $   32,229       $   30,715
  Accrued expenses.................................          8,919           16,859            2,525
                                                        ----------       ----------       ----------
          Total current liabilities................         21,608           49,088           33,240
Deferred rent......................................         12,342           46,400           48,382
                                                        ----------       ----------       ----------
          Total liabilities........................         33,950           95,488           81,622
Commitments (Note 5)
Subsequent event (Note 6)
Store equity (Note 2)..............................      2,345,459        3,753,910        3,726,256
                                                        ----------       ----------       ----------
                                                        $2,379,409       $3,849,398       $3,807,878
                                                        ==========       ==========       ==========

                See accompanying notes to financial statements.

               ACQUIRED STORES OF BROTHERS GOURMET COFFEES, INC.

                   STATEMENTS OF OPERATIONS AND STORE EQUITY

                                                           INCEPTION                       FOUR WEEKS
                                                        (JUNE 1, 1994)     YEAR ENDED         ENDED
                                                        TO DECEMBER 30,   DECEMBER 29,     JANUARY 26,
                                                             1994             1995            1996
                                                        ---------------   ------------     -----------
Net sales.............................................    $   615,113      $2,356,397      $   179,243
Cost of sales and related occupancy costs.............        292,420       1,522,674          109,268
Store operating expenses..............................        266,834       1,165,727           80,378
Depreciation and amortization.........................         40,770         626,758           56,174
                                                           ----------      ----------       ----------
Store operating income (loss).........................         15,089        (958,762)         (66,577)
Corporate general and administrative expenses
  (Note 2)............................................        126,098         447,306           37,276
                                                           ----------      ----------       ----------
Net loss..............................................       (111,009)     (1,406,068)        (103,853)
Store equity, beginning of period.....................             --       2,345,459        3,753,910
Net change in parent company investment (Note 2)......      2,456,468       2,814,519           76,199
                                                           ----------      ----------       ----------
Store equity, end of period...........................    $ 2,345,459      $3,753,910      $ 3,726,256
                                                           ==========      ==========       ==========

                See accompanying notes to financial statements.

               ACQUIRED STORES OF BROTHERS GOURMET COFFEES, INC.

                            STATEMENTS OF CASH FLOWS

                                                         INCEPTION        YEAR ENDED      FOUR WEEKS
                                                      (JUNE 1, 1994)       DECEMBER          ENDED
                                                      TO DECEMBER 30,         29,         JANUARY 26,
                                                           1994              1995            1996
                                                      ---------------     -----------     -----------
Cash flows from operating activities:
  Net loss..........................................    $  (111,009)      $(1,406,068)     $ (103,853)
  Adjustments to reconcile net loss to cash used in
     operating activities:
     Depreciation and amortization..................         40,770           626,758          56,174
     Increase (decrease) from changes in:
       Accounts receivable..........................         (3,453)            2,127            (295)
       Inventories..................................        (76,703)            8,591          (4,122)
       Accrued compensation.........................         12,689            19,540          (1,514)
       Accrued expenses.............................          8,919             7,940         (14,334)
       Deferred rent................................         12,342            34,058           1,982
                                                          ---------       -----------        --------
Cash used in operating activities...................       (116,445)         (707,054)        (65,962)
                                                          ---------       -----------        --------
Cash flows from investing activities:
  Capital expenditures for property and equipment...     (2,278,266)       (1,970,512)             --
  Other assets......................................        (38,483)         (119,801)             --
                                                          ---------       -----------        --------
Cash used in investing activities...................     (2,316,749)       (2,090,313)             --
                                                          ---------       -----------        --------
Cash flows from financing activities:
  Increase in parent company investment.............      2,456,468         2,814,519          76,199
                                                          ---------       -----------        --------
Net increase in cash................................         23,274            17,152          10,237
Cash at beginning of period.........................             --            23,274          40,426
                                                          ---------       -----------        --------
Cash at end of period...............................    $    23,274       $    40,426      $   50,663
                                                          =========       ===========        ========

                See accompanying notes to financial statements.

               ACQUIRED STORES OF BROTHERS GOURMET COFFEES, INC.

                         NOTES TO FINANCIAL STATEMENTS
           DECEMBER 30, 1994, DECEMBER 29, 1995 AND JANUARY 26, 1996

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The accompanying financial statements include the accounts of twelve coffeehouses (collectively, the "Acquired Stores") owned by Brothers Gourmet Coffees, Inc. ("Brothers"). On February 23, 1996, the Acquired Stores were sold to Diedrich Coffee (see Note 6).

  Inventories

     Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value).

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over estimated useful lives of five to seven years. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the term of the related leases.

     Expenditures for major renewals and betterments that extend the useful life of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

  Store Pre-opening Costs

     Costs incurred prior to the opening of a coffeehouse location such as advertising, training expenses and salaries of newly hired employees are capitalized and amortized using the straight-line method over a one-year period commencing with the coffeehouse opening.

  Rent Expense

     Certain of the Company's lease agreements provide for scheduled rent increases during the lease terms or for rental payments commencing on a date other than the date of initial occupancy. Rent expense is recorded on a straight-line basis over the respective terms of the leases.

  Income Taxes

     The results of operations of the Acquired Stores for the period from inception (June 1, 1994) to December 30, 1994, the year ended December 29, 1995 and the four weeks ended January 26, 1996 are included in the consolidated tax return of Brothers. As the Acquired Stores operated at a loss for the periods presented, no allocation of corporate income taxes or income tax benefit has been provided.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  RELATED PARTY TRANSACTIONS

     The operations of the Acquired Stores through the date of the sale (see
Note 6), were controlled by Brothers. In that regard, cash deposited to the Acquired Stores operating accounts was transferred to Brothers which used the funds to pay operating expenses, along with the funds from the other Brothers non-acquired operating entities, on a company-wide basis. Brothers also paid for the build-out of the Acquired Stores as well as operating equipment.

               ACQUIRED STORES OF BROTHERS GOURMET COFFEES, INC.

     The net effect of the above noted intra-company transactions has been included as a component of net store equity in the accompanying balance sheets.

     In addition to the normal operating expenses, the Acquired Stores were allocated corporate overhead and general and administrative expenses from Brothers which allocations aggregated $126,098 for the period from inception (June 1, 1994) to December 30, 1994, $447,306 for the year ended December 29, 1995 and $37,276 for the four weeks ended January 26, 1996.

3.  INVENTORIES

     Inventories consist of the following:

                                                    DECEMBER 30,     DECEMBER 29,     JANUARY 26,
                                                        1994             1995             1996
                                                    ------------     ------------     ------------
    Roasted coffee................................   $   17,948       $   15,540       $   17,288
    Food, beverage and supplies...................       58,755           52,572           54,946
                                                     ----------       ----------       ----------
                                                     $   76,703       $   68,112       $   72,234
                                                     ==========       ==========       ==========

4.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                    DECEMBER 30,     DECEMBER 29,     JANUARY 26,
                                                        1994             1995             1996
                                                    ------------     ------------     ------------
    Leasehold improvements........................   $1,757,832       $3,463,137       $3,463,137
    Furniture, fixtures and equipment.............      520,434          785,641          785,641
                                                     ----------       ----------       ----------
                                                      2,278,266        4,248,778        4,248,778
    Accumulated depreciation and amortization.....      (31,088)        (536,462)        (581,897)
                                                     ----------       ----------       ----------
                                                     $2,247,178       $3,712,316       $3,666,881
                                                     ==========       ==========       ==========

5.  OPERATING LEASES

     Brothers leases the coffeehouse locations in Colorado and Texas pursuant to operating lease agreements. Future minimum lease payments under non-cancelable operating leases for the Acquired Stores as of January 26, 1996 are as follows:

                           YEAR ENDING DECEMBER 29,
                -----------------------------------------------
                1996 (eleven months)...........................    $  287,000
                1997...........................................       333,000
                1998...........................................       349,000
                1999...........................................       348,000
                2000...........................................       214,000
                Thereafter.....................................       354,000
                                                                   ----------
                                                                   $1,885,000
                                                                   ==========

     Rent expense under operating leases was approximately $91,000 for the period from inception (June 1, 1994) to December 30, 1994, $479,000 for the year ended December 29, 1995 and $34,000 for the four weeks ended January 26, 1996.

6.  SUBSEQUENT EVENT

     On February 23, 1996, substantially all of the assets of the Acquired Stores were sold to Diedrich Coffee for $1,350,000, of which $675,000 is to be held in escrow until all the related building leases have been assigned to Diedrich Coffee.

                                DIEDRICH COFFEE

                    PRO FORMA CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     On February 23, 1996, the Company acquired certain assets from Brothers Gourmet Coffees, Inc. ("Brothers"), which assets included property and equipment for twelve coffeehouse stores (the "Acquired Stores"), and assumed certain lease obligations for a purchase price of $1,350,000. Fifty percent of the purchase price was payable upon the closing and the remaining portion is held in escrow and is payable upon satisfaction of certain conditions, including the assignment of property leases.

     The acquisition will be accounted for using the purchase method of accounting, with the assets acquired and liabilities assumed recorded at fair values. The results of operations of the Acquired Stores will be included with those of the Company as of the acquisition date.

     The accompanying pro forma condensed financial statements illustrate the effect of the acquisition on the Company's financial position and results of operations. The pro forma condensed balance sheet as of January 31, 1996 is based on the historical balance sheet of the Company as of that date and the historical balance sheet of the Acquired Stores as of December 29, 1995 and assumes the acquisition took place on January 31, 1996. The pro forma condensed statement of operations for the year ended January 31, 1996 is based on the historical statement of operations of the Company for that period and the historical statement of operations of the Acquired Stores for the year ended December 29, 1995. The pro forma condensed statement of operations assumes the acquisition took place on February 1, 1995.

     The pro forma condensed statement of operations for the thirteen weeks ended May 1, 1996 did not differ materially from the historical results of operations for such period and, accordingly, has not been presented.

     The pro forma condensed financial statements are not intended to be indicative of the financial position or results of operations which actually would have been realized had the acquisition occurred at the times assumed, nor of the future results of operations of the combined entities. The accompanying pro forma condensed financial statements should be read in conjunction with the historical financial statements and notes of the Company and the Acquired Stores.

                                DIEDRICH COFFEE

                       PRO FORMA CONDENSED BALANCE SHEET
                                JANUARY 31, 1996
                                  (UNAUDITED)

                                         DIEDRICH      ACQUIRED STORES
                                          COFFEE         OF BROTHERS       ADJUSTMENTS       PRO FORMA
                                        ----------     ---------------     -----------       ----------
ASSETS
Current Assets:
  Cash................................  $   94,659       $    40,426           (40,426)(1)   $   94,659
  Accounts receivable.................     134,573             1,326            (1,326)(1)      134,573
  Inventories.........................     645,493            68,112           (68,112)(1)      645,493
  Prepaid expenses and other current
     assets...........................     133,336                --                            133,336
                                        ----------        ----------                         ----------
          Total current assets........   1,008,061           109,864                          1,008,061
Property and equipment, net...........   4,100,898         3,712,316        (2,887,316)(1)    4,925,898
Cost in excess of net assets
  acquired............................          --                --           548,000(1)       548,000
Other assets..........................     206,713            27,218           (27,218)(1)      216,713
                                                                                10,000(1)
                                        ----------        ----------                         ----------
                                        $5,315,672       $ 3,849,398                         $6,698,672
                                        ==========        ==========                         ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current portion of long-term debt...  $  117,538       $        --                         $  117,538
  Notes payable.......................      39,398                --           675,000(1)       714,398
  Obligation to seller for
     acquisition......................          --                --           675,000(1)       675,000
  Accounts payable....................     635,428                --                            635,428
  Accrued compensation................     184,891            32,229           (32,229)(1)      184,891
  Accrued expenses....................      83,472            16,859           (16,859)(1)      116,472
                                                                                33,000(1)
                                        ----------        ----------                         ----------
          Total current liabilities...   1,060,727            49,088                          2,443,727
Long-term debt, less current
  portion.............................     829,320                --                            829,320
Deferred rent.........................     121,144            46,400           (46,400)(1)      121,144
                                        ----------        ----------                         ----------
          Total liabilities...........   2,011,191            95,488                          3,394,191
Stockholders' equity..................   3,304,481         3,753,910        (3,753,910)(1)    3,304,481
                                        ----------        ----------                         ----------
                                        $5,315,672       $ 3,849,398                         $6,698,672
                                        ==========        ==========                         ==========

      See accompanying notes to pro forma condensed financial statements.

                                DIEDRICH COFFEE

                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED JANUARY 31, 1996
                                  (UNAUDITED)

                                       DIEDRICH       ACQUIRED STORES
                                        COFFEE          OF BROTHERS       ADJUSTMENTS        PRO FORMA
                                      -----------     ---------------     -----------       -----------
Net sales...........................  $10,244,175       $ 2,356,397                         $12,600,572
Cost of sales and related occupancy
  costs.............................    4,409,485         1,522,674                           5,932,159
Store operating expenses............    3,520,140         1,165,727                           4,685,867
Other operating expenses............      276,788                --                             276,788
Depreciation and amortization.......      353,840           626,758         (482,658)(2)        497,940
General and administrative
  expenses(5).......................    1,334,694           447,306                           1,782,000
                                      -----------       -----------                         -----------
Operating income (loss).............      349,228        (1,406,068)                           (574,182)
Interest expense....................      (50,187)               --          (62,438)(3)       (112,625)
Interest and other income...........       15,814                --                              15,814
                                      -----------       -----------                         -----------
Income (loss) before income taxes...      314,855        (1,406,068)                           (670,993)
Provision (benefit) for income
  taxes.............................      129,211                --         (404,318)(4)       (275,107)
                                      -----------       -----------                         -----------
Net income (loss)...................  $   185,644       $(1,406,068)                        $  (395,886)
                                      ===========       ===========                         ===========
Pro forma information:
          Net income (loss) per
            share...................  $       .06                                           $      (.13)
                                      ===========                                           ===========
          Shares used in per share
            calculation.............    3,153,000                                             3,087,000
                                      ===========                                           ===========

      See accompanying notes to pro forma condensed financial statements.

                                DIEDRICH COFFEE

               NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. Pro forma adjustments to record the purchase of the Acquired Stores:
   Components of purchase price:
     Cash from borrowings under the Company's credit facility....................  $  675,000
     Obligation to seller upon satisfaction of certain conditions................     675,000
                                                                                   ----------
           Total purchase price..................................................   1,350,000
   Allocation of purchase price:
     Equity of the Acquired Stores...............................................  (3,753,910)
     Elimination of assets and liabilities not acquired or assumed as part of the acquisition:
        Cash.....................................................................      40,426
        Accounts receivable......................................................       1,326
        Inventories..............................................................      68,112
        Accrued compensation.....................................................     (32,229)
        Accrued expenses.........................................................     (16,859)
        Deferred rent............................................................     (46,400)
     Write-down of property and equipment to fair value..........................   2,887,316
     Write-off of capitalized pre-opening costs..................................      27,218
     Accrual for store to be closed..............................................      33,000
     Covenant not to compete.....................................................     (10,000)
                                                                                   ----------
   Cost in excess of net assets acquired.........................................  $  548,000
                                                                                    =========
2. Pro forma adjustment to adjust depreciation and amortization:
   Elimination of depreciation and amortization expense on assets of the Acquired
     Stores......................................................................  $ (626,758)
   Depreciation and amortization on new cost basis of property and equipment of
     the Acquired Stores.........................................................     107,600
   Amortization of cost in excess of net assets acquired over 15 years...........      36,500
                                                                                   ----------
                                                                                   $ (482,658)
                                                                                    =========
3. Pro forma adjustment for additional interest expense resulting from borrowings under the
   Company's credit facility used to purchase the Acquired Stores.
4. Pro forma adjustment to adjust tax expense to reflect the income tax effects of the pro forma loss before income taxes, at the Company's effective tax rate.
5. The pro forma general and administrative expenses include a proportional allocation to the
   12 Brothers Stores of the corporate and administrative salaries and related employee benefit costs, and other corporate overhead expenses, which were allocated to all stores operated by Brothers Gourmet Coffees, Inc. Although no adjustment has been made, the
   Company believes that a substantial portion of such allocated expenses are redundant as a result of its overhead infrastructure and, accordingly, does not believe the pro forma general and administrative expenses are indicative of the actual general and administrative expenses that would have been incurred had the Company owned and operated the Brothers Stores for the year ended January 31, 1996.

[Photo of four packages of the Company's coffee, three Company beverage products and roasted coffee beans.]

- ------------------------------------------------------
- ------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SHARES OF COMMON STOCK IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS.
                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    8
Use of Proceeds.......................   13
Dividend Policy.......................   13
Capitalization........................   14
Dilution..............................   15
Selected Financial Data...............   16
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   18
Business..............................   27
Management............................   39
Certain Transactions..................   45
Principal and Selling Stockholders....   47
Description of Capital Stock..........   48
Shares Eligible for Future Sale.......   49
Underwriting..........................   51
Legal Matters.........................   53
Experts...............................   53
Additional Information................   53
Index to Financial Statements.........  F-1


                            ------------------------

  UNTIL             , 1996 (25 DAYS AFTER THE DATE
OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------

                                2,200,000 SHARES

                                       LOGO

                             DIEDRICH COFFEE, INC.

                            ------------------------

                                  COMMON STOCK
                              --------------------

                                   PROSPECTUS
                              --------------------
                             THE BOSTON GROUP, L.P.
                                           , 1996
- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimated except the registration fee of the Securities and Exchange Commission and the filing fee for the National Association of Securities Dealers, Inc. The Selling Stockholders will not be required to pay any portion of such expenses or costs.

                                                                            AMOUNT TO BE
                                    ITEM                                   PAID BY COMPANY
     ------------------------------------------------------------------    ---------------
     Securities and Exchange Commission registration fee...............      $ 10,032.76
     National Association of Securities Dealers, Inc. filing fee.......         3,410.00
     Nasdaq National Market listing fee................................        30,979.13
     Blue Sky fees and expenses........................................         7,500.00
     Accounting fees and expenses......................................          *
     Legal fees and expenses...........................................          *
     Transfer Agent and registrar fees.................................          *
     Printing and engraving expenses...................................          *
     Officers and directors insurance..................................          *
     Representative's nonaccountable expense allowance.................          *
     Miscellaneous.....................................................          *
                                                                              ----------
               Total...................................................      $   *
                                                                              ==========

- ---------------

* To be provided by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As of the consummation of this Offering, Diedrich Coffee, Inc. (the "Company") shall be a Delaware corporation. Article VII of the Company's Bylaws provides that the Company may indemnify its officers and directors to the full extent permitted by law. Section 145 of the General Corporation Law of the State of Delaware (the "GCL") provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

     Subsection (a) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no cause to believe his or her conduct was unlawful.

     Subsection (b) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 of the GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for in Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     Article VII of the Company's Certificate of Incorporation currently provides that each Director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Directors' duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the GCL, or (iv) for any transaction from which the Director derived an improper benefit.

     Reference is made to the Form of Underwriting Agreement (which will be filed as Exhibit 1.1 to this Registration Statement) which provides for indemnification by the Underwriters under certain circumstances of the directors and officers of the Company signing the Registration Statement and certain controlling persons of the Company against certain liabilities, including those arising under the Securities Act.

     The Company intends to carry directors' and officers' liability insurance covering its directors and officers.

     Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     On December 11, 1992, the Company issued 1,000,000 shares of Series A Preferred Stock to D.C.H., L.P. for an aggregate consideration of $1 million. With respect to the issuance of these securities, the Company relied upon the provisions of Section 4(2) of the Securities Act, in that such transaction did not involve a public offering and was thereby exempt from registration under the Securities Act. The purchaser was an accredited investor (as defined under Regulation D of the Securities Act). The securities were not offered or sold by means of a general solicitation and the purchaser represented that it was not acquiring the securities with a view toward distribution thereof. The securities were issued with an investment legend thereon. Prior to the consummation of the Offering, the shares of Series A Preferred Stock shall be converted into an equivalent number of shares of the Company's Common Stock.

     On June 13, 1995, an aggregate of 229,787 shares of Common Stock owned by an employee of the Company were redeemed by the Company. These shares were valued at $305,000 on the date of redemption.

     On June 29, 1995, the Company issued a total of 1,608,568 shares of Series B Preferred Stock to Redwood Enterprises VII, L.P. and Diedrich Partners I, L.P. for an aggregate consideration of $2,305,000. With respect to the issuance of these securities, the Company relied upon the provisions of Rule 505 of Regulation D promulgated under the Securities Act, in that such transaction did not involve a public offering and was thereby exempt from registration under the Securities Act. The purchasers were accredited investor (as defined under Regulation D of the Securities Act). The securities were not offered or sold by means of a general solicitation and the purchasers represented that they were not acquiring the securities with a view toward distribution thereof. The securities were offered and sold in compliance with all of the provisions of Rule 505, and the shares were issued with an investment legend thereon. Prior to the consummation of the Offering, the shares of Series B Preferred Stock shall be converted into an equivalent number of shares of the Company's Common Stock.

     On June 29, 1995, the Company issued 268,097 shares of Common Stock to D.C.H., L.P. for an aggregate consideration of $200,000 that was owed to D.C.H., L.P. by the Company. With respect to the issuance of these securities, the Company relied upon the provisions of Rule 505 of Regulation D promulgated under the Securities Act, in that such transaction did not involve a public offering and was thereby exempt from registration under the Securities Act. The purchaser was an accredited investor (as defined under Regulation D of the Securities
Act). The securities were not offered or sold by means of a general solicitation and the purchaser represented that it was not acquiring the securities with a view toward distribution thereof. The securities were offered and sold in compliance with all of the provisions of Rule 505, and the shares were issued with an investment legend thereon.

     On June 29, 1995, the Company issued 17,112 shares of Common Stock to the Company's Chief Executive Officer to address the dilution resulting from the issuance of shares described in the preceding paragraph. With respect to the issuance of these securities, the Company relied upon the provisions of Rule 505 of Regulation D promulgated under the Securities Act, in that such transaction did not involve a public offering and was thereby exempt from registration under the Securities Act. As the Chief Executive Officer, the purchaser was familiar with the business and financial affairs of the Company. The securities were not offered or sold by means of a general solicitation and the purchaser represented that it was not acquiring the securities with a view toward distribution thereof. The securities were offered and sold in compliance with all of the provisions of Rule 505, and the shares were issued with an investment legend thereon.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS.

     Set forth below is a list of the exhibits included as part of this Registration Statement:


  EXHIBIT
  NUMBER                                       DESCRIPTION
  ------    ----------------------------------------------------------------------------------
    1.1     Form of Underwriting Agreement*
    2.1     Form of Agreement and Plan of Merger (4)
    3.1     Certificate of Incorporation of the Company (4)
    3.2     Bylaws of the Company (4)
    4.1     Purchase Agreement for Series A Preferred Stock dated as of December 11, 1992 by and among Diedrich Coffee, Martin R. Diedrich, Donald M. Holly, SNV Enterprises
            and D.C.H., L.P.(3)
    4.2     Series B Preferred Stock Purchase Agreement dated as of June 29, 1995 by and among
            Diedrich Coffee, Martin R. Diedrich, Steven A. Lupinacci, Redwood Enterprises VII,
            L.P. and Diedrich Partners I, L.P.(3)
    4.3     Representative's Warrant Agreement*
    4.4     Specimen Stock Certificate*
    4.5     Form of Conversion Agreement in connection with the conversion of Series A and
            Series B Preferred Stock into Common Stock (4)
    5.1     Opinion of Gibson, Dunn & Crutcher LLP*
   10.1     Martin R. Diedrich Employment Agreement, dated June 29, 1995 (1)
   10.2     Steven A. Lupinacci Employment Agreement, dated June 29, 1995(4)
   10.3     Stock Option Plan and Agreement of Steven A. Lupinacci, dated June 29, 1995(3)


   10.4     Form of Indemnification Agreement (1)
   10.5     Diedrich Coffee 1996 Stock Incentive Plan (1)
   10.6     Diedrich Coffee 1996 Non-Employee Directors Stock Option Plan(3)
   10.7     Business Loan Agreement dated as of July 19, 1996 by and between Bank of America
            National Trust and Savings Association and Diedrich Coffee(3)

  EXHIBIT
  NUMBER                                       DESCRIPTION
  ------    ----------------------------------------------------------------------------------
   10.8     Revolving Promissory Note dated May 20, 1996 by Diedrich Coffee in favor of
            Redwood Enterprises VII, L.P. (1)
   10.9     Agreement of Sale by and among Diedrich Coffee (as purchaser) and Brothers Coffee
            Bars, Inc. and Brothers Gourmet Coffees, Inc. (as sellers) dated as of February
            23, 1996(3)
   10.10    Kerry W. Coin Employment Agreement*
   23.1     Consent of BDO Seidman, LLP re: Diedrich Coffee
   23.2     Consent of BDO Seidman, LLP re: Acquired Stores of Brothers Gourmet Coffees, Inc.
   23.3     Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)*
   24.1     Powers of Attorney (2)
   27.1     Financial Data Schedule (4)
   99.1     Consent of Peter Churm(3)
   99.2     Consent of Lawrence Goelman(3)


- ---------------
 *  To be filed by amendment.

(1) Previously filed with this Registration Statement on July 23, 1996.

(2) Previously filed with Amendment No. 1 to this Registration Statement on July 24, 1996.

(3) Previously filed with Amendment No. 2 to this Registration Statement on August 12, 1996.


(4) Previously filed with Amendment No. 3 to this Registration Statement on August 28, 1996.


     (b) FINANCIAL STATEMENT SCHEDULE

     All schedules are omitted because they are not applicable or the required information is shown in the financial statements of the Registrant or notes thereto.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on September 4, 1996.


                                          DIEDRICH COFFEE, INC.

                                          By: /s/  STEVEN A. LUPINACCI

                                            ------------------------------------
                                            Steven A. Lupinacci
                                            Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



               NAME                                  TITLE                         DATE
- -----------------------------------  -------------------------------------  -------------------
                 *                   Chairman of the Board, Secretary and     September 4, 1996
- -----------------------------------  Director of Coffee
        Martin R. Diedrich
     /s/  STEVEN A. LUPINACCI        President, Chief Executive Officer,      September 4, 1996
- -----------------------------------  Chief Financial Officer and Director
        Steven A. Lupinacci          (Principal Executive Officer and
                                     Principal Financial Officer)
                 *                   Controller (Principal Accounting         September 4, 1996
- -----------------------------------  Officer)
           Edwin P. Ott
                 *                   Director                                 September 4, 1996
- -----------------------------------
         Paul C. Heeschen
   *By: /s/  STEVEN A. LUPINACCI
- -----------------------------------
        Steven A. Lupinacci
         Attorney-in-Fact

                                 EXHIBIT INDEX


                                                                                   SEQUENTIALLY
  EXHIBIT                                                                            NUMBERED
    NO.                                   DESCRIPTION                                  PAGES
- ------------  -------------------------------------------------------------------- -------------
       1.1    Form of Underwriting Agreement*
       2.1    Form of Agreement and Plan of Merger(4)
       3.1    Certificate of Incorporation of the Company(4)
       3.2    Bylaws of the Company(4)
       4.1    Purchase Agreement for Series A Preferred Stock dated as of December
              11, 1992 by and among Diedrich Coffee, Martin R. Diedrich, Donald M.
              Holly, SNV Enterprises and D.C.H., L.P.(3)
       4.2    Series B Preferred Stock Purchase Agreement dated as of June 29,
              1995 by and among Diedrich Coffee, Martin R. Diedrich, Steven A.
              Lupinacci, Redwood Enterprises VII, L.P. and Diedrich Partners I,
              L.P.(3)
       4.3    Representative's Warrant Agreement*
       4.4    Specimen Stock Certificate*
       4.5    Form of Conversion Agreement in connection with the conversion of
              Series A and Series B Preferred Stock into Common Stock(4)
       5.1    Opinion of Gibson, Dunn & Crutcher LLP*
      10.1    Martin R. Diedrich Employment Agreement, dated June 29, 1995 (1)
      10.2    Steven A. Lupinacci Employment Agreement, dated June 29, 1995(4)
      10.3    Stock Option Plan and Agreement of Steven A. Lupinacci, dated June
              29, 1995(3)
      10.4    Form of Indemnification Agreement (1)
      10.5    Diedrich Coffee 1996 Stock Incentive Plan (1)
      10.6    Diedrich Coffee 1996 Non-Employee Directors Stock Option Plan(3)
      10.7    Business Loan Agreement dated as of July 19, 1996 by and between
              Bank of America National Trust and Savings Association and Diedrich
              Coffee(3)
      10.8    Revolving Promissory Note dated May 20, 1996 by Diedrich Coffee in favor of Redwood Enterprises VII, L.P. (1)
      10.9    Agreement of Sale by and among Diedrich Coffee (as purchaser) and
              Brothers Coffee Bars, Inc. and Brothers Gourmet Coffees, Inc. (as
              sellers) dated as of February 23, 1996(3)
      10.10   Kerry W. Coin Employment Agreement*
      23.1    Consent of BDO Seidman, LLP re: Diedrich Coffee
      23.2    Consent of BDO Seidman, LLP re: Acquired Stores of Brothers Gourmet
              Coffees, Inc.
      23.3    Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)*
      24.1    Powers of Attorney (2)
      27.1    Financial Data Schedule(4)
      99.1    Consent of Peter Churm(3)
      99.2    Consent of Lawrence Goelman(3)


- ---------------
 *  To be filed by amendment.

(1) Previously filed with this Registration Statement on July 23, 1996.

(2) Previously filed with Amendment No. 1 to this Registration Statement on July 24, 1996.

(3) Previously filed with Amendment No. 2 to this Registration Statement on August 12, 1996.


(4) Previously filed with Amendment No. 3 to this Registration Statement on August 28, 1996.